UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Ameren Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

AND PROXY STATEMENT OF AMEREN CORPORATION

Time and Date:	9:00 A.M.
Thursday
April 21, 2011

Place:	Powell Symphony Hall
718 North Grand Boulevard
St. Louis, Missouri
(Free parking will be available)

IMPORTANT

If you plan to attend the annual meeting of shareholders, please advise the Company in your proxy vote (by telephone or the Internet or by checking the appropriate box on the proxy card) and bring the Admission Ticket on the reverse side of your proxy instruction card. Persons without tickets will be admitted to the meeting upon verification of their shareholdings in the Company. If your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on February 28, 2011, the record date for voting. Please note that cameras and other recording devices will not be allowed in the meeting.

Important Notice Relating to the Voting of Your Shares: Under New York Stock Exchange rules, brokers are not permitted to exercise discretionary voting authority with respect to shares for which voting instructions have not been received, as such voting authority pertains to the election of directors (whether contested or uncontested) and to matters relating to executive compensation. Your vote is important, regardless of the number of shares you own. We urge you to please vote by proxy (via telephone or the Internet or the enclosed proxy card) as soon as possible even if you own only a few shares. This will help ensure the presence of a quorum at the meeting. Promptly voting by proxy will also help save the Company the expenses of additional solicitations. If you attend the meeting and want to change your proxy vote, you can do so by voting in person at the meeting.

AMEREN CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of

AMEREN CORPORATION

We will hold the Annual Meeting of Shareholders of Ameren Corporation at Powell Symphony Hall, 718 North Grand Boulevard, St. Louis, Missouri, on Thursday, April 21, 2011, at 9:00 A.M., for the purposes of

(1)    electing 10 directors of the Company for terms ending at the annual meeting of shareholders to be held in 2012;

(2)    amending the Company’s Restated Articles of Incorporation to limit the liability of directors;

(3)    re-approving the material terms of performance goals under the Company’s 2006 Omnibus Incentive Compensation Plan;

(4)    providing an advisory vote to approve the compensation of our executives disclosed in the attached proxy statement;

(5)    providing an advisory vote to determine the frequency of an executive compensation shareholder advisory vote;

(6)    ratifying the appointment of independent registered public accounting firm for the fiscal year ending December 31, 2011;

(7)    considering a shareholder proposal relating to report on coal combustion waste, if presented at the meeting; and

(8)    acting on other proper business presented to the meeting.

The Board of Directors of the Company presently knows of no other business to come before the meeting.

If you owned shares of the Company’s Common Stock at the close of business on February 28, 2011, you are entitled to vote at the meeting and at any adjournment thereof. All shareholders are requested to be present at the meeting in person or by proxy so that a quorum may be assured.

You may vote via telephone or the Internet or, if you prefer, you may sign and return the enclosed proxy card in the enclosed envelope. Your prompt vote by proxy will reduce expenses. Instructions for voting by telephone or the Internet are included with this mailing. If you attend the meeting, you may revoke your proxy by voting in person.

By order of the Board of Directors.

Secretary

St. Louis, Missouri

March 9, 2011

i

Policy Regarding Nominations of Directors	Appendix A

ii

PROXY STATEMENT OF AMEREN CORPORATION

(First sent or given to shareholders on or about March 9, 2011)

Principal Executive Offices:

One Ameren Plaza

1901 Chouteau Avenue

St. Louis, MO 63103

FORWARD-LOOKING INFORMATION

Statements in this proxy statement not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. These statements are intended to constitute “forward-looking” statements in connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Ameren Corporation (the “Company,” “Ameren,” “we,” “us” and “our”) is providing this cautionary statement to disclose that there are important factors that could cause actual results to differ materially from those anticipated. Reference is made to our Annual Report on Form 10-K for the year ended December 31, 2010 (the “2010 Form 10-K”) filed with the Securities and Exchange Commission (the “SEC”) for a list of such factors.

INFORMATION ABOUT THE ANNUAL SHAREHOLDERS MEETING

This solicitation of proxies is made by our Board of Directors (the “Board of Directors” or the “Board”) for the Annual Meeting of Shareholders of the Company to be held on Thursday, April 21, 2011 (the “Annual Meeting”), and at any adjournment thereof. Our Annual Meeting will be held at Powell Symphony Hall, 718 North Grand Boulevard, St. Louis, Missouri, at 9:00 A.M. Central Time.

We are a holding company and our principal direct and indirect subsidiaries include Union Electric Company, doing business as Ameren Missouri (“Ameren Missouri”); Ameren Illinois Company, doing business as Ameren Illinois (formed on October 1, 2010 as part of a corporate reorganization, whereby Central Illinois Light Company, doing business as AmerenCILCO (“CILCO”), and Illinois Power Company, doing business as AmerenIP (“IP”), merged with and into Central Illinois Public Service Company, doing business as AmerenCIPS (“CIPS”), with CIPS as the surviving entity and upon consummation of that merger, CIPS changed its name to Ameren Illinois Company) (“Ameren Illinois”); Ameren Services Company (“Ameren Services”) and Ameren Energy Generating Company (“AEG”).

VOTING

WHO CAN VOTE

The accompanying proxy card represents all shares registered in the name(s) shown thereon, including shares in our dividend reinvestment and stock purchase plan (“DRPlus Plan”), the 401(k) savings plan of Ameren, the Ameren Corporation Long-Term Incentive

Plan of 1998 (“Long-Term Incentive Plan of 1998”) and the Ameren Corporation 2006 Omnibus Incentive Compensation Plan (“2006 Omnibus Incentive Compensation Plan”).

Only shareholders of record of our common stock, $0.01 par value (“Common Stock”) at the close of business on the record date, February 28, 2011, are entitled to vote at the Annual Meeting. In order to conduct the Annual Meeting, holders of more than one-half of the outstanding shares entitled to vote must be present in person or represented by proxy so that there is a quorum. A quorum consists of a majority of the outstanding shares entitled to vote, present or represented by proxy. The voting securities of the Company on February 28, 2011, consisted of 240,652,788 shares of Common Stock. Each share of Common Stock is entitled to one vote. It is important that you vote promptly so that your shares are counted toward the quorum.

In determining whether a quorum is present at the Annual Meeting, shares represented by a proxy which directs that the shares abstain from voting or that a vote be withheld on a matter and broker non-votes, shall be deemed to be represented at the meeting for quorum purposes. A “broker non-vote” occurs when shares are represented by a proxy, returned by a broker, bank or other fiduciary holding shares as the record holder in nominee or “street” name for a beneficial owner, which gives voting instructions as to at least one of the matters to be voted on but indicates that the record holder does not have the authority to vote or give voting instructions by proxy on a particular matter, such as a non-discretionary matter for which voting instructions have not been given to the record holder by the beneficial owner. Shares as to which voting instructions are given as to at least one of the matters to be voted on shall also be deemed to be so represented. If the proxy states how shares will be voted in the absence of instructions by the shareholder, such shares shall be deemed to be represented at the meeting.

The New York Stock Exchange (“NYSE”) permits brokers to vote their customers’ shares on routine matters when the brokers have not received voting instructions from their customers. The ratification of the appointment of independent registered public accountants is an example of a routine matter on which brokers may vote in this way. Brokers may not vote their customers’ shares on non-routine matters such as shareholder proposals unless they have received voting instructions from their customers. Under revised NYSE rules, brokers are not permitted to exercise discretionary voting authority with respect to shares for which voting instructions have not been received, as such voting authority pertains to the election of directors (whether contested or uncontested) and to matters relating to executive compensation. As a result of the NYSE rules, as revised, brokers may not vote their customers’ shares in the following matters to be considered at the Annual Meeting: Item (1): Election of Directors; Item (3): Re-Approval of the Material Terms of the Performance Goals under the Company’s 2006 Omnibus Incentive Compensation Plan; Item (4): Advisory Approval of Executive Compensation; Item (5): Advisory Approval on Frequency of Executive Compensation Shareholder Advisory Vote; and Item (7): Shareholder Proposal Relating to Report on Coal Combustion Waste.

Except as discussed in the following paragraph, in all matters, including the election of directors, every decision of a majority of the shares entitled to vote on the subject matter and represented in person or by proxy at the meeting at which a quorum is present shall be valid as an act of the shareholders. In tabulating the number of votes on such matters (i) shares represented by a proxy which directs that the shares abstain from voting or that a vote be withheld on a matter shall be deemed to be represented at the meeting as to such matter, (ii) broker non-votes shall not be deemed to be represented at the meeting for the purpose of the vote on such matter or matters, (iii) except as provided in (iv) below, shares represented by a proxy as to which voting instructions are not given as to one or more matters to be voted on shall not be deemed to be represented at the meeting for the purpose of the vote as to such matter or matters, and (iv) a proxy which states how shares will be voted in the absence of instructions by the shareholder as to any matter shall be deemed to give voting instructions as to such matter. Shareholder votes are certified by independent inspectors of election.

With respect to Item (2): Amendment to Restated Articles of Incorporation Regarding Liability of Directors, the affirmative vote of a majority of the outstanding shares entitled to vote on the proposal shall be valid as an act of the shareholders. In addition, while the Board of Directors intends to carefully consider the shareholder votes resulting from the proposals under Item (4): Advisory Approval of Executive Compensation and Item (5): Advisory Approval on Frequency of Executive Compensation Shareholder Advisory Vote, the final votes of shareholders will not be binding on the Company, but will be advisory in nature.

The Board of Directors has adopted a confidential voting policy for proxies. This policy does not prohibit disclosure where it is required by applicable law.

HOW YOU CAN VOTE

By Proxy.  Before the Annual Meeting, you can give a proxy to vote your shares of the Company’s Common Stock in one of the following ways:

-    by calling the toll-free telephone number;

-    by using the Internet (http://www.proxyvote.com); or

-    by completing and signing the enclosed proxy card and mailing it in time to be received before the Annual Meeting.

The telephone and Internet voting procedures are designed to confirm your identity and to allow you to give your voting instructions. If you wish to vote by telephone or the Internet, please follow the instructions on your proxy card. Additional instructions will be provided on the telephone message and website. Please have your proxy card at hand when voting. If you vote by telephone or Internet, DO NOT mail a proxy card. The telephone and Internet voting facilities will close at 11:59 P.M. Eastern time on April 19, 2011.

If you mail us your properly completed and signed proxy card, or vote by telephone or the Internet, your shares of our Common Stock will be voted according to the choices that you specify. If you sign and mail your proxy card without marking any choices, your proxy will be voted as recommended by the Board — FOR the Board’s nominees for director Item (1), FOR the amendment to the Company’s Restated Articles of Incorporation Item (2), FOR the re-approval of the material terms of performance goals under the Company’s 2006 Omnibus Incentive Compensation Plan Item (3), FOR the advisory approval of the compensation of our executives disclosed in this proxy statement Item (4), FOR the advisory approval of an executive compensation shareholder advisory vote every year Item (5), FOR the ratification of the appointment of the independent registered public accounting firm Item (6), AGAINST the shareholder proposal Item (7), and in the discretion of the named proxies upon such other matters as may properly come before the meeting.

If you hold any shares in the 401(k) savings plan of Ameren, your completed proxy card or telephone or Internet proxy vote will serve as voting instructions to the plan trustee and the plan trustee will vote your shares as you have directed. However, your voting instructions must be received at least five days prior to the Annual Meeting in order to count. In accordance with the terms of the plan, the trustee will vote all of the shares held in the plan for which voting instructions have not been received in accordance with instructions received from an independent fiduciary designated by Ameren Services.

If you have shares registered in the name of a bank, broker, or other registered owner or nominee, you should receive instructions from that registered owner about how to instruct them to vote those shares.

In Person. You may come to the Annual Meeting and cast your vote there. Only shareholders of record at the close of business on the record date, February 28, 2011, are entitled to vote at the Annual Meeting.

HOW YOU CAN REVOKE YOUR PROXY

You may revoke your proxy at any time after you give it and before it is voted by entering a new vote by telephone or the Internet or by delivering either a written revocation or a signed proxy bearing a later date to the Secretary of the Company or by voting in person at the Annual Meeting. To revoke a proxy by telephone or the Internet, you must do so by 11:59 P.M. Eastern Time on April 19, 2011 (following the directions on the proxy card). Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

HOUSEHOLDING OF PROXY STATEMENTS AND ANNUAL REPORTS

The Company is permitted and intends to mail only one annual report and one proxy statement to multiple registered shareholders sharing an address who have received prior notice of our intent and consented to the delivery of one annual report and proxy statement per address, so long as the Company has not received contrary instructions from one or more of such shareholders. This practice is commonly referred to as “householding.” Householding reduces the volume of duplicate information received at your household and the cost to the Company of preparing and mailing duplicate materials.

If you share an address with other registered shareholders and your household receives one set of the proxy statement and the annual report and you decide you want a separate copy of the proxy statement and/or the annual report, the Company will promptly mail your separate copy if you contact the Office of the Secretary, Ameren Corporation, P.O. Box 66149, St. Louis, Missouri 63166-6149 or by calling toll free 1-800-255-2237 (or in the St. Louis area 314-554-3502). Additionally, to resume the mailing of individual copies of future annual reports and proxy statements to a particular shareholder, you may contact the Office of the Secretary, and your request will be effective within 30 days after receipt. You may request householding of these documents by providing the Office of the Secretary with a written request to eliminate multiple mailings. The written request must include names and account numbers of all shareholders consenting to householding for a given address and must be signed by those shareholders.

Additionally, the Company has been notified that certain banks, brokers and other nominees may household the Company’s annual report and proxy statement for shareholders who hold Company shares with the bank, broker or other nominee in “street” name and have consented to householding. In this case, you may request an individual copy of this proxy statement and/or the annual report by contacting your bank, broker or other nominee.

OTHER ANNUAL MEETING MATTERS

HOW YOU CAN OBTAIN MATERIALS FOR THE ANNUAL MEETING

This proxy statement and the accompanying proxy card are first being mailed to shareholders on or about March 9, 2011. In the same package with this proxy material, you should have received a copy of our 2010 Form 10-K, including consolidated financial statements. When you receive this package, if all of these materials are not included, please contact us and a copy of any missing material will be sent at no expense to you.

You may reach us:

- by mail addressed to

Office of the Secretary

Ameren Corporation

P.O. Box 66149, Mail Code 1370

St. Louis, MO 63166-6149

- by calling toll free 1-800-255-2237 (or in the St. Louis area 314-554-3502).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on April 21, 2011:

This proxy statement, the accompanying proxy card and our 2010 Form 10-K, including consolidated financial statements, are also available to you at http://www.ameren.com/AmerenProxyMaterial.

HOW YOU CAN REVIEW THE LIST OF SHAREHOLDERS

The names of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and, for 10 days prior to the Annual Meeting, at the Office of the Secretary of the Company.

WEBCAST OF THE ANNUAL MEETING

The Annual Meeting will also be webcast on April 21, 2011. You are invited to visit http://www.ameren.com at 9:00 A.M. CT on April 21, 2011, to hear the webcast of the Annual Meeting. On our home page, you will click on “Live Webcast Annual Meeting April 21, 2011, 9:00 A.M. CT,” then the appropriate audio link. The webcast will remain on our website for one year. You cannot record your vote on this webcast.

ITEMS YOU MAY VOTE ON

ITEM (1): ELECTION OF DIRECTORS

Ten directors are to be elected at the Annual Meeting to serve until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified. In the absence of instructions to the contrary, executed proxies will be voted in favor of the election of the persons listed below. In the event that any nominee for election as director should become unavailable to serve, votes will be cast, pursuant to the enclosed proxy card, for such substitute nominee or nominees as may be nominated by the Nominating and Corporate Governance Committee of the Board of Directors and approved by the Board of Directors. The Board of Directors knows of no reason why any nominee will not be able to serve as director. The 10 nominees for director who receive the vote of at least a majority of the shares entitled to vote in the election of directors and represented in person or by proxy at the meeting at which a quorum is present will be elected. Shareholders may not cumulate votes in the election of directors. In the event any nominee for re-election fails to obtain the required majority vote, such nominee will tender his or her resignation as a director for consideration by the Nominating and Corporate Governance Committee of the Board of Directors. The Nominating and Corporate Governance Committee will evaluate the best interests of the Company and its shareholders and will recommend to the Board the action to be taken with respect to any such tendered resignation. In the event any nominee, other than a nominee for re-election, fails to obtain the required majority vote, such nominee will not be elected to the Board and there will be a vacancy on the Board of Directors as a result thereof. Pursuant to the Company’s By-Laws and Restated Articles of Incorporation, any vacancy on the Board of Directors shall be filled by a majority of the directors then in office.

INFORMATION CONCERNING NOMINEES TO THE BOARD OF DIRECTORS

The nominees for our Board of Directors are listed below, along with their age as of December 31, 2010, tenure as director, other directorships held by such nominee during the previous five years and business background for at least the last five years. Each nominee’s biography below also includes a description of the specific experience, qualifications, attributes or skills of each director or nominee that led the Board to conclude that such person should serve as a director of Ameren at the time that this proxy statement is filed with the SEC. In addition to those specific experiences, qualifications, attributes or skills detailed below, each nominee has demonstrated the highest professional and personal ethics, a broad experience in business, government, education or technology, the ability to provide insights and practical wisdom based on their experience and expertise, a commitment to enhancing shareholder value, compliance with legal and regulatory requirements, and the ability to develop a good working relationship with other Board members and contribute to the Board’s working relationship with senior management of the Company. In assessing the composition of the Board of Directors, the Nominating and Corporate Governance Committee recommends Board nominees so that collectively, the Board is balanced by having the necessary experience, qualifications, attributes and skills and that no nominee is recommended because of one particular criterion, except that the Nominating and Corporate Governance Committee does believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules. See
“—Consideration of Director Nominees” below for additional information regarding director nominees and the nominating process.

Each nominee has consented to being nominated for director and has agreed to serve if elected. No arrangement or understanding exists between any nominee and the Company or, to the Company’s knowledge, any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. All of the nominees are currently directors of the Company and have been previously elected by shareholders at the Company’s prior annual meeting. There are no family relationships between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer except that Charles W. Mueller is the father of Michael G. Mueller, who was an executive officer of a Company subsidiary during 2010. See
“—CORPORATE GOVERNANCE — Policy and Procedures With Respect to Related Person Transactions” below for further information on this family relationship and another reportable family relationship with an employee of the Company who is not an executive officer. All of the nominees for election to the Board were unanimously recommended by the Nominating and Corporate Governance Committee of the Board of Directors and were unanimously nominated by the Board of Directors.

STEPHEN F. BRAUER

Chairman and Chief Executive Officer of Hunter Engineering Company, a privately held firm that engages in the design, manufacture and sale of computer-based automotive service equipment worldwide. Mr. Brauer joined Hunter Engineering in 1971, became Chief Operating Officer in 1978 and Chief Executive Officer in 1980. In 2001, Mr. Brauer took a leave of absence from Hunter Engineering to become the United States ambassador to Belgium, serving two and one-half years in that capacity before returning to Hunter Engineering in 2003. Director of the Company since 2006. Age: 65.

Based primarily upon Mr. Brauer’s extensive 31-year executive management and leadership experience as the Chairman and Chief Executive Officer of an industrial manufacturing company; strong strategic planning, accounting, financial, risk management and administrative skills and experience; and tenure and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed in the first paragraph under “INFORMATION CONCERNING NOMINEES TO THE BOARD OF DIRECTORS” above, the Board determined that Mr. Brauer should serve as a director of Ameren at the time that this proxy statement is filed with the SEC.

ELLEN M. FITZSIMMONS

Senior Vice President of Law and Public Affairs, General Counsel and Corporate Secretary of CSX Corporation, a leading transportation supplier. Ms. Fitzsimmons joined CSX Corporation in 1991 and has served in her current position since December 2003.
Ms. Fitzsimmons oversees all legal, government relations and public affairs activities for CSX. During Ms. Fitzsimmons’ tenure with CSX, her responsibilities have included key roles in major risk and corporate governance-related areas. Director of the Company since 2009.
Age: 50.

Based primarily upon Ms. Fitzsimmons’ extensive executive and leadership experience as the Senior Vice President, General Counsel and Corporate Secretary of a transportation supplier; strong legal, government relations, public affairs, regulatory, accounting, financial, risk management, internal audit, compliance, corporate governance and administrative skills and experience; and tenure and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed in the first paragraph under “INFORMATION CONCERNING NOMINEES TO THE BOARD OF DIRECTORS” above, the Board determined that Ms. Fitzsimmons should serve as a director of Ameren at the time that this proxy statement is filed with the SEC.

WALTER J. GALVIN

Vice Chairman of Emerson Electric Co., an electrical and electronic manufacturer.
Mr. Galvin has served as Emerson’s Vice Chairman since October 2009. He served as Emerson’s Chief Financial Officer from 1993 until February 2010. He has served as a management member of Emerson’s Board of Directors since 2000. Director of the Company since 2007. Other directorships: Emerson Electric Co. (2000-present); F.M. Global Insurance Company (1995-present). Age: 64.

Based primarily upon Mr. Galvin’s extensive executive management and leadership experience as the Vice Chairman and former Chief Financial Officer of an industrial manufacturing company; significant accounting, financial, regulatory, compensation and administrative skills and experience; and tenure and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed in the first paragraph under “INFORMATION CONCERNING NOMINEES TO THE BOARD OF DIRECTORS” above, the Board determined that Mr. Galvin should serve as a director of Ameren at the time that this proxy statement is filed with the SEC.

GAYLE P. W. JACKSON, PH.D.

President and Chief Executive Officer of Energy Global, Inc., a consulting firm which specializes in corporate development, diversification and government relations strategies for energy companies. From 2002 to 2004, Dr. Jackson served as Managing Director of FE Clean Energy Group, a global private equity management firm that invests in energy companies and projects in Central and Eastern Europe, Latin America and Asia. Dr. Jackson is a past Deputy Chairman of the Federal Reserve Bank of St. Louis. Director of the Company since 2005. Other directorships: Atlas Energy, Inc. (2009-February 2011); Atlas Pipeline Partners, L.P. (2005-2009; February 2011-present). Age: 64.

Based primarily upon Dr. Jackson’s extensive executive management and leadership experience as the President and Chief Executive Officer of a consulting firm which specializes in corporate development, diversification and government relations strategies for energy companies; strong strategic planning, marketing, banking, regulatory, financial and administrative skills and experience; and tenure and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed in the first paragraph under “INFORMATION CONCERNING NOMINEES TO THE BOARD OF DIRECTORS” above, the Board determined that
Dr. Jackson should serve as a director of Ameren at the time that this proxy statement is filed with the SEC.

JAMES C. JOHNSON

General Counsel of Loop Capital Markets, LLC, a financial services firm, since November 2010. From 1998 until 2009, Mr. Johnson served in a number of responsible positions at The Boeing Company, an aerospace and defense firm, including serving as Vice President, Corporate Secretary and Assistant General Counsel from December 2003 until November 2007 and, as Vice President and Assistant General Counsel, Commercial Airplanes from November 2007 to his retirement in March 2009. Director of the Company since 2005. Other directorships: Hanesbrands Inc. (2006-present). Age: 58.

Based primarily upon Mr. Johnson’s extensive executive management and leadership experience as the General Counsel of a financial services firm; the former Vice President, Corporate Secretary and Assistant General Counsel of an aerospace and defense firm; strong legal, compliance, risk management, board-management relations, corporate governance and compensation skills and experience; and tenure and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed in the first paragraph under “INFORMATION CONCERNING NOMINEES TO THE BOARD OF DIRECTORS” above, the Board determined that Mr. Johnson should serve as a director of Ameren at the time that this proxy statement is filed with the SEC.

STEVEN H. LIPSTEIN

President and Chief Executive Officer of BJC HealthCare, one of the largest non-profit health care organizations in the U.S. Mr. Lipstein joined BJC HealthCare in 1999. From 1982 to 1999, Mr. Lipstein held various executive positions within The University of Chicago Hospitals and Health System and The Johns Hopkins Hospital and Health System. Effective January 2009, Mr. Lipstein was appointed Chairman of the Federal Reserve Bank of St. Louis. Director of the Company since April 2010. Age: 54.

Based primarily upon Mr. Lipstein’s extensive executive management and leadership experience as the President and Chief Executive Officer of a health care organization; strong strategic planning, banking, regulatory, financial and administrative skills and experience; and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed in the first paragraph under “INFORMATION CONCERNING NOMINEES TO THE BOARD OF DIRECTORS” above, the Board determined that Mr. Lipstein should serve as a director of Ameren at the time that this proxy statement is filed with the SEC.

PATRICK T. STOKES

Former Chairman of Anheuser-Busch Companies, Inc., which was the holding company parent of Anheuser-Busch, Incorporated, a producer and distributor of beer, which was acquired by InBev N.V./S.A. in November 2008. Mr. Stokes served as Chairman of Anheuser-Busch Companies, Inc. from December 2006 to November 2008 and was affiliated with Anheuser-Busch since 1969. He served as Senior Executive Vice President of Anheuser-Busch Companies, Inc. from 2000 to 2002 and as President and Chief Executive Officer from 2002 until December 2006. Director of the Company since 2004. Director of the following former Ameren subsidiary: CILCORP Inc. (a former Ameren subsidiary that merged with the Company in March 2010) (“CILCORP”) (2008-March 2010). Other directorships: Anheuser-Busch Companies, Inc. (2000-2008); U.S. Bancorp (1992-present). Age: 68.

Based primarily upon Mr. Stokes’ extensive executive management and leadership experience as the former Chairman, President and Chief Executive Officer of a beverage producer and distributor; strong strategic planning, banking, regulatory, financial, risk management, compensation, corporate governance and administrative skills and experience; and tenure and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed in the first paragraph under “INFORMATION CONCERNING NOMINEES TO THE BOARD OF DIRECTORS” above, the Board determined that Mr. Stokes should serve as a director of Ameren at the time that this proxy statement is filed with the SEC.

THOMAS R. VOSS

Chairman (effective April 27, 2010), President and Chief Executive Officer of the Company. Mr. Voss began his career with Ameren Missouri in 1969. He was elected Senior Vice President of Ameren Missouri, CIPS and Ameren Services in 1999, of AEG in 2001, of CILCORP and CILCO in 2003 and of IP in September 2004. He was elected Executive Vice President and Chief Operating Officer of the Company effective January 1, 2005 and Executive Vice President of Ameren Missouri, CIPS, CILCORP, CILCO and IP effective in May 2006. In January 2007, Mr. Voss was elected Chairman, President and Chief Executive Officer of Ameren Missouri. In April 2007, in connection with certain organizational changes to the Company’s structure and reporting relationships, Mr. Voss relinquished his officer positions at CIPS, Ameren Services, CILCO and IP and in May 2007, he relinquished his officer positions at CILCORP and AEG. Effective May 1, 2009, Mr. Voss assumed the position of President and Chief Executive Officer of the Company and relinquished his positions of Executive Vice President and Chief Operating Officer of the Company and Chairman, President and Chief Executive Officer of Ameren Missouri. On April 27, 2010, the Board of Directors elected Mr. Voss to the position of Chairman of the Board. Director of the Company since 2009. Director of the following former Ameren subsidiaries: CILCO (2003-2008); IP (2004-2008); CILCORP (2003-2008; May 2009-March 2010). Director of the following Ameren subsidiaries: Ameren Illinois (formerly CIPS) (2001-2008); Ameren Missouri (2001-2009); AEG (2003-2008). Age: 63.

Based primarily upon Mr. Voss’ extensive executive management and leadership experience as the Chairman, President and Chief Executive Officer and former Executive Vice President and Chief Operating Officer of Ameren, and the former Chairman, President and Chief Executive Officer of Ameren Missouri; 42 years of experience with the Company (or subsidiaries); strong strategic planning, financial, regulatory, nuclear operations and administrative skills and experience; and tenure and contributions as a current Board member, as well as those demonstrated attributes discussed in the first paragraph under “INFORMATION CONCERNING NOMINEES TO THE BOARD OF DIRECTORS” above, the Board determined that Mr. Voss should serve as a director of Ameren at the time that this proxy statement is filed with the SEC.

STEPHEN R. WILSON

Chairman, President and Chief Executive Officer of CF Industries Holdings, Inc., a manufacturer and distributor of nitrogen and phosphate fertilizer products. Mr. Wilson served as CF Industries Holdings’ Chief Financial Officer from 1991 until 2003, when he was named President and Chief Executive Officer. He was elected Chairman of CF Industries Holdings, Inc. in 2005. Director of the Company since 2009. Other directorships: CF Industries Holdings, Inc. (2005-present). Age: 62.

Based primarily upon Mr. Wilson’s extensive executive management and leadership experience as the Chairman, President and Chief Executive Officer and the former Chief Financial Officer of an industrial manufacturing company; strong strategic planning, financial, risk management and administrative skills and experience; and tenure and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed in the first paragraph under “INFORMATION CONCERNING NOMINEES TO THE BOARD OF DIRECTORS” above, the Board determined that Mr. Wilson should serve as a director of Ameren at the time that this proxy statement is filed with the SEC.

JACK D. WOODARD

Retired Executive Vice President and Chief Nuclear Officer of Southern Nuclear Operating Company, Inc., a subsidiary of The Southern Company, which is a utility holding company. Mr. Woodard joined The Southern Company system in 1971 and in 1993,
Mr. Woodard was elected Executive Vice President and Chief Nuclear Officer of Southern Nuclear Operating Company, Inc. He retired in 2004. Mr. Woodard served as an independent advisor to Ameren’s Board of Directors and to the Board’s Nuclear Oversight Committee (predecessor to the Board’s Nuclear Oversight and Environmental Committee) from 2005 until his election as a director. Director of the Company since 2006. Age: 67.

Based primarily upon Mr. Woodard’s extensive executive management and leadership experience as the former Executive Vice President and Chief Nuclear Officer of a utilities company; experience as an advisor to Ameren’s Board and the Nuclear Oversight Committee prior to his election to Ameren’s Board and as a consultant to certain electric utilities and power generation equipment and services supplier companies; strong regulatory, nuclear operations and administrative skills and experience; and tenure and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed in the first paragraph under “INFORMATION CONCERNING NOMINEES TO THE BOARD OF DIRECTORS” above, the Board determined that Mr. Woodard should serve as a director of Ameren at the time that this proxy statement is filed with the SEC.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THESE DIRECTOR NOMINEES.

CURRENT DIRECTORS NOT STANDING FOR RE-ELECTION

Our Board of Directors is currently comprised of 12 members. In accordance with the director retirement age provisions of the Company’s Corporate Governance Guidelines, each of Charles W. Mueller and Harvey Saligman is completing the term of his service as a director effective at the Annual Meeting. We thank Messrs. Mueller and Saligman for their service, contributions and leadership throughout their tenure as directors and in the case of Mr. Mueller, for his 50 years of service to the Company and its subsidiaries. As a result of the foregoing, the size of the Board of Directors will be reduced to 10 members effective as of the Annual Meeting.

Mr. Mueller is the retired Chairman and Chief Executive Officer of the Company, Ameren Missouri and Ameren Services and retired Chairman of CILCORP and CILCO. Mr. Mueller began his career with Ameren Missouri in 1961 as an engineer and held various positions with Ameren Missouri and other Ameren subsidiaries during his employment. Mr. Mueller was elected Chairman, Chief Executive Officer and President of Ameren upon its formation in 1997. He was elected Chairman of CILCORP and CILCO in January 2003. Mr. Mueller retired as an officer of Ameren and its subsidiaries on December 31, 2003. He has been a director of the Company since 1997 and was also a director of Angelica Corporation from 1996-2008. The Board determined that Mr. Mueller’s extensive executive management and leadership experience as the former Chairman and Chief Executive Officer of Ameren, Ameren Missouri and Ameren Services, and the former Chairman of CILCORP and CILCO; 50 years of experience with the Company (or subsidiaries); strong strategic planning, financial, regulatory, nuclear operations and administrative skills and experience; and significant tenure and contributions as a current Board and Board committee member, as well as those demonstrated attributes referenced above as applicable to all of the current nominees for re-election to the Board, qualified Mr. Mueller to serve as a director of Ameren at the time that this proxy statement is filed with the SEC.

Mr. Saligman is currently a partner of Cynwyd Investments, a family real estate partnership. Mr. Saligman has been a partner of Cynwyd Investments since 1996. He also served in various executive capacities in the consumer products industry for more than 35 years. Mr. Saligman has been a director of the Company since 1997. The Board determined that Mr. Saligman’s extensive executive management and leadership experience as a partner with a real estate firm and the former Chief Executive Officer of a consumer products company; strong strategic planning, accounting, financial, risk management, compensation, corporate governance and administrative skills and experience; and significant tenure and contributions as a current Board and Board committee member, as well as those demonstrated attributes referenced above as applicable to all of the current nominees for re-election to the Board, qualified Mr. Saligman to serve as a director of Ameren at the time that this proxy statement is filed with the SEC.

BOARD STRUCTURE

Board and Committee Meetings and Annual Meeting Attendance

During 2010, the Board of Directors met nine times. All directors attended or participated in 75 percent or more of the aggregate number of meetings of the Board and the Board Committees of which they were members.

The Company has adopted a policy under which Board members are expected to attend each shareholders’ meeting. At the 2010 annual meeting of shareholders, 11 of the 14 then incumbent directors and 10 of the 12 directors nominated for election in 2010 were in attendance.

Director Qualification Standards

The Board of Directors, in accordance with NYSE listing standards, has adopted a formal set of Corporate Governance Guidelines which include certain director qualification standards.

Directors who attain age 72 prior to the date of an annual meeting are required to submit a letter to the Nominating and Corporate Governance Committee offering his or her resignation, effective with the end of the director’s elected term, for consideration by the Committee. The Nominating and Corporate Governance Committee will review the appropriateness of continued service on the Board of Directors by that director and make a recommendation to the Board of Directors and, if applicable, annually thereafter.

In addition, the Corporate Governance Guidelines provide that a director who undergoes a significant change in professional responsibilities, occupation or business association is required to notify the Nominating and Corporate Governance Committee and offer his or her resignation from the Board. The Nominating and Corporate Governance Committee will then evaluate the facts and circumstances and make a recommendation to the Board whether to accept the offered resignation or request that the director continue to serve on the Board.

Board Leadership Structure

The Company’s By-Laws and Corporate Governance Guidelines delegate to the Board of Directors the right to exercise its discretion to either separate or combine the offices of Chairman of the Board and Chief Executive Officer. This decision is based upon the Board’s determination of what is in the best interests of the Company and its shareholders, in light of then-current and anticipated future circumstances and taking into consideration succession planning, skills and experience of the individual(s) filling those positions, and other relevant factors. The Board has determined that the Board leadership structure that is most appropriate at this time, given the specific characteristics and circumstances of the Company, the skills and experience of Mr. Voss and succession planning, is a leadership structure that combines the roles of Chairman of the Board and Chief Executive Officer with Mr. Voss filling those roles for the following primary reasons:

•

such a Board leadership structure has previously served the Company and its shareholders well and the structure serves them well again, based primarily on Mr. Voss’ background, skills and experience, as detailed in his biography above;

•

pursuant to the Company’s Corporate Governance Guidelines, when the Chairman of the Board is the Chief Executive Officer or an employee of the Company, the Company has a designated independent Lead Director (as defined and discussed below), selected by the Company’s Nominating and Corporate Governance Committee and ratified by vote of the non-management directors, with clearly delineated and comprehensive duties and responsibilities as set forth in the Company’s Corporate Governance Guidelines, which provides the Company with a strong counterbalancing governance and leadership structure that is designed so that independent directors exercise oversight of the Company’s management and key issues related to strategy and risk and thus, makes separating the Chairman of the Board and Chief Executive Officer positions at this time unnecessary;

•

only independent directors serve on the Audit and Risk Committee, the Human Resources Committee and the Nominating and Corporate Governance Committee of the Board and all standing Board committees are chaired by non-management directors;

•

non-management directors regularly hold executive sessions of the Board outside the presence of the Chairman, the Chief Executive Officer or any other Company employee and meet in private session with the Chief Executive Officer at every regularly scheduled Board meeting;

•	the Board’s independent directors also hold executive sessions at least once each year, which are led by the Lead Director;

•	the Company has established a Policy Regarding Communications to the Board of Directors for all shareholders and other interested parties;

•	the combined chairman and chief executive officer position continues to be the principal board leadership structure in corporate America and among the Company’s peer companies; and

•	there is no empirical evidence that separating the roles of chairman and chief executive officer improves return for shareholders.

The Board recognizes that depending on the specific characteristics and circumstances of the Company, other leadership structures might also be appropriate. A Board leadership structure that separates the roles of Chairman of the Board and Chief Executive Officer has previously served the Company and its shareholders well and may serve them well in the future. The Company is committed to reviewing this determination on an annual basis.

According to the Company’s Corporate Governance Guidelines, when the Chairman of the Board is the Chief Executive Officer or an employee of the Company, the Nominating and Corporate Governance Committee of the Board of Directors shall select an independent director to preside or lead at each executive session (which selection shall be ratified by vote of the non-management directors of the Board of Directors) (the “Lead Director”). The Company’s Corporate Governance Guidelines set forth, as described below, the authority, duties and responsibilities of the Board of Directors’ Lead Director: convene and chair meetings of the non-management directors in executive session at each Board meeting; convene and chair meetings of the independent directors in executive session no less than once each year; preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the non-management directors and independent directors; solicit the non-management directors for advice on agenda items for meetings of the Board; serve as a liaison between the Chairman and Chief Executive Officer and the non-management directors; call meetings of the independent directors; collaborate with the Chairman and Chief Executive Officer in developing the agenda for meetings of the Board and approve such agendas; consult with the Chairman and Chief Executive Officer on information that is sent to the Board; collaborate with the Chairman and the Chief Executive Officer and the Chairpersons of the standing committees in developing and managing the schedule of meetings of the Board and approve such schedules; and if requested by major shareholders, ensure that he or she is available for consultation and direct communication. In performing the duties described above, the Lead Director is expected to consult with the Chairs of the appropriate Board committees and solicit their participation. The Lead Director also performs such other duties as may be assigned to the Lead Director by the Company’s By-Laws or the Board of Directors.

Risk Oversight Process

Given the importance of monitoring risks, the Board has determined to utilize a committee specifically focused on oversight of the Company’s risk management. The Board has charged its Audit and Risk Committee with oversight responsibility of the Company’s overall business risk management process, which includes the identification, assessment, mitigation and monitoring of risks on a Company-wide basis. The Audit and Risk Committee meets on a regular basis to review the business risk management processes, at which time applicable members of senior management provide reports to the Audit and Risk Committee. While the Audit and Risk Committee retains this responsibility, it coordinates this oversight with other committees of the Board having primary oversight responsibility for specific risks (see “Board Committees — Standing Committee and Function” below). Each of the Board’s standing committees, in turn, receives regular reports from members of senior management concerning its assessment of Company risks within the purview of such committee. The risks that are not specifically assigned to a Board committee are considered by the Audit and Risk Committee through its oversight of the Company’s business risk management process. The Audit and Risk Committee then discusses with members of senior management methods to mitigate such risks.

Notwithstanding the Board’s oversight delegation to the Audit and Risk Committee, the entire Board is actively involved in risk oversight. The Audit and Risk Committee annually reviews for the Board which committees maintain oversight responsibilities described above and the overall effectiveness of the business risk management process. In addition, at each of its meetings, the Board receives a report from the Chair of the Audit and Risk Committee, as well as from the Chair of each of the Board’s other standing committees identified below, each of which is chaired by a non-management director. The Board then discusses and deliberates on the Company’s risk management practices. Through the process outlined above, the Board believes that the leadership structure of the Board supports effective oversight of the Company’s risk management.

Considerations of Risks Associated with Compensation

In evaluating the material elements of compensation available to executives and other Company employees, the Human Resources Committee takes into consideration whether the Company’s compensation policies and practices may incentivize excessive risk behavior. During 2010, the Human Resources Committee reviewed all of the Company’s compensation policies and practices, including the incentives that they create and the factors that may reduce the likelihood of excessive risk taking, to determine whether those compensation policies and practices present a material risk to the Company. The Human Resources Committee, with the assistance of its independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”) and Company management, reviewed the Company’s compensation policies and practices for certain design features that were identified by Meridian as having the potential to encourage excessive risk taking, including such features as high variable pay components and short performance periods.

The Committee identified several Company compensation design features that effectively managed or mitigated these potential risks, including:

•	an appropriate balance of fixed and variable pay opportunities;

•	caps on incentive plan payouts;

•	the use of multiple performance measures in the Company’s compensation program;

•	performance measured at the corporate or large business unit level;

•	a mix between short-term and long-term incentives, with an emphasis for executives on rewarding long-term performance;

•	Committee discretion regarding individual executive awards;

•	oversight by non-participants in the plans;

•	the code of conduct, internal controls and other measures implemented by the Company;

•	the existence of anti-hedging policies for executives; and

•	the implementation of stock ownership and holding requirements that are applicable to Company officers at the level of Vice President and above.

Meridian additionally provided the Human Resources Committee with a plan-by-plan risk analysis for each of the Company’s short-term, long-term and severance plans (executive and broad-based) to determine if any practices might encourage excessive risk taking on the part of executives and other Company employees. In its evaluation, the Human Resources Committee noted several of the practices of the Company in those plans that mitigate risk, including the balance of fixed and variable pay, the use of multiple financial metrics that are widely utilized measurements of shareholder value, the use of separate performances measures for the annual and long-term incentive compensation plans, Committee discretion in payment of incentives in executive plans and payment caps.

Based upon the above considerations, the Committee determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Board Committees

The Board of Directors has a standing Audit and Risk Committee, Human Resources Committee, Nominating and Corporate Governance Committee, Nuclear Oversight and Environmental Committee and Finance Committee, the members of which are identified below. In April 2010, the Board merged its Public Policy Committee and the Nuclear Oversight Committee and formed the Nuclear Oversight and Environmental Committee. Upon the merger of those Board committees, certain former Public Policy Committee duties and responsibilities were assigned to the Audit and Risk Committee, the Nominating and Corporate Governance Committee, the Nuclear Oversight and Environmental Committee and the Board, as the case may be. The Audit and Risk Committee, Human Resources Committee and Nominating and Corporate Governance Committee are comprised entirely of non-management directors, each of whom the Board of Directors has determined to be “independent” as defined by the relevant provisions of the Sarbanes-Oxley Act of 2002, the NYSE listing standards and the Company’s Policy Regarding Nominations of Directors (the “Director Nomination Policy”).

Standing Committee and Function	Chair and Members	Meetings in 2010

Audit and Risk Committee

Appoints and oversees the independent registered public accountants; pre-approves all audit, audit-related services and non-audit engagements with independent registered public accountants; approves the annual internal audit plan, annual staffing plan and financial budget of the internal auditors; reviews with management the design and effectiveness of internal controls over financial reporting; reviews with management and independent registered public accountants the scope and results of audits and financial statements, disclosures and earnings press releases; reviews the appointment of the internal audit manager or any third party provider of internal audit services; reviews the internal audit function; reviews with management the business risk management processes, which include the identification, assessment, mitigation and monitoring of risks on a Company-wide basis; coordinates its oversight of business risk management with other Board committees having primary oversight responsibilities for specific risks; oversees an annual audit of the Company’s political contributions; performs other actions as required by the Sarbanes-Oxley Act of 2002, the NYSE listing standards and its Charter; establishes a system by which employees may communicate directly with members of the Committee about accounting, internal controls and financial reporting deficiency; and performs its committee functions for all Ameren subsidiaries which are registered companies pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Walter J. Galvin qualifies as an “audit committee financial expert” as that term is defined by the SEC. A more complete description of the duties of the Committee is contained in the Audit and Risk Committee’s Charter available at http://www.ameren.com/Investors.

	Walter J. Galvin, Chairman Stephen F. Brauer Ellen M. Fitzsimmons Stephen R. Wilson	10

Standing Committee and Function	Chair and Members	Meetings in 2010

Human Resources Committee

Reviews and approves objectives relevant to the compensation of Chief Executive Officers of the Company and its subsidiaries as well as other executive officers; administers and approves awards under the incentive compensation plan; administers and approves incentive compensation plans, executive employment agreements, severance agreements, change in control agreements and determines policy with respect to Section 162(m) of the Internal Revenue Code of 1986 (the “IRC”); reviews with management, and prepares an annual report regarding, the Compensation Discussion and Analysis section of the Company’s Form 10-K and proxy statement; acts on important policy matters affecting personnel; recommends to the Board amendments to those pension plans sponsored by the Company or one or more of its subsidiaries, except as otherwise delegated; performs other actions as required by the NYSE listing standards and its Charter; and performs its committee functions for all Ameren subsidiaries which are registered companies pursuant to the Exchange Act. A more complete description of the duties of the Committee is contained in the Human Resources Committee’s Charter available at http://www.ameren.com/Investors.

	Patrick T. Stokes, Chairman James C. Johnson Steven H. Lipstein Harvey Saligman Jack D. Woodard	5

Nominating and Corporate Governance Committee

Adopts policies and procedures for identifying and evaluating director nominees; identifies and evaluates individuals qualified to become Board members and director candidates, including individuals recommended by shareholders; reviews the Board’s policy for director compensation and benefits; establishes a process by which shareholders and other interested persons will be able to communicate with members of the Board; develops and recommends to the Board corporate governance guidelines; oversees the Company’s code of business conduct (referred to as its Corporate Compliance Policy), Code of Ethics for Principal Executive and Senior Financial Officers and the Policy and Procedures With Respect to Related Person Transactions (see “— CORPORATE GOVERNANCE” below); assures that the Company addresses relevant public affairs issues from a perspective that emphasizes the interests of its key constituents (including, as appropriate, shareholders, employees, communities and customers); reviews and recommends to the Board shareholder proposals for inclusion in proxy materials that relate to public affairs and/or corporate social responsibility issues; reviews semi-annually with management the performance for the immediately preceding six months regarding constituent relationships (including, as appropriate, relationship with shareholders, employees, communities and customers); reviews requests for certain charitable contributions in accordance with the Company’s Charitable Contribution Policy; performs other actions as required by the NYSE listing standards and its Charter; and performs its committee functions for all Ameren subsidiaries which are registered companies pursuant to the Exchange Act. A more complete description of the duties of the Committee is contained in the Nominating and Corporate Governance Committee’s Charter available at http://www.ameren.com/Investors.

	James C. Johnson, Chairman Stephen F. Brauer Ellen M. Fitzsimmons Gayle P.W. Jackson Harvey Saligman	7

Standing Committee and Function	Chair and Members	Meetings in 2010
Nuclear Oversight and Environmental Committee Provides Board-level oversight of the Company’s nuclear power facility as well as long-term plans and strategies of the Company’s nuclear power program; and assists the Board in providing oversight of the Company’s policies, practices and performance relating to environmental affairs. A more complete description of the duties of the Committee is contained in the Nuclear Oversight and Environmental Committee’s Charter available at http://www.ameren.com/Investors.	Jack D. Woodard, Chairman Gayle P.W. Jackson Charles W. Mueller Stephen R. Wilson	7

Finance Committee

Oversees overall financial policies and objectives of the Company and its subsidiaries, including capital project review and approval of financing plans and transactions, investment policies and rating agency objectives; reviews and makes recommendations regarding the Company’s dividend considerations; reviews and recommends to the Board the capital budget of the Company and its subsidiaries; reviews, approves and monitors all capital projects with estimated capital expenditures of between $25 million and $50 million; recommends to the Board and monitors all capital projects with estimated capital costs in excess of $50 million; reviews and evaluates potential mergers, acquisitions, participations in joint ventures, divestitures and other similar transactions; approves the investment strategy and asset allocation guidelines for those pension plans sponsored by the Company or one or more of its wholly-owned subsidiaries (“Company Pension Plans”); approves actions or delegates responsibilities for the investment strategy and asset allocation guidelines for the Company Pension Plans; monitors actuarial assumptions and reviews the investment performance, funded status and projected contributions for the Company Pension Plans; reviews the Company’s and its subsidiaries’ capital markets and other financing plans; reviews and recommends to the Board the Company’s equity financings; approves the parameters for the material terms of the Company’s long-term debt financings and its subsidiaries’ long-term debt and equity issuances; and oversees the Company’s commodity risk assessment process, system of controls and the measures taken by management to address failures in compliance with established risk management policies and procedures. A more complete description of the duties of the Committee is contained in the Finance Committee’s Charter available at http://www.ameren.com/Investors.

	Charles W. Mueller, Chairman Walter J. Galvin Steven H. Lipstein Patrick T. Stokes	6

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Policies, Committee Charters and Codes of Conduct

The Board of Directors has adopted Corporate Governance Guidelines, a Director Nomination Policy, a Policy Regarding Communications to the Board of Directors, a Policy and Procedures With Respect to Related Person Transactions and written charters for its Audit and Risk Committee, Human Resources Committee, Nominating and Corporate Governance Committee, Nuclear Oversight and Environmental Committee and Finance Committee. The Board of Directors also has adopted the Company’s code of business conduct (referred to as its Corporate Compliance Policy) applicable to all of the Company’s directors, officers and employees, and the Company’s Code of Ethics for Principal Executive and Senior Financial Officers. These documents and other items relating to the governance of the Company can be found on our website at http://www.ameren.com. These documents are also available in print free of charge to any shareholder who requests them from the Office of the Company’s Secretary.

Human Resources Committee Governance

The Human Resources Committee focuses on good governance practices in its operation. In 2010, this included:

•	considering compensation for the Executives (as defined below) in the context of all of the components of total compensation;

•	requiring several meetings to discuss important decisions;

•

reviewing tally sheets for the Executives including all components of total compensation packages (tally sheets help the Committee understand the cumulative effect of the compensation decisions it has made over time, to determine whether the result has been excessive or unreasonable; the Committee concluded upon review that it was neither);

•	receiving meeting materials several days in advance of meetings;

•	conducting executive sessions with Committee members only; and

•	obtaining professional advice from an independent compensation consultant engaged directly by and who reports to the Committee.

Delegation of Authority

The Human Resources Committee has delegated authority to the Company’s Administrative Committee, comprised of designated members of management, to approve changes to certain of the Company’s retirement plans.

Role of Executive Officers

The role of executive officers in compensation decisions for 2010 is described below under “EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS — Role of Executive Officers.” Mr. Voss, as Chief Executive Officer of the Company, was not involved in determining his own compensation. See “EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS — Timing of Compensation Decisions and Awards” below.

Role of Compensation Consultants

In early 2010, the Human Resources Committee’s directly retained consultant, formerly with Hewitt Associates (“Hewitt”), joined Meridian, an independent compensation consulting firm.

For 2010, Meridian provided the following services to the Committee:

•	competitive market pay and market trend analyses;

•	advice with respect to the size of long-term incentive awards;

•	preparation of tally sheets and review of the same with the Committee;

•	review and advice on the Compensation Discussion and Analysis section included in the Company’s proxy statement;

•	advice in connection with the Committee’s risk analysis of the Company’s compensation policies and practices;

•	advice with respect to legal, regulatory, and/or accounting considerations impacting Ameren’s compensation and benefit programs; and

•	other requests relating to executive compensation issues.

Meridian representatives attended all of the Human Resources Committee meetings during 2010. At the Committee’s request, the consultant met separately with the Committee members outside the presence of management at each meeting, and spoke separately with the Committee Chair and other Committee members between meetings, as necessary or desired. Other than services provided to the Human Resources Committee as set forth above and for the Nominating and Corporate Governance Committee as described below, Meridian did not perform any other services for the Company or any of its subsidiaries in 2010.

In 2010, Meridian also was retained by the Nominating and Corporate Governance Committee as its outside consulting firm with respect to director compensation matters. See “— DIRECTOR COMPENSATION” below for a description of the services Meridian provided to the Nominating and Corporate Governance Committee in 2010.

Pursuant to its letter agreement with the Committee, if the Company or management of the Company proposes that Meridian perform services for the Company or management of the Company other than in Meridian’s retained role as consultant to the Committee and the Nominating and Corporate Governance Committee, any such proposal is required to be submitted to the Committee for approval before such services begin.

Human Resources Committee Interlocks and Insider Participation

The current members of the Human Resources Committee of the Board of Directors, Messrs. Johnson, Lipstein, Saligman, Stokes and Woodard, were not at any time during 2010 or at any other time an officer or employee of the Company, and no member had any relationship with the Company requiring disclosure under applicable SEC rules.

No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Company’s Board of Directors or the Human Resources Committee during 2010.

Consideration of Director Nominees

The Nominating and Corporate Governance Committee will consider director nominations from shareholders in accordance with the Company’s Director Nomination Policy, a copy of which is attached hereto as Appendix A. Briefly, the Committee will consider as a candidate any director of the Company who has indicated to the Committee that he or she is willing to stand for re-election as well as any other person who is recommended by any shareholders of the Company who provide the required information and certifications within the time requirements, as set forth in the Director Nomination Policy. The Committee may also undertake its own search process for candidates and may retain the services of professional search firms or other third parties to assist in identifying and evaluating potential nominees. In 2010, the Company made payments in the approximate amount of $1,079 to Spencer Stuart, Inc., which was engaged by the Committee, to assist in identifying and evaluating potential director nominees.

In considering a potential nominee for the Board, shareholders should note that in selecting candidates, the Nominating and Corporate Governance Committee endeavors to find individuals of high integrity who have a solid record of accomplishment in their chosen fields and who display the independence to effectively represent the best interests of all shareholders. Candidates are selected for their ability to exercise good judgment, and to provide practical insights and diverse perspectives. Candidates also will be assessed in the context of the then-current composition of the Board, the operating requirements of the Company and the long-term interests of all shareholders. In conducting this assessment, the Nominating and Corporate Governance Committee will, in connection with its assessment and recommendation of candidates for director, consider diversity (including, but not limited to, gender, race, ethnicity, age, experience and skills) and such other factors as it deems appropriate given the then-current and anticipated future needs of the Board and the Company, and to maintain a balance of perspectives, qualifications, qualities and skills on the Board. Although the Committee may seek candidates that have different qualities and experiences at different times in order to maximize the aggregate experience, qualities and strengths of the Board members, nominees for each election or appointment of directors will be evaluated using a substantially similar process and under no circumstances will the Committee evaluate nominees recommended by a shareholder of the Company pursuant to a process substantially different than that used for other nominees for the same election or appointment of directors.

The Nominating and Corporate Governance Committee considers the following qualifications at a minimum in recommending to the Board potential new Board members, or the continued service of existing members:

•	the highest professional and personal ethics;

•	broad experience in business, government, education or technology;

•	ability to provide insights and practical wisdom based on their experience and expertise;

•	commitment to enhancing shareholder value;

•	sufficient time to effectively carry out their duties; their service on other boards of public companies should be limited to a reasonable number;

•	compliance with legal and regulatory requirements;

•	ability to develop a good working relationship with other Board members and contribute to the Board’s working relationship with senior management of the Company; and

•	independence; a majority of the Board shall consist of independent directors, as defined by the Company’s Director Nomination Policy. See “— Director Independence” below.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The Nominating and Corporate Governance Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules. In addition, because the Company is committed to maintaining its tradition of inclusion and diversity within the Board, each assessment and selection of director candidates will be made by the Nominating and Corporate Governance Committee in compliance with the Company’s policy of non-discrimination based on race, color, religion, sex, national origin, ethnicity, age, disability, veteran status, pregnancy, marital status, sexual orientation or any other reason prohibited by law. The Nominating and Corporate Governance Committee considers and assesses the implementation and effectiveness of its diversity policy in connection with Board nominations annually to assure that the Board contains an effective mix of individuals to best advance the Company’s long-term business interests.

The Company’s Corporate Governance Guidelines provide that if a director has a significant change in professional responsibilities, occupation or business association, he or she is required to notify the Nominating and Corporate Governance Committee and offer his or her resignation from the Board. The Nominating and Corporate Governance Committee will evaluate the facts and circumstances and make a recommendation to the Board whether to accept the resignation or request the director to continue to serve on the Board.

The Company’s Director Nomination Policy requires all directors standing for re-election to agree that in the event any director fails to obtain the required majority vote at an annual meeting of shareholders, such director will tender his or her resignation as a director for consideration by the Nominating and Corporate Governance Committee and recommendation to the Company’s Board.

Executive Sessions of Non-management Directors and of Independent Directors

The non-management directors meet privately in executive sessions to consider such matters as they deem appropriate, without management being present, as a routinely scheduled agenda item for every Board meeting. An executive session including only independent directors as defined by the NYSE listing standards is also held no less than once each year. During 2010, all non-management directors were independent, except Charles W. Mueller. See “— Director Independence” below. Patrick T. Stokes, who currently serves as the Lead Director, presides at the executive sessions of non-management directors and the executive sessions of independent directors. The Lead Director’s duties also include those detailed under “— Board Leadership Structure” above.

Director Independence

Pursuant to NYSE listing standards, the Company’s Board of Directors has adopted a formal set of categorical independent standards with respect to the determination of director independence. These standards are set forth in the Company’s Director Nomination Policy, as amended, attached to this proxy statement as Appendix A. The provisions of the Director Nomination Policy regarding director independence meet and in some areas exceed the listing standards of the NYSE. In accordance with the Director Nomination Policy, in order to be considered independent a director must be determined to have no material relationship with the Company other than as a director. The Director Nomination Policy specifies the criteria by which the independence of our directors will be determined.

Under the Director Nomination Policy, an “independent director” is one who:

•	has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company;

•	is not an employee of the Company and no member of his or her immediate family is an executive officer of the Company;

•	has not been employed by the Company and no member of his or her immediate family has been an executive officer of the Company during the past three years;

•

has not received and no member of his or her immediate family has received more than $120,000 per year in direct compensation from the Company in any capacity other than as a director or as a pension for prior service during the past three years;

•

is not currently a partner or employee of a firm that is the Company’s internal or external auditor; does not have an immediate family member who is a current partner of the Company’s internal or external auditor; does not have an immediate family member who is a current employee of the Company’s internal or external auditor and who personally works on the Company’s audit; and for the past three years has not, and no member of his or her immediate family has been a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time;

•

is not and no member of his or her immediate family is currently, and for the past three years has not been, and no member of his or her immediate family has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director or an immediate family member of the director;

•

is not an executive officer or an employee, and no member of his or her immediate family is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single year, exceeds the greater of $1 million, or two percent of such other company’s consolidated revenues during any of the past three years;

•	is free of any relationships with the Company that may impair, or appear to impair his or her ability to make independent judgments; and

•

is not and no member of his or her immediate family is employed as an executive officer of a charitable organization that receives contributions from the Company or a Company charitable trust, in an amount which exceeds the greater of $1 million or two percent of such charitable organization’s total annual receipts.

For purposes of determining a “material relationship,” the following standards are utilized:

•

any payments by the Company to a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and

•

the aggregate amount of such payments must not exceed two percent of the Company’s consolidated gross revenues; provided, however, there may be excluded from this two percent standard payments arising from (a) competitive bids which determined the rates or charges for the services and (b) transactions involving services at rates or charges fixed by law or governmental authority.

For purposes of these independence standards, (i) immediate family members of a director include the director’s spouse, parents, stepparents, children, stepchildren, siblings, mother- and father-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares the director’s home and (ii) the term “primary business affiliation” means an entity of which the director or the director’s immediate family member is a principal/executive officer or in which the director or the director’s immediate family member holds at least a five percent equity interest.

In accordance with the Director Nomination Policy, the Board undertook its annual review of director and director nominee independence. During this review, the Board considered transactions and relationships between each director and director nominee or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors, nominees or any member of their immediate family (or any entity of which a director, director nominee or an immediate family member is an executive officer, general partner or significant equity holder). As provided in the Director Nomination Policy, the purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director or nominee is independent.

This review specifically included all transactions with entities with which the directors and nominees are associated. Certain directors are employed by or otherwise associated with companies which purchased energy services from subsidiaries of the Company, which services were either rate-regulated or competitively bid. In particular, the Board reviewed non rate-regulated and non-competitively bid transactions between subsidiaries of the Company and Emerson Electric Co. and BJC HealthCare and their respective subsidiaries and affiliates since the aggregate amount involved in such transactions exceeded $120,000. Mr. Galvin is the Vice Chairman of Emerson Electric Co., which, together with its subsidiaries (“Emerson”), purchased rate-regulated energy services from and made utility pole attachment license payments to Company subsidiaries. Certain Company subsidiaries purchased, on a negotiated basis, engineering system support and consulting services, as well as electric motors, control valves and associated instrumentation and other materials from Emerson. The Board determined that its subsidiaries followed the Company procurement and sales policies and procedures, that the amounts were well under the thresholds under the director independence requirements, that the relationship with Emerson serves the best interests of the Company and its shareholders and should continue, and that Mr. Galvin did not have a direct or indirect material interest in the transactions and therefore, such transactions do not affect Mr. Galvin’s independence and are not Related Person Transactions (as defined under “— Policy and Procedures With Respect to Related Person Transactions” below). Mr. Lipstein is President and Chief Executive Officer of BJC HealthCare which, together with its affiliates (“BJC HealthCare”), purchased rate-regulated energy services from Company subsidiaries. Certain Company subsidiaries made claims payments, on a negotiated basis, to BJC HealthCare, one of the health care providers under our group health plan. The Board determined that its subsidiaries followed the Company procurement and sales policies and procedures, that the amounts were well under the thresholds under the director independence requirements, that the relationship with BJC HealthCare serves the best interests of the Company and its shareholders and should continue, and that Mr. Lipstein did not have a direct or indirect material interest in the transactions and therefore, such transactions do not affect Mr. Lipstein’s independence and are not Related Person Transactions.

The Board also reviewed all contributions made by the Company and its subsidiaries to charitable organizations with which the directors or their immediate family members serve as an executive officer. The Board determined that the contributions were consistent with similar contributions, were approved in accordance with the Company’s normal procedures and were under the thresholds of the director independence requirements.

All of the referenced transactions were ordinary course commercial transactions made on an arms length basis. The Board considered each of these transactions and relationships and determined that none of them was material or affected the independence of directors involved under either the general independence standards contained in the NYSE’s listing standards or the categorical standards contained in our Director Nomination Policy.

As a result of this review, the Board, at its meeting in February 2011, affirmatively determined that the following directors are independent under the standards set forth in the Director Nomination Policy: Stephen F. Brauer, Ellen M. Fitzsimmons, Walter J. Galvin, Gayle P.W. Jackson, James C. Johnson, Steven H. Lipstein, Harvey Saligman, Patrick T. Stokes, Stephen R. Wilson and Jack D. Woodard; and that Charles W. Mueller and Thomas R. Voss are not independent under the Director Nomination Policy.

All members of the Audit and Risk Committee, the Human Resources Committee and the Nominating and Corporate Governance Committee of the Board of Directors are independent under the standards set forth in the Director Nomination Policy.

Policy and Procedures With Respect to Related Person Transactions

The Board of Directors has adopted the Ameren Corporation Policy and Procedures With Respect to Related Person Transactions. This written policy provides that the Nominating and Corporate Governance Committee will review and approve Related Person Transactions (as defined below); provided that the Human Resources Committee will review and approve the compensation of each Company employee who is an immediate family member of a Company director or executive officer and whose compensation exceeds $120,000. The Chair of the Nominating and Corporate Governance Committee has delegated authority to act between Committee meetings.

The policy defines a “Related Person Transaction” as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000 and in which any Related Person (as defined below) had, has or will have a direct or indirect material interest, other than (1) competitively bid or regulated public utility services transactions; (2) transactions involving trustee type services; (3) transactions in which the Related Person’s interest arises solely from ownership of Company equity securities and all equity security holders received the same benefit on a pro rata basis; (4) an employment relationship or transaction involving an executive officer and any related compensation solely resulting from that employment relationship or transaction if (i) the compensation arising from the relationship or transaction is or will be reported pursuant to the SEC’s executive and director compensation proxy statement disclosure rules, or (ii) the executive officer is not an immediate family member of another executive officer or director and such compensation would have been reported under the SEC’s executive and director compensation proxy statement disclosure rules as compensation earned for services to the Company if the executive officer was a named executive officer as that term is defined in the SEC’s executive and director compensation proxy statement disclosure rules, and such compensation has been or will be approved, or recommended to our Board of Directors for approval, by the Human Resources Committee of our Board of Directors; or (5) if the compensation of or transaction with a director is or will be reported pursuant to the SEC’s executive and director compensation proxy statement disclosure rules.

“Related Person” is defined as (1) each director, director nominee and executive officer of the Company, (2) five percent or greater beneficial owners, (3) immediate family members of the foregoing persons and (4) any entity in which any of the foregoing persons is a general partner or principal or in a similar position or in which such person and all other related persons to such person has a 10 percent or greater beneficial interest.

The Office of the Corporate Secretary of the Company assesses whether a proposed transaction is a Related Person Transaction for purposes of the policy.

The policy recognizes that certain Related Person Transactions are in the best interests of the Company and its shareholders.

The approval procedures in the policy identify the factors the Nominating and Corporate Governance Committee will consider in evaluating whether to approve or ratify Related Person Transactions or material amendments to pre-approved Related Person Transactions. The Nominating and Corporate Governance Committee will consider all of the relevant facts and circumstances available to the Nominating and Corporate Governance Committee, including (if applicable) but not limited to: the benefits to the Company; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a general partner, 10 percent or greater shareholder or executive officer; the availability and costs of other sources for comparable products or services; the terms of the transaction; the terms available to or from unrelated third parties or to employees generally; and an analysis of the significance of the transaction to both the Company and the Related Person. The Nominating and Corporate Governance Committee will approve only those Related Person Transactions (a) that are in compliance with applicable SEC rules and regulations, NYSE listing requirements and the Company’s policies, including but not limited to the Corporate Compliance Policy and (b) that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Nominating and Corporate Governance Committee determines in good faith.

The policy provides for the annual pre-approval by the Nominating and Corporate Governance Committee of certain Related Person Transactions that are identified in the policy, as the policy may be supplemented and amended. For 2010, the Nominating and Corporate Governance Committee (and the Human Resources Committee, in the case of employment relationships involving compensation exceeding $120,000) approved (and where noted, pre-approved for 2011), in accordance with the policy, the following Related Person Transactions:

•

purchases by the Company and/or its subsidiaries of equipment, equipment leases and repair, maintenance and training services from Caterpillar, Inc. (“Caterpillar”) (employer of former Director Douglas R. Oberhelman, currently the Chairman and Chief Executive Officer of Caterpillar) or its subsidiaries and affiliates; provided that the aggregate amount of all such transactions, together with all other transactions between the Company or its subsidiaries and Caterpillar or its subsidiaries and affiliates, may not exceed two percent of the Company’s or Caterpillar’s consolidated gross revenues during any of the past three years;

•

sales of non-regulated energy services by the Company and/or its subsidiaries to Caterpillar or its subsidiaries and affiliates; provided that the aggregate amount of all such transactions, together with all other transactions between the Company or its subsidiaries and Caterpillar or its subsidiaries and affiliates, may not exceed two percent of Caterpillar’s consolidated gross revenues during any of the past three years;

•

leases by the Company or its subsidiaries of real property to Cullinan Properties, Ltd. (“Cullinan Properties”) (a real estate development firm where former Director Oberhelman’s wife is the Chief Executive Officer) or its subsidiaries and affiliates; provided that the aggregate amount of all such transactions, together with all other transactions between the Company or its subsidiaries and Cullinan Properties or its subsidiaries and affiliates, may not exceed the greater of $1 million or two percent of Cullinan Properties’ consolidated gross revenues during any of the past three years;

•

employment of Michael G. Mueller, President of Ameren Energy Fuels and Services Company and Vice President of Ameren Services, son of Charles W. Mueller, a director of Ameren (also, a pre-approved Related Person Transaction for 2011, except that effective January 1, 2011, Michael G. Mueller relinquished his title as Vice President of Ameren Services to become Vice President, Energy Trading and Fuel Commodities of Ameren Missouri); and

•	employment of Charles R. Mueller, Manager, Strategic Initiatives of Ameren Illinois, son of Charles W. Mueller, a director of Ameren (also, a pre-approved Related Person Transaction for 2011).

Mr. Oberhelman, a former director who completed his term of service on the Board in April 2010, is the Chairman and Chief Executive Officer of Caterpillar which purchases regulated public utility energy services and non-regulated energy services from certain of the Company’s subsidiaries (primarily Ameren Illinois, Ameren Energy Marketing Company and Ameren Missouri) and sells and leases equipment to and provides repair, maintenance and training services for some of our subsidiaries. During 2010, revenues from energy sales by Ameren subsidiaries to Caterpillar aggregated approximately $52.2 million excluding revenues from the supply of regulated public utility services and revenues based on competitive bid transactions. Payments made during 2010 by our subsidiaries to Caterpillar for the purchase or lease of equipment and for repair, maintenance and training services aggregated approximately $12.6 million. During 2010, Cullinan Properties made lease payments to CILCO and Ameren Illinois, as the case may be, for property use in an aggregate amount below the Related Person Transactions threshold. These transactions, many of which are for multiple year terms, were entered into in the ordinary course of business on an arms length basis.

Certain of the Company’s directors and executive officers had reportable family relationships in 2010. Charles W. Mueller is the father of Michael G. Mueller, President of the Company’s wholly-owned indirect subsidiary, Ameren Energy Fuels and Services Company and a former Vice President of Ameren Services, for which he received total compensation (consisting of all equivalent items included in total compensation in columns (c) through (i), inclusive, of the Summary Compensation Table in this proxy statement) of $671,414 in 2010 (including $175,279, representing the grant date fair value computed in accordance with authoritative accounting guidance of performance share unit awards under the Company’s 2006 Omnibus Incentive Compensation Plan). See below for more information regarding performance share unit awards and other compensation. Another son of Mr. Mueller, Charles R. Mueller, is employed by Ameren Illinois as a Manager of Strategic Initiatives, for which he received total compensation (consisting of all equivalent items included in total compensation in columns (c) through (i), inclusive, of the Summary Compensation Table in this proxy statement) of $227,090 in 2010 (including $34,403, representing the grant date fair value computed in accordance with authoritative accounting guidance of performance share unit awards under the Company’s 2006 Omnibus Incentive Compensation Plan).

Other than the employment relationships involving Director Mueller and his sons, Michael G. Mueller and Charles R. Mueller, described above, no other current director was a participant to a Related Person Transaction in 2010 that is required to be reported.

Legal and Regulatory Matters

In 2010, Caterpillar, in conjunction with other industrial customers as a coalition, acted as an intervenor in Illinois Commerce Commission proceedings relating to an Ameren Illinois (formerly CILCO and IP) request for changes to its electric and natural gas service delivery rates. Former Director Oberhelman did not participate in Ameren’s Board and Committee deliberations relating to these matters.

Policy Regarding Communications to the Board of Directors

The non-management directors of the Board of Directors have adopted a policy for shareholders and other interested persons to send communications to the Board. Shareholders and other interested persons who desire to communicate with the Company’s directors or a particular director may write to: Ameren Corporation Board of Directors, c/o Head of Investor Relations, Mail
Code 202, 1901 Chouteau Avenue, St. Louis, Missouri 63103. E-mail communications to directors should be sent to directorcommunication@ameren.com. All communications should not exceed 500 words in length and must be accompanied by the following information: if the person submitting the communication is a shareholder, a statement of the number of shares of the Company’s Common Stock that the person holds; if the person submitting the communication is not a shareholder and is submitting the communication to the Lead Director or the non-management directors as an interested party, the nature of the person’s interest in the Company; any special interest, meaning an interest not in the capacity of a shareholder of the Company, of the person in the subject matter of the communication; and the address, telephone number and e-mail address, if any, of the person submitting the communication. Communications received from shareholders and other interested persons to the Board of Directors will be reviewed by the Head of Investor Relations and if they are relevant to, and consistent with, the Company’s operations and policies that are approved by all non-management members of the Board and if they conform to the procedural requirements of the Policy, they will be forwarded by the Office of the Corporate Secretary to the Lead Director or applicable Board member or members as expeditiously as reasonably practicable.

Annual Assessment of Board, Board Committee and Individual Director Performance

The Board reviews its own performance, structure and processes in order to assess how effectively it is functioning. This assessment is implemented and administered by the Nominating and Corporate Governance Committee through an annual Board self-evaluation survey. Individual directors are also asked annually to assess each other’s performance through a director peer assessment. The views of individual directors are collected by the Secretary of the Company and the Chairman of the Nominating and Corporate Governance Committee and summarized for consideration by the full Board. In addition, each of the Audit and Risk Committee, Human Resources Committee, Nominating and Corporate Governance Committee, Nuclear Oversight and Environmental Committee and Finance Committee of the Board conduct an annual self-evaluation of its performance.

DIRECTOR COMPENSATION

Role of Director Compensation Consultants

As noted above under “— BOARD STRUCTURE — Role of Compensation Consultants,” the Nominating and Corporate Governance Committee directly retained Meridian to advise it with respect to director compensation matters. During 2010, Meridian conducted an outside director market pay analysis for the Nominating and Corporate Governance Committee and attended a Committee meeting to discuss the analysis.

Fees and Stock Awards

The Nominating and Corporate Governance Committee of the Board of Directors of Ameren has approved the following compensation program for each director who is not an employee of the Company:

•	an annual cash retainer of $50,000 payable in 12 equal installments;

•

an award of immediately vested shares of the Company’s Common Stock equaling approximately $80,000 provided annually to all directors on or about January 1. An award of immediately vested shares of the Company’s Common Stock equaling approximately $80,000 is also provided to new directors upon initial election to the Board;

•	a fee of $1,500 for each Board meeting attended;

•	a fee of $1,500 for each Board committee meeting attended;

•

an additional annual cash retainer of $20,000 for the Lead Director and $10,000 for the Chairpersons of the Human Resources Committee, the Nominating and Corporate Governance Committee, the Nuclear Oversight and Environmental Committee and the Finance Committee;

•	an additional annual cash retainer of $15,000 for the Chairperson of the Audit and Risk Committee and an additional $10,000 annual cash retainer for the other members of the Audit and Risk Committee;

•

an additional annual cash retainer of $5,000 for members of the Human Resources Committee, the Nominating and Corporate Governance Committee, the Nuclear Oversight and Environmental Committee and the Finance Committee;

•	reimbursement of customary and usual travel expenses; and

•	eligibility to participate in a nonqualified deferred compensation program, as described below.

Directors who are employees of the Company do not receive compensation for their services as a director.

The following table sets forth the compensation paid to non-management directors for fiscal year 2010, other than reimbursement for travel expenses.

DIRECTOR COMPENSATION TABLE

Name (a)	Fees Earned or Paid in Cash(1) ($) (b)	Stock Awards(2) ($) (c)	Option Awards(3) ($) (d)	Non-Equity Incentive Plan Compensation(3) ($) (e)	Change In Pension Value and Nonqualified Deferred Compensation Earnings(4) ($) (f)	All Other Compensation(5) ($) (g)	Total ($) (h)
S.F. Brauer	98,004	80,022	–	–	–	–	178,026
S.S. Elliott(6)	30,668	80,022	–	–	–	–	110,690
E.M. Fitzsimmons	99,504	80,022	–	–	–	–	179,526
W.J. Galvin	102,840	80,022	–	–	6,121	–	188,983
G.P.W. Jackson	97,676	80,022	–	–	–	–	177,698
J.C. Johnson	96,504	80,022	–	–	–	–	176,526
S.H. Lipstein	58,919	80,316	–	–	–	–	139,235
C.W. Mueller	102,504	80,022	–	–	–	14,175	196,701
D.R. Oberhelman(6)	30,836	80,022	–	–	–	–	110,858
H. Saligman	87,012	80,022	–	–	50,012	–	217,046
P.T. Stokes	116,508	80,022	–	–	13,935	–	210,465
S.R. Wilson	110,004	80,022	–	–	–	–	190,026
J.D. Woodard	99,504	80,022	–	–	10,362	–	189,888

(1)	Represents the cash retainer and fees for service on the Board of Directors and its committees and meeting attendance as discussed above.

(2)	As discussed above, the annual grants of immediately vested shares of the Company’s Common Stock equaling approximately $80,000 were awarded to Directors Brauer, Elliott, Fitzsimmons, Galvin, Jackson, Johnson, Mueller, Oberhelman, Saligman, Stokes, Wilson and Woodard on January 13, 2010, and to Director Lipstein on June 25, 2010, in connection with his initial election to the Board. The price at which such shares were granted to the non-management directors pursuant to the 2006 Omnibus Incentive Compensation Plan was $27.68 per share on January 13, 2010 and $25.66 per share on June 25, 2010. As of December 31, 2010, Directors Galvin, Saligman, Stokes and Woodard each had an aggregate of 5,784 deferred Stock Units (as defined below) accumulated in their deferral accounts from deferrals of annual stock awards, including additional deferred Stock Units credited as a result of dividend equivalents earned with respect to the deferred Stock Units (see “— Directors Deferred Compensation Plan Participation” below).

(3)	No stock option awards or payouts under non-equity incentive plans were received by any non-management director in 2010.

(4)	Ameren does not have a pension plan for non-management directors. The amount in this column consists solely of the above market earnings on cash compensation deferred with respect to plan years commencing prior to January 1, 2010 (see
“— Directors Deferred Compensation Plan Participation” below). There are no above-market or preferential earnings on compensation deferred with respect to plan years beginning on or after January 1, 2010 for the deferrals made on and after January 1, 2010.

(5)	In the case of Director Mueller, the amount represents the estimated costs to the Company of office space and secretarial services at the Company’s headquarters, and the use by Director Mueller of a Company recreational facility during 2010.

(6)	Each of Ms. Elliott and Mr. Oberhelman completed their term of service as a director on April 27, 2010.

Directors Deferred Compensation Plan Participation

The Ameren Corporation Deferred Compensation Plan for Members of the Board of Directors, as amended (the “Directors Deferred Compensation Plan”), offers non-management directors the option to defer all or part of their annual cash retainers, meeting fees and Company Common Stock share awards as described below. The deferred compensation plan available to directors prior to 2009 permitted non-management directors to defer only annual cash retainers and meeting fees. In 2010, Directors Galvin, Saligman, Stokes and Woodard elected to defer their annual Board and Board committee cash retainers, meeting fees and 2010 stock award under the Directors Deferred Compensation Plan.

All deferrals of Company Common Stock awards pursuant to the Directors Deferred Compensation Plan are converted to “Stock Units,” representing each share of Company Common Stock awarded to and deferred by the participant. Stock Units are not considered actual shares of Company Common Stock and participants have no rights as an Ameren shareholder with respect to any Stock Units until shares of Company Common Stock are delivered in accordance with the Directors Deferred Compensation Plan. Participants will have the right to receive dividend equivalents on Stock Units as of each dividend payment date, which are to be converted to additional Stock Units on the dividend payment date of Company Common Stock in accordance with the 2006 Omnibus Incentive Compensation Plan. The price used for converting dividend equivalents to additional Stock Units is determined using the same methodology as the price used for calculating the number of additional shares purchased as of such dividend payment date under the Ameren DRPlus Plan.

All payments under the Directors Deferred Compensation Plan relating to deferrals of a director’s Company Common Stock award (including dividend equivalents which will be converted into additional Stock Units) will be made in the form of one share of Company Common Stock for each whole Stock Unit and cash equal to the fair market value of each fraction thereof. Each such share of Company Common Stock will be distributed subject to the terms of and pursuant to the 2006 Omnibus Incentive Compensation Plan and the related award agreement issued to the director thereunder.

With respect to retainer and meeting fees, deferred amounts, plus an interest factor, are used to provide payout distributions following completion of Board service and certain death benefits. In October 2009, the Company adopted an amendment to the Directors Deferred Compensation Plan which amended the portion of the Directors Deferred Compensation Plan relating to the interest crediting rates used for cash amounts deferred with respect to plan years commencing on and after January 1, 2010. In October 2010, the Company adopted an amendment to the Directors Deferred Compensation Plan for plan years beginning on and after January 1, 2011 to change the measurement period for the applicable interest rates for cash amounts deferred under such plan prior to January 1, 2010. Pursuant to the amended Directors Deferred Compensation Plan, cash amounts deferred (and interest attributable thereto) accrue interest at the rate to be applied to the participant’s account balance depending on (1) the plan year for which the rate is being calculated and (2) the year in which the deferral was made, as follows:

Table A
Calculation for Plan Year	Deferral Date	Rate
Plan Years beginning on or prior to January 1, 2010	Deferrals prior to January 1, 2010	150 percent of the average of the monthly Mergent’s Seasoned AAA Corporate Bond Yield Index rate (the “Directors Deferred Plan Index Rate”) for the calendar year immediately preceding such plan year — for 2010 such interest crediting rate was 7.97 percent

Plan Years beginning on or after January 1, 2011	Deferrals prior to January 1, 2010	Directors Deferred Plan Index Rate for the 12-month period ending on November 30 of the calendar year immediately preceding such plan year — for 2011 such interest crediting rate will be 7.44 percent

Plan Years beginning on or after January 1, 2010	Deferrals on and after January 1, 2010	120 percent of the applicable federal
long-term rate, with annual compounding (as prescribed under the IRC) (“AFR”) for the December immediately preceding such plan year (the “Directors Deferred Plan Interest Rate”) — for 2010 such interest crediting rate was 5.02 percent

After the participant director retires or dies, the deferred amounts (and interest attributable thereto) accrue interest as follows:

Table B
Calculation for Plan Year	Deferral Date	Rate
Plan Years beginning on or prior to January 1, 2010	Deferrals prior to January 1, 2010	Average monthly Mergent’s Seasoned AAA Corporate Bond Yield Index rate (the “Directors Deferred Plan Base Index Rate”) for the calendar year immediately preceding such plan year — for 2010 such interest crediting rate was 5.31 percent

Plan Years beginning on or after January 1, 2011	Deferrals prior to January 1, 2010	Directors Deferred Plan Base Index Rate for the 12-month period ending on November 30 of the calendar year immediately preceding such plan year — for 2011 such interest crediting rate will be 4.96 percent

Plan Years beginning on or after January 1, 2010	Deferrals on and after January 1, 2010	Directors Deferred Plan Interest Rate — for 2010 such interest crediting rate was 5.02 percent

As a result of the changes described in the narrative preceding the tables above, there are no above-market or preferential earnings on compensation deferred with respect to plan years beginning on or after January 1, 2010 for deferrals made on and after January 1, 2010.

A participant director may choose to receive the deferred amounts upon ceasing to be a member of the Company’s Board of Directors in a lump sum payment or in installments over a set period of up to 15 years. However, in the event a participant ceases being a member of the Company’s Board of Directors prior to age 55, the balance in such participant’s deferral account shall be distributed in a lump sum to the participant within 30 days of the date the participant ceases being a member of the Company’s Board of Directors. In the event a participant ceases being a member of the Company’s Board of Directors prior to attainment of at least 55 years of age and after the occurrence of a Change of Control (as hereinafter defined under “EXECUTIVE COMPENSATION — OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS — Change of Control Protection — In General — Change of Control Severance Plan”), the balance in such director’s deferral account, with any interest payable as described in Table A above, shall be distributed in a lump sum to the director within 30 days after the date the director ceases being a member of the Board of Directors. In the event that the Company ceases to exist or is no longer publicly traded on the NYSE or the NASDAQ Stock Market (“NASDAQ”), upon the occurrence of such Change of Control, any Stock Units held by a participating director will be converted to a cash value upon the Change of Control and thereafter will be credited with interest as described in Table A above. The cash value of the Stock Unit will equal the value of one share of Company Common Stock based upon the closing price on the NYSE or NASDAQ on the last trading day prior to the Change of Control.

Director Stock Ownership Requirement

In 2006, the Company’s Board of Directors adopted a stock ownership requirement applicable to all of its directors. Under this requirement, as set forth in the Company’s Corporate Governance Guidelines, within five years of the January 1, 2007 effective date or within five years after initial election to the Board, all non-management directors are required to own Company Common Stock equal in value to at least three times their base annual cash retainer and hold such amount of stock throughout their directorship.

At any time, if a non-management director has not satisfied the requirement, such director must retain at least 50 percent of all shares granted to him or her after January 1, 2012 under Ameren’s equity compensation programs.

ITEM (2): AMENDMENT TO RESTATED ARTICLES OF INCORPORATION REGARDING LIABILITY OF DIRECTORS

Background and Reason for the Proposed Amendment

Missouri General and Business Corporation Law Section 351.055.2(3) permits a Missouri corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of a director to a corporation or its shareholders for monetary damages resulting from certain breaches of the director’s fiduciary duties to the corporation. The Board of Directors has adopted a resolution to amend the Company’s Restated Articles of Incorporation to provide for the elimination of personal liability of a director to the Company and its shareholders for monetary damages to the fullest extent permitted by this law. To be effective, the amendment to the Restated Articles of Incorporation must be approved by the shareholders in the manner described in this proxy statement. Subject to the approval of shareholders at the Annual Meeting, the amendment would add a new Article Eleventh to the Restated Articles of Incorporation of the Company, as follows:

RESOLVED, that a new Article Eleventh be added to the Restated Articles of Incorporation of the Company, as follows:

“Eleventh

The liability of the Corporation’s directors to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permitted under the Missouri General and Business Corporation Law. Any repeal or modification of this Article Eleventh by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.”

State corporation laws such as Missouri General and Business Corporation Law Section 351.055.2(3) recognize that, in recruiting and retaining directors, there is a concern that qualified persons might be reluctant to serve as directors because of the liability exposure and the risk of substantial personal expense incurred in defending lawsuits, most of which are without merit, but which are typically costly to defend. Although the Company believes it has been able to recruit and retain qualified directors, the Board believes all appropriate steps should be taken to protect directors against personal liability so that qualified persons will continue to be willing to serve. Accordingly, the Board is seeking shareholder approval to amend the Company’s Restated Articles of Incorporation to add a new Article Eleventh that would eliminate directors’ liability to the fullest extent permitted by Missouri law. The Company’s directors are already indemnified to the fullest extent permitted by law pursuant to the Company’s By-Laws. By so limiting director liability, new Article Eleven will supplement existing indemnification rights of directors under the Company’s By-Laws and reduce the Company’s exposure under these indemnification obligations.

Effect of Proposed Amendment

While, to the knowledge of the Company, the Missouri law has not yet been the subject of any judicial interpretation since its enactment in 2000, the Company believes that new Article Eleventh will be effective to appropriately limit the financial liability of directors. However, under the law, no such provision may eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to provisions of the law which make directors personally liable for unlawful dividends, or (d) for any transaction from which the director derived an improper personal benefit. Thus, Article Eleventh would have no effect on the availability of equitable remedies such as injunction or rescission based upon a director’s breach of his or her duties. Moreover, liabilities which may arise out of director conduct occurring prior to the adoption of new Article Eleventh would not be affected. Article Eleventh would apply only to claims against directors arising out of that person’s role as a director, and would not apply (if such person is also an officer) to liabilities arising out of that person’s role as an officer or in any other capacity other than as a director. In addition, new Article Eleventh will only affect the monetary liability of directors to the Company and its shareholders.

New Article Eleventh is intended to provide the Company’s directors with the maximum protection afforded by Missouri law. Thus, if future changes in the law permit further limitation of a director’s liability, such changes would become automatically effective under Article Eleventh.

The Company has not received any notice of any claim or proceeding to which the new Article Eleventh might apply, and no such action has ever been brought against a Company Director. In addition, the proposed amendment is not being proposed in response to any specific resignation, threat of resignation or refusal to serve by any director or potential director.

The Board and management recognize that if the proposed amendment is adopted, its principal effect would be that the shareholders of the Company will be giving up potential future rights of action against directors for some breaches of duty and that the Board has a personal interest in having the shareholders approve the proposed amendment. However, given the potential liabilities which face the directors of publicly held corporations, the Board believes that the proposed amendment is in the best interests of the Company and its shareholders since it should protect the Company’s ability to continue to attract and retain qualified directors and will reduce the Company’s monetary exposure under its indemnification obligations to directors. The Board also believes that directors can best exercise their business judgment in the interests of the Company if that judgment does not subject their personal assets to claims simply because others, with the benefit of hindsight, disagree with the directors’ business judgment.

If adopted, the amendment would become effective upon the filing of articles of amendment to the Restated Articles of Incorporation with the Secretary of State of the State of Missouri, which would occur as soon as practicable following the Annual Meeting. The remainder of the Restated Articles of Incorporation will not change.

Passage of the proposal requires the affirmative vote of a majority of the outstanding shares entitled to vote on the proposal.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE PROPOSED AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION.

ITEM (3): RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE COMPANY’S 2006 OMNIBUS INCENTIVE COMPENSATION PLAN

General

The Board is requesting that shareholders re-approve the material terms of the performance goals under the Ameren Corporation 2006 Omnibus Incentive Compensation Plan (the “Plan”) so that compensation payable under the Plan to certain executive officers remains tax deductible under Section 162(m) of the IRC. The purpose of the Plan is to provide a means whereby employees and directors of the Company develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of the Plan is to provide a means through which the Company may attract able individuals to become employees or serve as directors of the Company. There have been no amendments to the Plan since it was approved by shareholders in 2006.

The Plan allows the Human Resources Committee (the “Committee”) of the Board to make awards that qualify as “performance-based compensation” under Section 162(m) of the IRC. Section 162(m) of the IRC generally limits the Company’s federal income tax deduction for compensation paid to certain “covered employees” (generally the chief executive officer and the four highest paid executive officers other than the chief executive officer) to $1 million each, unless all amounts in excess of $1 million qualify for an exception to the limit. One of the available exceptions is for compensation that qualifies for “performance-based compensation” under the IRC. This exception allows amounts awarded under the Plan to be deductible by the Company for federal income tax purposes, even if, when combined with other compensation, the award causes the compensation of any executive to exceed $1 million.

To qualify as performance-based compensation, Section 162(m) of the IRC requires, among other things, that the performance measures under the Plan be disclosed to and re-approved by the Company’s shareholders every five years when, as is the case under the Plan, the Committee has the ability to change the targets under a performance goal after shareholder approval. The Plan and material terms of its performance goals were last approved by the shareholders at the Company’s 2006 Annual Meeting of Shareholders when the Plan was initially adopted. Under Section 162(m), the material terms of the performance goals under the Plan that must be re-approved include (a) the class of employees eligible to receive compensation upon achievement of performance goals applicable to awards under the Plan, (b) the business goals on which such performance goals may be based and (c) the maximum amount that may be paid to any employee subject to Section 162(m) upon achievement of the performance goals applicable to an award under the Plan.

A summary of the principal provisions of the Plan is set forth below. This summary is qualified in its entirety by reference to the Plan. The Plan is incorporated by reference from the Company’s 2010 Form 10-K.

Principal Provisions of the Plan

•	All awards for employees can only be made pursuant to the authority of the Committee and, with respect to non-management directors, all awards can only be made pursuant to the authority of the Board.

•

The maximum number of shares that may be granted under the Plan totals 4,000,000 (which includes shares not granted or subject to awards under the Ameren Corporation Long-Term Incentive Plan of 1998, as amended, subject to adjustment upon the occurrence of various corporate events as described in the Plan), all of which may be issued pursuant to incentive stock options (“ISOs”). As of December 31, 2010, 2,094,118 shares remain available under the Plan, taking into consideration grants thereunder and grants which have terminated by expiration, forfeiture, cancellation or otherwise.

•

Any shares related to awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, are settled in cash in lieu of shares, or are exchanged with the Committee’s permission, prior to the issuance of shares, for awards not involving shares, shall be available again for grant under the Plan.

•

Awards may include stock options (including ISOs and nonqualified stock options (“NQSOs”)), stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares, cash-based awards and other stock-based awards.

•

Shares issued pursuant to “Full Value Awards” (awards other than stock options or stock appreciation rights which are settled by the issuance of shares, e.g., restricted stock, restricted stock units, performance shares, performance units if settled with stock, or other stock-based awards) shall reduce the Plan’s share authorization at a rate of 1 to 1, while shares pursuant to stock option or stock appreciation rights shall reduce the Plan’s share authorization at a rate of .47 to 1.

•	The exercise price of options and the grant price of stock appreciation rights must be at least equal to 100 percent of the fair market value of the shares as determined on the date of the grant.

•	The maximum term of options and stock appreciation rights is 10 years.

•

The Plan does not allow reloads, repricing, stock options issued at a discount to fair market value, or nonqualified stock options or stock appreciation rights to be transferred by a participant for consideration.

•

Unless and until the Committee determines that an award to a “covered employee” is not designed to qualify as “Performance-Based Compensation” (as defined in the Plan), annual award limits set forth in the Plan are as follows:

Award(s)	Annual Limit

Stock Options	2,000,000 shares
Stock Appreciation Rights	2,000,000 shares
Restricted Stock or Restricted Stock Units	300,000 shares
Performance Units or Performance Shares	Value of 300,000 shares or 300,000 shares
Cash-Based Awards	$5 million
Other Stock-Based Awards	300,000 shares

Performance Measures

The performance goals upon which the payment or vesting of an award that is intended to qualify as Performance-Based Compensation is limited to certain “Performance Measures” as described below and in the Plan:

•	Net earnings or net income (before or after taxes);

•	Earnings per share;

•	Net sales or revenue growth;

•	Net operating profit;

•	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue);

•	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

•	Earnings before or after taxes, interest, depreciation, and/or amortization;

•	Gross or operating margins;

•	Gross revenue;

•	Productivity ratios;

•	Share price (including, but not limited to, growth measures);

•	Expense targets;

•	Margins;

•	Operating efficiency;

•	Capacity utilization;

•	Increase in customer base;

•	Environmental health and safety;

•	Diversity;

•	Quality;

•	Customer satisfaction;

•	Working capital targets;

•	Economic value added or EVA (net operating profit after tax minus the sum of capital multiplied by the cost of capital);

•	Net debt;

•	Corporate governance;

•	Total shareholder return;

•	Dividend; and

•	Bond rating.

Under the Plan, any Performance Measure(s) may be (1) used to measure the performance of the Company, subsidiary, and/or affiliate as a whole or any business unit of the Company, subsidiary, and/or affiliate or any combination thereof, as the Committee may deem appropriate, (2) compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or (3) with respect to the “share price” Performance Measure noted above, compared to various stock market indices.

The Committee determines whether the performance targets or goals that have been chosen for a particular performance award have been met and may provide in an award that any evaluation of performance may include or exclude any of the following that are objectively determinable and that occur during the performance period to which the award is subject: asset write-downs, litigation, claim judgments, or settlements; the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reporting results; any reorganization and restructuring programs; extraordinary nonrecurring items as described in management’s discussion of financial condition and results of operations appearing in the Company’s annual report to shareholders or Annual Report on Form 10-K for the applicable year; acquisitions or divestitures; and foreign exchange gains and losses.

Awards that are designed to qualify as Performance-Based Compensation may not be adjusted upward. However, the Committee has the discretion to adjust these awards downward. In addition, the Committee has the discretion to make awards that do not qualify as Performance-Based Compensation. Generally, awards may be paid in the form of cash, shares of common stock, or in any combination, as determined by the Committee.

Administration

The Plan is administered by the Committee. The Committee has full and exclusive discretionary authority, subject to the provisions of the Plan, to establish rules and regulations necessary for the proper administration of the Plan. All actions taken and all interpretations and determinations made by the Committee shall be final and binding.

Eligibility

Employees and non-management directors of the Company or any of its subsidiaries or affiliates are eligible to receive awards under the Plan. From time to time, the Committee (or as to non-management directors, the Board) will determine who will be granted awards, the number of shares subject to such grants and all other terms of awards.

While all employees are eligible to receive awards under the Plan, as of December 31, 2010, approximately 201 employees participated in the Plan. The Board currently expects that all non-management directors, of which there will be nine if all such nominees are elected, will also participate in the Plan. As described above under “ITEMS YOU MAY VOTE ON — DIRECTOR COMPENSATION — Fees and Stock Awards,” in 2010 each non-management director was awarded shares of the Company’s Common Stock equaling approximately $80,000, and upon a non-management director’s initial election to the Board, shares of the Company’s Common Stock equaling approximately $80,000. The Board expects that these awards will be continued under the Plan, and any change would be determined by the Board of Directors in the future.

Change of Control

Awards under the Plan are generally subject to special provisions upon the occurrence of a Change of Control as defined in the Change of Control Plan referenced under “EXECUTIVE COMPENSATION — OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS — Change of Control Protection” below.

Additional Information

If this Item 3 is not approved by the Company’s shareholders, the Plan will remain effective and will terminate on May 2, 2016, unless terminated earlier by the Board of Directors. The Board may amend the Plan as it deems advisable, except that it may not amend the Plan without shareholder approval where the absence of such approval would cause the Plan to fail to comply with any requirement of applicable law or regulation. Employees who will participate in the Plan in the future and the amounts of their allotments are to be determined by the Committee subject to any restrictions outlined in the Plan.

The Company expects that, upon shareholder re-approval of the material terms of the Plan performance goals as set forth in this Item 3, awards under the Plan will qualify as Performance-Based Compensation that is exempt from the $1,000,000 annual deduction limit (for federal income tax purposes) of compensation paid by public corporations to each of the corporation’s chief executive officer and four other most highly compensated executive officers in each fiscal year, which limit is imposed by Section 162(m). Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company’s efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

Passage of the proposal requires the affirmative vote of a majority of the shares entitled to vote on the proposal and represented in person or by proxy at the meeting at which a quorum is present.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE AMEREN CORPORATION 2006 OMNIBUS INCENTIVE COMPENSATION PLAN.

ITEM (4): ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

In accordance with Rule 14a-21(a) of the Exchange Act, the Company is providing shareholders with the right to cast an advisory vote to approve the compensation of the Executives at the Annual Meeting. This proposal, commonly known as a “say-on-pay” proposal, provides shareholders with the opportunity to endorse or not endorse the Company’s compensation program for Executives through the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Executives, as disclosed in the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures in this proxy statement.”

As described in the Compensation Discussion and Analysis section of this proxy statement, the Company has adopted an Executive compensation philosophy which provides for a competitive total compensation program based on the size-adjusted median of the range of compensation paid by similar utility industry companies, adjusted for the Company’s short- and long-term performance and the individual Executive’s performance. The Company believes that the Human Resources Committee, which is responsible for establishing the compensation of Executives, has appropriately designed the compensation program to align the long-term interests of the Executives with that of shareholders to maximize shareholder value. Our Board has a long standing commitment to good corporate governance and recognizes the interests that shareholders have in Executive compensation. The Company encourages shareholders to review closely the Compensation Discussion and Analysis, the compensation tables and the other narrative executive compensation disclosures contained in this proxy statement. The Company organized this information to explain each element of its Executive compensation program and to provide certain compensation-related information for the Executives for the past three years as required by SEC rules.

Highlights of the Company’s Executive compensation program, as described in the Compensation Discussion and Analysis section, include:

•	pay opportunities that are appropriate to the size of the Company when compared to peer companies;

•	a pay program that is heavily performance-based, using multiple performance measures;

•	full disclosure of the financial performance drivers used in our incentives, in numeric terms;

•	a long-term incentives program that is entirely performance-based and aligned with shareholder interests through a link to stock price and measurement of stock performance versus peer companies;

•	no backdating or repricing of stock options (none of the Executives hold any options to purchase shares of Company stock);

•	stock ownership requirements for Executives, which align the interests of the Executives and shareholders;

•	few perquisites;

•	no employment contracts;

•	relatively conservative change-in-control severance, and no excise tax gross-ups for new change of control plan participants; and

•	retention of an independent compensation consultant engaged by, and who reports directly to, the Human Resources Committee.

In light of the foregoing, the Board of Directors unanimously recommends voting FOR ITEM 4. As an advisory vote, this proposal is not binding on the Company. However, the Board of Directors values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of this vote when developing future compensation programs for Executives.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY APPROVAL OF THE COMPENSATION OF THE EXECUTIVES DISCLOSED IN THIS PROXY STATEMENT.

ITEM (5): ADVISORY APPROVAL ON FREQUENCY OF EXECUTIVE COMPENSATION SHAREHOLDER ADVISORY VOTE

In accordance with Rule 14a-21(b) of the Exchange Act, the Company is providing shareholders, through the following resolution, with the right to cast an advisory vote to inform the Company as to how often shareholders wish to include a proposal, similar to ITEM (4): ADVISORY APPROVAL OF EXECUTIVE COMPENSATION, relating to the compensation program for named executive officers listed in the Summary Compensation Table of the Company’s proxy statement prepared in connection with the election of directors:

“RESOLVED, that the shareholders wish the Company to include an advisory vote on the compensation of the Company’s named executive officers pursuant to Rule 14a-21(b) of the Exchange Act every:

•	Year;

•	Two Years; or

•	Three Years.”

The Board of Directors unanimously recommends that shareholders vote to hold an advisory vote on the Company’s named executive officers every year. The Company believes that an advisory vote on the compensation of the Company’s named executive officers each year is the expressed preference of many of its investors. An annual vote will provide for a high level of Company accountability and the most useful method of shareholder communication, by enabling votes to correspond to the information presented in the accompanying proxy statement. A vote on the Company’s named executive officer compensation every two or three years would potentially cover many Company actions between shareholder votes and could therefore, make it difficult for the Company to ascertain what the shareholder votes are intended to communicate.

As an advisory vote, this proposal is not binding on the Company. However, the Board of Directors values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of this vote when considering the frequency of the executive compensation shareholder advisory votes.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE ADVISORY APPROVAL OF AN EXECUTIVE COMPENSATION SHAREHOLDER ADVISORY VOTE EVERY YEAR.

ITEM (6): RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011

The Company is asking its shareholders to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. PwC was appointed by the Audit and Risk Committee.

Although ratification by the shareholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the shareholders. In the event the shareholders fail to ratify the appointment, the Audit and Risk Committee will consider this factor when making any determination regarding PwC. Even if the selection is ratified, the Audit and Risk Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Passage of the proposal requires the affirmative vote of a majority of the shares entitled to vote on the proposal and represented in person or by proxy at the meeting at which a quorum is present.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PWC AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

ITEM (7): SHAREHOLDER PROPOSAL RELATING TO REPORT ON COAL COMBUSTION WASTE

Proponents of the shareholder proposal described below notified the Company of their intention to attend the Annual Meeting to present the proposal for consideration and action. The names and addresses of the proponents and the number of shares they hold will be furnished by the Secretary of the Company upon receipt of any telephonic or written request for such information. The Company is not responsible for the accuracy or content of the proposal and supporting statement presented below, as received from the proponents.

WHEREAS: Coal combustion waste (CCW) is a by-product of burning coal and contains high concentrations of arsenic, mercury, heavy metals and other toxins filtered out of smokestacks by pollution control equipment. CCW is stored in landfills, impoundment ponds or abandoned mines. Over 130 million tons of CCW are generated each year in the U.S.

Coal combustion represents two-thirds (67%) of Ameren’s generating capacity in Missouri, and a significant portion (33%) of Ameren’s national generation capacity.

The toxins in CCW have been linked to cancer, organ failure, and other serious health problems. In October 2009, the U.S. Environmental Protection Agency (EPA) published a report finding: “Pollutants in coal combustion wastewater are of particular concern because they can occur in large quantities (i.e., total pounds) and at high concentrations … in discharges and leachate to groundwater and surface waters.” (Proposed CCW Rule)

Ameren also provides a significant portion of its CCW for re-use. While CCW has several beneficial re-uses, it can also pose public health and environmental risks.

In June 2010, the EPA proposed to regulate CCW under the Resource Conservation and Recovery Act to ensure that federal standards are in place to address risks associated with CCW disposal.

The EPA has found evidence at over 60 sites in the U.S. that CCW has polluted ground and surface waters. The EPA has classified 27 of these sites as proven damage sites, and is continuing to investigate additional sites.

EPA states that the disposal of CCW “in unlined surface impoundments … can pose significant risks to human health and the environment from releases of CCR toxic constituents to ground water and surface water.” Ameren operates 19 active unlined coal ash ponds in Missouri and Illinois.

Leaching of CCW contaminants from inactive unlined ponds at Ameren’s Venice, IL coal power plant has resulted in high concentrations of arsenic, boron, and cadmium in excess of federal and state standards at the plant site and in off-site groundwater wells. Costs of containment and clean-up, in addition to an estimated $11.2 million to cap the ponds, are currently unknown but may be significant.

Ameren’s 1992 water permit application for the Labadie, MO plant noted that an unlined CCW pond in use since 1970 was leaking up to 51,000 gallons per day. There is no indication that the leaks have been remedied or that any measures to monitor groundwater or address on-site contamination are in place.

RESOLVED: Shareholders request that the Board prepare a report on the company’s efforts, above and beyond current compliance, to identify and reduce environmental and health hazards associated with past and present handling of coal combustion waste, and how those efforts may reduce legal, reputational and other risks to the company’s finances and operations. This report should be available to shareholders within 6 months of the 2011 annual meeting, be prepared at reasonable cost, and omit confidential information such as proprietary data or legal strategy.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” ITEM (7).

The Board is of the opinion that it is not necessary, prudent or cost-effective to prepare the report requested by the proposal given the actions already undertaken by Ameren pursuant to its existing policies, as described below.

•

Consistent with Ameren’s commitments to protecting the health and safety of the public and its employees, generating sufficient electricity to meet demand at the lowest cost, as well as shareholders’ investments in the Company, Ameren assesses, on an ongoing basis, a variety of options for all of its operations, including the management of coal combustion byproducts (“CCBs”).

•

Ameren’s subsidiaries have safely managed CCBs at its facilities for decades. Ameren’s subsidiaries construct and operate on-site storage ponds and on-site landfills where ash is managed and/or disposed in a manner that complies with current environmental regulatory requirements and is protective of the public and the environment. The design of each facility is tailored to local geologic, hydrologic, and climatic conditions, as well as applicable federal, state and local regulatory requirements. The design of these facilities and associated monitoring systems are reviewed by state and local regulatory authorities through a framework of facility-specific permits and operating plans. Ameren’s subsidiaries have programs in place to ensure the safety and integrity of dams and dikes at on-site surface impoundments. In addition, our ash disposal landfills use monitoring wells to confirm our design and operating practices are effective. Ash storage ponds comply with facility specific state and/or federal permitting requirements. Frequency of monitoring varies, depending on state or local requirements, but at a minimum occurs semi-annually. Monitoring results are reported to state or local authorities as required by the facility monitoring plan or permit.

•

Ameren’s subsidiaries have already prepared reports which provide extensive, detailed information about such subsidiaries’ management of CCBs to the U.S. Environmental Protection Agency (“EPA”). These reports include relevant information on the operations of Ameren Missouri, AEG, AmerenEnergy Resources Generating Company and Electrical Energy Inc. related to CCBs, as well as the broad range of steps taken by such Ameren subsidiaries to ensure that public safety priorities at these facilities are met. This information has been released to the public on the EPA website (http://www.epa.gov/waste/nonhaz/industrial/special/fossil/surveys/index.htm). Additionally, Ameren posts on its website its Environmental Report (2007) that contains a description of the management and beneficial use of CCBs.

•

In addition to the disclosures referenced above, Ameren has already disclosed in the notes to its financial statements in its regular periodic filings with the SEC that it is currently evaluating all of the proposed state and federal regulations which may affect its coal ash management to determine whether current management of CCBs, including beneficial reuse, and the use of the ash ponds should be altered. In addition, Ameren has disclosed in these filings certain risks related to coal ash management as well as certain risk mitigation measures, including plans to install caps and covers at certain existing ponds. Specifically, the Illinois Environmental Protection Agency (“IEPA”) has approved or is evaluating closure plans for former ash impoundments at Ameren’s subsidiaries’ Hutsonville, Venice and Duck Creek Power Plants. Ameren collaborated with

IEPA on a plan governing the closure of an ash pond at Hutsonville. That comprehensive plan provides for capping, groundwater monitoring, and surface water management and is expected to be used by the IEPA in all subsequent ash pond closures. The IEPA has issued its interim approval for closure of ash ponds at Ameren Missouri’s Venice Plant. Ash ponds at Duck Creek have been taken out of service and closure plans are under development.

•

Ameren’s subsidiaries strive to make advantageous use of CCBs. CCBs are recycled and used as an ingredient in common, everyday products. The beneficial use of CCBs has many associated environmental and economic benefits, including a reduction in energy consumption, greenhouse gases, need for additional landfill space, and raw material consumption. The EPA and other federal agencies encourage the reuse of CCBs through a framework of engineering standards, material specifications, procurement guidelines, and other programs. Many uses of CCBs are also further regulated by state and local governments. More than half of the ash generated by Ameren’s subsidiaries’ plants is recycled into concrete production, paint manufacturing, road construction and roofing products. Ameren has made significant investments in research and development to find innovative ways to beneficially use CCBs and has funded several projects which use CCBs, including a concrete packaging facility. These investments are consistent with and further the goals of Ameren’s Safety and Health Policy and Environmental Policy of protecting our employees, the public and the environment as well as reducing, reusing and recycling waste products. When CCBs cannot be reused, Ameren’s subsidiaries dispose of the CCBs in regulated disposal facilities, including landfills. In furtherance of Ameren’s commitment to protecting the environment, Ameren Missouri recently voluntarily increased the synthetic liner thickness at its Sioux Plant landfill in order to provide additional protection for groundwater.

Ameren’s Safety and Health Policy and Environmental Policy evidence the Company’s commitment to protecting its employees, the public and the environment. Ameren fulfills its commitment to safety and environmental compliance. The Board of Directors established the Nuclear Oversight and Environmental Committee to assist the Board in providing oversight of Ameren’s policies, practices and performance relating to environmental affairs, including compliance with applicable federal and state governmental requirements relating to the environment and the promotion of efficiency in the generation, distribution and end use of energy. The Nuclear Oversight and Environmental Committee coordinates this oversight with the Board’s Audit and Risk Committee which has been delegated oversight responsibility of the Company’s overall business risk management process, including the identification, assessment, mitigation and monitoring of risks on a Company-wide basis. Ameren’s existing policies, together with Board oversight and the regulatory process, will appropriately and adequately address the potential issues raised by this proposal.

In light of the foregoing, the Board of Directors believes that adoption of the proposal is not in the best interests of Ameren and its shareholders. Therefore, the Board unanimously recommends voting AGAINST ITEM (7).

Passage of the proposal requires the affirmative vote of a majority of the shares entitled to vote on the proposal and represented in person or by proxy at the meeting at which a quorum is present.

OTHER MATTERS

The Board of Directors does not know of any matter which may be presented at the Annual Meeting other than the election of Directors, the approval of the amendment to the Company’s Restated Articles of Incorporation, the re-approval of the material terms of performance goals under the Company’s 2006 Omnibus Incentive Compensation Plan, the advisory approval of the compensation of our executives disclosed in this proxy statement, the advisory approval of an executive compensation shareholder advisory vote every year, the ratification of the appointment of independent registered public accounting firm, and the shareholder proposal set forth above. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their best judgment.

SECURITY OWNERSHIP

SECURITY OWNERSHIP OF MORE THAN FIVE PERCENT SHAREHOLDERS

The following table contains information with respect to the ownership of Ameren Common Stock by each person known to the Company who is the beneficial owner of more than five percent of the outstanding Common Stock.

Name and Address of Beneficial Owner	Shares of Common Stock Owned Beneficially at December 31, 2010	Percent of Common Stock (%)
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	15,030,846(1)	6.27

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	12,337,847(2)	5.14

(1)	The number of shares and percentage owned as of December 31, 2010 according to the Schedule 13G filed with the SEC on February 2, 2011. BlackRock, Inc. (“BlackRock”) is a parent holding company in accordance with SEC Rule 13d-1(b)(1)(ii)(G). The Schedule 13G reports that BlackRock is the beneficial owner of all 15,030,846 shares of Common Stock and has sole voting power and sole dispositive power with respect to all shares.

(2)	The number of shares and percentage owned as of December 31, 2010 according to the Schedule 13G filed with the SEC on February 10, 2011. The Vanguard Group, Inc. (“Vanguard Group”) is an investment adviser in accordance with SEC Rule 13d-1(b)(1)(ii)(E). The Schedule 13G reports that Vanguard Group has sole voting power and shared dispositive power with respect to 298,512 shares of Common Stock and sole dispositive power with respect to 12,039,335 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 298,512 shares of Common Stock as a result of it serving as investment manager of collective trust accounts. VFTC directs the voting of those shares.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to beneficial ownership of Ameren Common Stock and Stock Units as of February 1, 2011 for (i) each director and nominee for director of the Company, (ii) each individual serving as the Company’s President and Chief Executive Officer and the Company’s Chief Financial Officer during 2010, and the three most highly compensated executive officers of the Company (and/or its subsidiaries) (other than individuals serving as President and Chief Executive Officer and the Chief Financial Officer during 2010) who were serving as executive officers at the end of 2010, named in the Summary Compensation Table below (collectively, the “Executives”), and (iii) all executive officers, directors and nominees for director as a group.

Name	Number of Shares of Common Stock Beneficially Owned(1)(2)	Percent Owned(3)
Warner L. Baxter	30,000	*
Stephen F. Brauer	12,329	*
Ellen M. Fitzsimmons	9,398	*
Walter J. Galvin	15,192	*
Gayle P. W. Jackson	13,766	*
James C. Johnson	13,749	*
Steven H. Lipstein	6,024	*
Martin J. Lyons, Jr.	7,587	*
Charles W. Mueller	65,382	*
Charles D. Naslund	18,204	*
Harvey Saligman	24,068	*
Patrick T. Stokes	15,155	*
Thomas R. Voss	41,640	*
Steven R. Sullivan	12,501	*
Stephen R. Wilson	8,890	*
Jack D. Woodard	12,329	*
All directors, nominees for director and executive officers as a group (26 persons)	409,409	*

*	Less than one percent.

(1)	Except as noted in footnote (2), this column lists voting securities, including restricted stock held by current and former executive officers over which the individuals have voting power but no investment power. None of the named individuals held shares issuable within 60 days upon the exercise of stock options. Reported shares include those for which a director, nominee for director or executive officer has voting or investment power because of joint or fiduciary ownership of the shares or a relationship with the record owner, most commonly a spouse, even if such director, nominee for director or executive officer does not claim beneficial ownership.

(2)

This column also includes ownership of 8,593 Stock Units held by each of Directors Galvin, Saligman, Stokes and Woodard pursuant to the Directors Deferred Compensation Plan. See “ITEMS YOU MAY VOTE ON — DIRECTOR COMPENSATION — Directors Deferred Compensation Plan Participation.” As of

February 1, 2011, the aggregate number of Stock Units outstanding under the Directors Deferred Compensation Plan for such directors was 34,372.

(3)	For each individual and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 240,544,989 shares of Common Stock outstanding on February 1, 2011 and the number of shares of Common Stock that such person or group had the right to acquire on or within 60 days of February 1, 2011.

Since 2003, the Company has had a policy which prohibits directors and executive officers from engaging in pledges of Company securities or short sales, margin accounts and hedging or derivative transactions with respect to Company securities.

The address of all persons listed above is c/o Ameren Corporation, 1901 Chouteau Avenue, St. Louis, Missouri 63103.

STOCK OWNERSHIP REQUIREMENTS

Stock Ownership Requirement for Directors

The stock ownership requirement applicable to directors is described above under “ITEMS YOU MAY VOTE ON — DIRECTOR COMPENSATION — Director Stock Ownership Requirement.”

Stock Ownership Requirement for Officers

The stock ownership requirements applicable to the Executives are described below under “EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS — Common Stock Ownership Requirement.” The Company also has stock ownership requirements applicable to certain other officers. These requirements are included in the Company’s Corporate Governance Guidelines which are available on the Company’s website or upon request to the Company, as described herein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10 percent of the Company’s Common Stock to file reports of their ownership in the equity securities of the Company and its subsidiaries and of changes in that ownership with the SEC and the NYSE. SEC regulations also require the Company to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis. Based solely on a review of the filed reports and written representations that no other reports are required, each of the Company’s directors and executive officers complied with all such filing requirements during 2010.

EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings with the SEC, including this proxy statement, in whole or in part, the following Human Resources Committee Report shall not be deemed to be incorporated by reference into any such filings.

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee (the “Committee”) discharges the Board’s responsibilities relating to compensation of the Company’s executive officers and for all Company subsidiaries which are registered companies pursuant to the Securities Exchange Act of 1934. The Committee approves and evaluates all compensation of executive officers, including salaries, bonuses, and compensation plans, policies and programs of the Company.

The Committee also fulfills its duties with respect to the Compensation Discussion and Analysis and Human Resources Committee Report portions of the proxy statement, as described in the Committee’s Charter.

The Compensation Discussion and Analysis has been prepared by management of the Company. The Company is responsible for the Compensation Discussion and Analysis and for the disclosure controls relating to executive compensation.

The Human Resources Committee met with management of the Company and the Committee’s independent consultant to review and discuss the Compensation Discussion and Analysis. Based on the foregoing review and discussions, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s 2010 Form 10-K, and the Board approved that recommendation.

Human Resources Committee:

Patrick T. Stokes, Chairman

James C. Johnson

Steven H. Lipstein

Harvey Saligman

Jack D. Woodard

COMPENSATION DISCUSSION AND ANALYSIS

2010 In Brief

During 2010, Committee actions and our pay-for-performance program operated such that the executive compensation actually earned reflected the Company’s performance, in an economic environment that continued to be challenging, but in which we were able to achieve certain successes. Our performance compared against annual goals was good and our Common Stock price increased, but not enough to offset the Common Stock price declines that occurred in 2008 and 2009. These circumstances led to the following actions and actual 2010 compensation being earned:

•	Ameren only increased base salaries for 2010 for two of the Executives, both of whom were promoted in the prior year, primarily in order to bring those base salaries nearer to market;

•

2010 annual incentive awards were earned at 148.6 percent of target; this payout reflected strong operational performance by the Company in 2010 that was attributed, in part, to effective cost management, solid customer sales and regulated utility rate relief; and

•

only 30 percent of the target three-year incentive awards made in 2008 were earned (plus accrued dividends of approximately six percent) and at the December 31, 2010 vesting date, the PSUs (as defined below) were valued at $28.19 per share rather than the $44.30 value at which such PSUs were granted; as a result, the actual earned amounts were only 23 percent of the original target awards.

In addition, Executives are required to own our Common Stock through stock ownership requirements (see “— Common Stock Ownership Requirement” below) and the two-year hold requirement on performance share unit awards granted prior to 2009. The value of those shares rose and fell in the same way and with the same impact that share value rose and fell for other shareholders.

In the remainder of this Compensation Discussion and Analysis (or “CD&A”), references to “the Committee” are to the Human Resources Committee of the Board of Directors. We use the term “Executives” to refer to the employees listed in the Summary Compensation Table.

Guiding Principles and Policies

Our philosophy for compensation of the Executives is to provide a competitive total compensation program that is based on the size-adjusted median of the range of compensation paid by similar utility industry companies, adjusted for our short- and long-term performance and the individual’s performance. The adjustment for our performance aligns the long-term interests of management with that of our shareholders to maximize shareholder value. The programs in place for 2010 support the pay-for-performance philosophy that we utilize.

Overview of Executive Compensation Program Components

In 2010, our compensation program for the Executives consisted of several compensation elements, each of which is discussed in more detail below. At the Company, decisions with respect to one element of pay tend not to impact other elements of pay. The following are the material elements of our compensation program for the Executives:

•	base salary;

•	short-term incentives;

•	long-term incentives, specifically our Performance Share Units Program;

•	retirement benefits; and

•	change of control protection.

Our Common Stock ownership requirements applicable to the Executives are discussed in this CD&A.

We also provide various welfare benefits to the Executives on substantially the same basis as we provide to all salaried employees. We provide modest perquisites and other personal benefits to the Executives. None of the Executives received perquisites or other personal benefits in an amount of $10,000 or more in 2010.

Each element is reviewed individually and considered collectively with other elements of our compensation program to ensure that it is consistent with the goals and objectives of that particular element of compensation as well as our overall compensation program.

Market Data and Peer Group

In October 2009, for use in 2010, the Committee’s independent consultant collected and analyzed comprehensive market data, including base salary, target short-term incentives (non-equity incentive plan compensation) and long-term incentive opportunities. The market data was obtained from a proprietary database maintained by Hewitt.

The elements of pay were benchmarked both individually and in total to the same comparator group.

To develop market figures, compensation opportunities for the Executives were compared to the compensation opportunities for comparable positions at companies similar to us, defined as regulated utility industry companies in a revenue size range approximately one-half to double our size. The consultant used statistical techniques to adjust the market data to be appropriate for our revenue size.

We provide compensation opportunities at the size-adjusted median of the above-described market data, and design our incentive plans to pay significantly more or less than the target amount when performance is above or below target performance levels, respectively. Thus, our plans are designed to result in payouts that are market-appropriate given our performance for that year or period.

The companies identified as the peer group used to develop 2010 compensation opportunities from the above-described data are listed below. Although this list is subject to change each year depending on mergers and acquisitions activity, the availability of the companies’ data through Hewitt’s database, and the continued appropriateness of the companies, the list of companies used for 2010 pay decisions reflects no changes from the prior year.

AGL Resources	Duke Energy	Progress Energy
Allegheny Energy	Edison International	PPL Corporation
American Electric Power Co.	Entergy Corporation	Reliant Energy, Inc.
CenterPoint Energy	FirstEnergy Corp.	SCANA Corporation
CMS Energy	NiSource Inc.	Sempra Energy
Constellation Energy	PG&E Corporation	Southern Company
DTE Energy Company	Pinnacle West Capital Corp.	WGL Holdings

Mix of Pay

We believe that both cash compensation and non-cash compensation are appropriate elements of a total rewards program. Cash compensation is current compensation (i.e., base salary and annual incentive awards), while non-cash compensation is generally long-term compensation (i.e., equity-based incentive compensation).

A significant percentage of total compensation is allocated to short-term and long-term incentives as a result of the philosophy mentioned above. During 2010, there was no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term compensation. Rather, the Committee reviewed the market data provided by its consultant to determine the appropriate level and mix of incentive compensation. The allocation between current and long-term compensation was based primarily on competitive market practices relative to base salaries, annual incentive awards and long-term incentive award values. By following this process, the impact to Executive compensation was to increase the proportion of pay that is at risk as an individual’s responsibility within the Company increases, and to create long-term incentive opportunities that exceed short-term opportunities for Executives.

2010 PERFORMANCE-BASED VERSUS FIXED COMPENSATION

The following table shows the allocation of each Executive’s base salary and short-term and long-term incentive compensation opportunities between fixed and performance-based compensation (at the target levels).

Name	Fixed Compensation	Performance- Based Compensation
Voss	19%	81%
Lyons	31%	69%
Baxter	31%	69%
Sullivan	29%	71%
Naslund	29%	71%

2010 SHORT-TERM VERSUS LONG-TERM INCENTIVE COMPENSATION

The following table shows the allocation between each Executive’s target short-term and long-term incentive compensation opportunities (each at the target level) as a percentage of each Executive’s base salary.

Name	Short-Term Incentive Opportunity	Long-Term Incentive Opportunity
Voss	90%	315%
Lyons	60%	160%
Baxter	60%	180%
Sullivan	60%	180%
Naslund	60%	180%

Base Salary

Base salary compensates for competence and sustained performance in the executive role, and is a standard pay element. Our base salary program is designed to provide the Executives with market competitive salaries based upon role, experience, competence and performance.

The market data referenced above assisted in defining the pay parameters for each Executive. Based on this data and the scope of each Executive’s role, a base salary range was established for each position at +/- 20 percent of the established market rate for the position. The base salary of each Executive is typically managed within this pay range.

In December 2009, the Committee, due to the continued business and economic environment affecting the Company, elected to maintain the annual base salary payable to the Executives in 2010 at the same levels as in effect as of the end of 2009.

Subsequently, in June 2010, the Committee approved and the Board of Directors ratified an increase to the base salary of Thomas R. Voss (our Chairman, President and Chief Executive Officer) from $750,000 to $817,500, effective as of July 1, 2010, and Martin J. Lyons, Jr. (our Senior Vice President and Chief Financial Officer) from $390,000 to $460,000, effective as of June 16, 2010. The Committee’s decision to adjust Messrs. Voss’ and Lyons’ base salary was based on a number of factors, including, but not limited to, their individual performance and the Committee’s review of base salary market data for the chief executive officer and chief financial officer positions at similar regulated utility industry companies, which review indicated that each of Messrs. Voss’ and Lyons’ base salary was below 80 percent of the market median. In December 2010, the Committee approved and the Board ratified a further increase to the base salary of Mr. Voss to $900,000, effective as of January 1, 2011, in connection with Mr. Voss’ annual performance review. The Committee’s decision to adjust Mr. Voss’ base salary was based on a number of factors, including but not limited to his performance as the Company’s Chief Executive Officer and the Committee’s review of base salary market data for the chief executive officer position at similar regulated utility industry companies.

Short-Term Incentive Compensation: Executive Incentive Plan

2010 Ameren Executive Incentive Plan

How the Plan Works

Our short-term incentive compensation program element is entitled the Ameren Executive Incentive Plan (“EIP”). For 2010, the EIP (the “2010 EIP”) was comprised of the following components in rewarding Executives for annual achievement:

•	Ameren earnings per share (“EPS”) targets; and

•	an individual performance modifier.

EPS Targets and Weightings

Ameren EPS, calculated in accordance with general accounting principles, was the primary metric used to establish award opportunities under the 2010 EIP and was used to determine the Executive’s base award, as EPS was determined by the Committtee to have a significant impact on shareholder value.

The Committee established three levels of Ameren EPS achievement under the 2010 EIP to reward Executives for results achieved in Ameren EPS performance. Achievement of Ameren EPS falling between the established levels was interpolated. The three levels are defined as follows:

•	Threshold: the minimum level of Ameren EPS achievement necessary for short-term incentive payment to Executives.

•	Target: the targeted level of Ameren EPS achievement.

•	Maximum: the maximum level of Ameren EPS achievement established to award Executives with short-term incentive payment.

The range of Ameren EPS achievement levels for the 2010 EIP, as established by the Committee, is shown below. Achievement levels could be adjusted to include or exclude specified items of an unusual or non-recurring nature as determined by the Committee at its sole discretion and as permitted by the 2006 Omnibus Incentive Compensation Plan.

Level of Performance	Ameren EPS	Payout as a Percent of Target
Maximum	$2.70	150%
Target	$2.34	100%
Threshold	$2.20	50%
Below threshold	Less than $2.20	0%

2010 EIP Target Opportunities

Target 2010 EIP award opportunities were determined primarily considering the market data mentioned above, and secondarily considering internal pay equity, i.e., the relationship of target award opportunities of the Executives with those of other officers at the same level in the Company. The amounts listed in columns (c), (d) and (e) of the Grants of Plan-Based Awards Table following this CD&A represent the potential range of cash awards for the 2010 EIP and are based on a percentage of each Executive’s base salary at December 31, 2010, as follows:

2010 EIP TARGET OPPORTUNITY

Executive	Target Short-Term Incentive Compensation as Percent of Base Salary
Voss	90%
Lyons	60%
Baxter	60%
Sullivan	60%
Naslund	60%

The minimum payout amount for each Executive was 0 percent of these target opportunities and the maximum base award is 150 percent of these target opportunities.

Individual Performance Modifier

The 2010 EIP award based on the base award for Executives was subject to upward or downward adjustment by up to 50 percent in the Committee’s discretion. Awards were subject to upward or downward adjustment due to the Executives’ performance on key performance variables, including but not limited to leadership, business results, customer satisfaction, reliability, plant availability, safety and/or other performance metrics, as applicable and as determined by the Committee. Awards were subject to reduction by more than 50 percent in cases of marginal or poor performance.

2010 EIP Payouts

Base Award, Earned through Ameren EPS Achievement

Performance goals for 2010 EIP purposes were set in terms of Ameren EPS. At the February 2011 Committee meeting, the forecasted 2010 EIP Ameren EPS achievement and recommended EIP payouts for the Executives (other than Mr. Voss) were presented by Mr. Voss to the Committee for review. Consistent with its actions in prior years and as permitted under the terms of the 2010 EIP, the Committee determined it was appropriate to adjust Ameren EPS achievement levels, either downward or upward as appropriate, to reflect certain unusual, non-operating or unbudgeted events that are inconsistent with the economic performance of the Company. In 2010, these adjustments included:

•	an unusual and non-cash impairment charge related to Ameren’s merchant generation segment;

•	net unrealized mark-to-market adjustments due principally to extremely volatile power and fuel markets; and

•	a charge for the impact on deferred taxes due to changes in federal healthcare laws.

This resulted in an aggregate adjustment to Ameren EPS, of plus $2.11, and an adjusted award of 148.6 percent of target.

Earned through Individual Performance Modifier

The base award was subject to upward or downward adjustment by up to 50 percent based upon the Executive’s individual contributions and performance during the year. The Committee determined to positively adjust Mr. Naslund’s base award by five percent, in recognition of his efforts to resolve ongoing challenges relating to Ameren’s merchant generation segment. Except as set forth above, none of the Executives received upward or downward adjustments to their base award in 2010.

Actual 2010 EIP Payouts

Actual 2010 EIP payouts are shown below as a percent of target. Payouts were made in February 2011 and are set forth under column (g) entitled Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

Name	Final Payout as Percent of Target
Voss	148.6%
Lyons	148.6%
Baxter	148.6%
Sullivan	148.6%
Naslund	156.0%

In order to help ensure that amounts are fully deductible for tax purposes, the Committee set a limitation on 2010 short-term incentive payouts for each Executive of 0.5 percent of our 2010 net income. The Committee then used negative discretion as provided under Section 162(m) of the IRC to arrive at actual, lower 2010 payouts based on our performance for the year, which are shown in column (g) of the Summary Compensation Table. By setting the limitation on payouts, the Committee ensured that such payouts met the definition of performance-based pay for tax purposes and thus were fully deductible.

Long-Term Incentives: Performance Share Unit Program (“PSUP”)

We began granting performance share units and have done so annually since 2006. For the five years prior to 2006, we granted performance-based restricted stock, which continues to vest, or not vest, according to the terms of the prior grants. Both are discussed below.

In General

A performance share unit (“PSU” or “share unit”) is the right to receive a share of our Common Stock if certain long-term performance criteria are achieved and the Executive remains an Ameren employee.

Role of the PSUP

The 2010 PSU grants, which are governed by the shareholder-approved 2006 Omnibus Incentive Compensation Plan, play the following role in the compensation program:

•	provide compensation dependent on our three-year total shareholder return (“TSR”) (calculated as described below under “— 2010 Grants”) versus utility industry peers, as identified below;

•

provide some payout (below target) if three-year TSR is below the 30th percentile but the three-year average Ameren EPS reaches or exceeds the average of the EIP threshold levels in 2010, 2011 and 2012;

•	accrue dividends during the performance period, as declared and paid, in order to further align executives’ interests with those of shareholders;

•	promote retention of executives during a three-year performance period; and

•	share our Common Stock price increases and decreases over a three-year period.

PSUP Design

We designed the PSUP to accomplish the following:

•

align executives’ interests with shareholder interests:  awards are denominated in our Common Stock units and paid out in Common Stock. Payouts are dependent on our Common Stock’s performance, and are limited to target if TSR is negative;

•	be competitive with market practice: the majority of regulated utility companies use plans similar to this program, and with this performance measure;

•

promote Common Stock ownership:  payout of earned awards is made 100 percent in Common Stock, with dividends on Common Stock, as declared and paid, reinvested into additional share units throughout the performance period. For PSU awards granted prior to 2009, share units are restricted from sale for two years once earned;

•

allow executives to share in the returns created for shareholders:  returns for shareholders include dividends as declared and paid and this is reflected in the plan performance measure and rewards; and

•

be retentive:  annual competitive grants with a three-year performance period provide incentive for executives to stay with the Company and manage the Company in the long-term interests of the Company and its shareholders.

Accounting treatment was taken into account in designing the PSUP. PSUs are also intended to qualify for the “performance-based compensation” exception from the $1 million cap on deductibility of executive compensation imposed by Section 162(m) of the IRC.

2010 Grants

For 2010, a target number of PSUs was granted to each Executive pursuant to the 2006 Omnibus Incentive Compensation Plan as reflected in column (g) of the Grants of Plan-Based Awards Table.

Grant sizes were calculated primarily considering the market data mentioned above, and secondarily considering internal pay equity, in other words, the relative differences in grant sizes of the Executives and other officers at the same level in the Company.

The actual number of 2010 PSUs earned will vary from 0 percent to 200 percent of the target number of PSUs granted to each Executive, based primarily on our 2010-2012 TSR relative to a utility industry peer group and contingent on continued employment during the same period. The threshold and maximum amounts of 2010 PSU awards are reflected in columns (f) and (h) of the Grants of Plan-Based Awards Table.

Awards under the PSUP for 2009 and 2010 have the same characteristics as those awarded from 2006 to 2008, except as described in the immediately following paragraph and except that once 2009 and 2010 PSUs are earned (after a three-year performance period), payment will be promptly made in shares of Common Stock. The PSUs earned under the 2007 PSUP and the 2008 PSUP continue to rise and fall in value with our Common Stock price during a two-year holding period (following the three-year performance period), after which such PSUs are paid out in our Common Stock. This two-year holding period was eliminated beginning with the 2009 PSU grants primarily because of its redundancy with stock ownership and holding requirements already in existence for all Executives. (See “— Common Stock Ownership Requirement” below.) The Executives cannot vote share units or transfer them until they are paid out.

In addition, as described below under “PSUP Performance/Payout Relationship,” for awards under the PSUP beginning with the 2010 PSU grants, if TSR for the performance period (January 1, 2010 through December 31, 2012) is below the 30th percentile, in order to receive a 30 percent payout, the average annual Ameren EPS for such three-year period must be greater than or equal to the average of the Ameren EPS thresholds under each EIP during such period. This change was made by the Committee because our dividend was no longer set at the $2.54 level used for threshold payouts under the PSUP in prior plan years. The Committee determined that this change would have a neutral effect on the difficulty of earning an award.

The following graphic illustrates how the 2010 PSUP works.

The 2010 PSUP performance measure is TSR, calculated generally as change in stock price plus dividends paid, divided by beginning stock price.

PSUP Peer Group

The analysis to determine the PSUP peer group was made as of December 2009 using the criteria below.

•	Classified as a “NYSE Investor Owned Utility” within SNL Financial’s “SEC/Public Companies Power Database.”

•	Market capitalization greater than $2 billion (as of December 31, 2009).

•	Minimum S&P credit rating of BBB- (investment grade).

•	Dividends flat or growing over the last twelve-month period.

•	Beta (a measure of a stock’s volatility in comparison to the market as a whole) within .25 of our Beta over the last five years.

•	Not an announced acquisition target.

•	Not undergoing a major restructuring including, but not limited to, a major spin-off or sale of a significant asset.

The 22 companies included in the 2010 PSUP peer group are listed below. The 2010-2012 PSUP peer group is not identical to the 2009-2011 PSUP peer group as a result of the ability or inability of certain companies to meet the criteria set forth above and the Committee’s judgment as to the appropriateness of certain companies for inclusion in the group. The Committee retains discretion to make exceptions for inclusion or exclusion of companies in the PSUP peer group, based upon the criteria established above, in order to ensure the most appropriate and relevant comparator peer group. These peer group companies are not entirely the same as the peer companies used for market pay comparisons because inclusion in this group was not dependent on a company’s size relative to us or its participation in an executive pay database. In order to be counted in the final calculations, a company must still be in existence and have a ticker symbol at the end of the performance period.

Allegheny Energy, Inc.	Great Plains Energy Inc.	Progress Energy, Inc.
Alliant Energy Corporation	Integrys	PSEG, Inc.
American Electric Power Co.	NextEra Energy, Inc. (formerly FPL Group, Inc.)	SCANA Corporation
Dominion Resources, Inc.	OGE Energy	Southern Company
DTE Energy Company	Pepco Holdings, Inc.	Westar Energy, Inc.
Duke Energy	Pinnacle West Capital Corporation	Wisconsin Energy
Edison International	PPL Corporation	Xcel Energy, Inc.
FirstEnergy Corp.

PSUP Performance/Payout Relationship

Once our 2010-2012 TSR is calculated and compared to peers, the scale below determines the percent of a target PSU award that is paid. Payout for performance between points is interpolated on a straight-line basis.

Performance	Payout (% of Share Units Granted)
90th percentile +	200% )		If TSR is negative over the three-year period, the plan is capped at 100% of target regardless of performance vs. peers
70th percentile	150% )	ï
50th percentile	100% )
30th percentile	50%
Less than 30th percentile but three-year average EPS reaches or exceeds the average of the EIP threshold levels in 2010, 2011 and 2012	30%
Less than 30th percentile and three-year average EPS does not reach the average of the EIP threshold levels in 2010, 2011 and 2012	0% (No payout)

The Committee selected Ameren EPS as the financial measure under the PSUP for determining whether there will be payout in the event TSR is less than the 30th percentile, consistent with the performance measurement component utilized for the annual awards under the EIP.

In order to help ensure that amounts are fully deductible for tax purposes, the Committee set a limitation on payouts of 2010 PSUP grants that are made based upon EPS (i.e., when 2010-2012 TSR performance is under the 30th percentile of the PSUP peer group) for each Executive of 0.75 percent of our cumulative 2010, 2011 and 2012 net income, as adjusted for specified items. The Committee will use negative discretion as provided under Section 162(m) of the IRC to arrive at actual lower payouts based on our performance for the period. By setting the limitation on payouts, the Committee ensures that such payouts meet the definition of performance-based pay for tax purposes and are fully deductible.

2008 PSU Awards Vesting

The PSUP performance period for the 2008 grants ended December 31, 2010. Our 2008-2010 TSR performance was determined to be less than the 30th percentile of the 2008 PSUP peer group and our core EPS for each year in the PSUP performance period was greater than $2.54. The following table shows the 2008 PSU awards, their original value at grant, the number earned (which equals the target number plus accrued dividends), times 30 percent, and their value at the vesting date (December 31, 2010). The resulting earned amounts were 23 percent of the original target value of the awards.

Name	Target 2008 PSU Awards	Target Value at Stock Price on Date of Grant(1)	2008 PSU Awards Earned(2)	Value at Year-End Stock Price(3)	Earned Value as Percent of Original Target Value(3)
Voss	19,300	$854,990	6,949	$195,892	23%
Lyons	7,918	$350,767	2,851	$ 80,370	23%
Baxter	22,348	$990,016	8,047	$226,845	23%
Sullivan	16,862	$746,987	6,071	$171,141	23%
Naslund	10,384	$460,011	3,739	$105,402	23%

(1)	Valuations are based on the closing price of $44.30 per share of Ameren’s Common Stock on the NYSE on February 8, 2008, the date of 2008 PSU award grants.

(2)	The number of 2008 PSU awards vested includes dividend equivalents which accrued and were reinvested throughout the three-year performance period. See the Option Exercises and Stock Vested Table below for additional details regarding PSUs vested in 2010.

(3)	Valuations are based on the closing price of $28.19 per share of Ameren’s Common Stock on the NYSE on December 31, 2010, the date the 2008 PSU awards vested.

2009 and 2010 PSU Awards

The PSUP performance periods for the 2009 and 2010 grants will not end until December 31, 2011 and December 31, 2012, respectively. The figures in column (e) of the Summary Compensation Table of this proxy statement for the years 2009 and 2010 represent the aggregate grant date fair values for the PSUP performance grants, computed as described in footnote (3) to the Summary Compensation Table. There is no guarantee that such amounts will ultimately be earned by participants.

Performance-Based Restricted Stock

How It Works

Performance-based restricted stock was awarded from 2001 through 2005 under the Company’s Long-Term Incentive Plan of 1998 (“Performance Restricted Stock”). The awards have the potential to vest over a seven-year period from the date of grant (approximately one seventh on each anniversary date). Vesting occurs only if we achieve certain Ameren EPS performance levels which correspond to the levels established for the 2010 EIP, with no annual vesting if the Ameren EPS performance does not reach a minimum level established annually. The vesting period could have been reduced from seven years to three years if Ameren’s EPS had achieved a prescribed growth rate over the three-year period, which it did not. The Executives cannot receive more than the original Performance Restricted Stock grants plus dividend accruals.

Dividends paid on Performance Restricted Stock are reinvested in additional shares of Ameren Common Stock, which vest concurrently with the Performance Restricted Stock. The Executives are entitled to voting privileges associated with the Performance Restricted Stock to the extent the Performance Restricted Stock has not been forfeited.

Prior to February 2006, Performance Restricted Stock vesting was also conditioned upon the Executive’s achievement of required stock ownership levels based on position and salary. In February 2006, the Committee recommended and the Board of Directors approved the elimination of the stock ownership requirement as a condition to vesting in the Performance Restricted Stock awards granted under the Long-Term Incentive Plan of 1998 to facilitate the transition from that plan to the 2006 Omnibus Incentive Compensation Plan approved by shareholders in May 2006. No new Performance Restricted Stock awards were made to the Executives after 2005.

Vesting of Performance Restricted Stock Based on 2010 Results

As a result of Ameren 2010 EPS performance as determined by the Committee, 148.6 percent of the Performance Restricted Stock awards granted prior to 2006 and eligible to vest based on 2010 Ameren EPS performance vested.

Retirement Benefits

Retirement benefits provide post-employment security to our employees. There are three primary retirement benefit programs applicable to the Executives:

•	employee benefit plans that are available to all of our employees, including 401(k) savings and tax-qualified retirement plans;

•

Supplemental Retirement Plans (together, the “SRP”) that provide the Executives a benefit equal to the difference between the benefit that would have been paid if IRC limitations were not in effect and the reduced benefit payable as a result of such IRC limitations; and

•

a deferred compensation plan that provides the opportunity to defer part of base salary and all non-equity incentive compensation as well as earnings thereon to future years taxability. Beginning with plan years commencing on and after January 1, 2010, this includes deferrals of cash compensation above IRC limitations, together with Company matching credits on these deferrals.

A more detailed explanation of retirement benefits applicable to the Executives is provided in this proxy statement under the captions “ — PENSION BENEFITS” and “ — NONQUALIFIED DEFERRED COMPENSATION” below.

Change of Control Protections

“Change of Control” protections under Ameren’s Second Amended and Restated Change of Control Severance Plan, as amended provide severance pay and, in some situations, vesting or payment of long-term incentive awards, upon a Change of Control of the Company. The arrangements provide market-level payments in the event of an involuntary termination not for “Cause” or a voluntary termination for “Good Reason.” Definitions of “Change of Control,” “Cause” and “Good Reason,” as well as more complete descriptions of Change of Control protections are found below under the caption “— OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS — Change of Control Protection — In General — Change of Control Severance Plan.”

We believe that providing limited protections to the Executives upon a change of control is in shareholders’ best interests because doing so serves to maintain a stable executive team during the process and is helpful in hiring executives into the Company. The triggers are structured so that payment and vesting occur only upon the occurrence of both a change of control and loss of the Executive’s position, except that restrictions on Performance Restricted Stock are eliminated immediately upon a change of control, as defined in the Long-Term Incentive Plan of 1998. In permitting the Performance Restricted Stock to vest immediately upon a change of control, the Company sought to ensure that ongoing employees are treated the same as terminated employees with respect to outstanding Performance Restricted Stock grants and to provide employees with the same opportunities as other shareholders, who are free to sell their equity at the time of the change of control event and thereby realize the value created at the time of the deal.

We consider it likely that it will take more time for higher-level employees to find new employment than for other employees, and therefore senior management, including the Executives, generally are paid severance upon a termination for a longer period following a Change of Control. The Committee considered this as well as the factors described in the preceding paragraph in structuring the cash payments described under “— OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS — Change of Control Protection” below, which an Executive would receive if terminated within two years following a Change of Control.

Common Stock Ownership Requirement

The Company has a stock ownership requirement for Executives, in accordance with the positions listed below, that fosters long-term Common Stock ownership and aligns the interests of the Executives and shareholders. The stock ownership requirement applicable to the Executives is included in the Company’s Corporate Governance Guidelines. Prior to December 2010, the requirement provided that, within five years of either the January 1, 2007 effective date or the Executive’s initial election to such office, each Executive is required to own shares of our Common Stock valued as a percentage of base salary as follows:

•	Chairman, President and Chief Executive Officer: 3 times base salary;

•	President of Company Business Segment: 2 times base salary; and

•	Senior Vice President and Vice President: 1 times base salary.

In December 2010, the Board of Directors approved amendments to the officer stock ownership requirement which eliminated the five-year term for Executives to meet the stock ownership requirement and also eliminated a provision that reduced the applicable stock ownership requirement by one-half once an Executive reached age 62. The Board further amended the stock ownership requirement to provide that, at any time an Executive has not satisfied the applicable requirement, such officer must retain at least 75 percent of the net shares delivered to him or her pursuant to awards granted under the Company’s equity compensation programs until the applicable requirement is satisfied. The Committee recommended and the Board approved these changes to help clarify the design and application of the Company’s officer stock ownership requirement.

Timing of Compensation Decisions and Awards

The Board and the Committee establish meeting schedules annually, well in advance of each meeting to ensure a thorough and thoughtful decision process. Except as noted below, incentive compensation awards were made at regularly scheduled meetings.

Following is a discussion of the timing of compensation decisions for 2010 at the Company:

•

the Executives’ base salaries for 2010 were reviewed at the December 2009 Committee meeting and, as discussed under “— Base Salary” above, in June 2010, the Committee revised upward the base salary payable to Messrs. Voss and Lyons, effective July 1, 2010 and June 16, 2010, respectively;

•

2010 EIP target opportunities (as a percentage of base salary) were granted to the Executives and the range of 2010 EIP EPS goals for 2010 was set at the December 2009 and February 2010 Committee meetings, respectively;

•	2010 PSU grants were made to the Executives at the December 2009 Committee meeting; and

•	the final determination of the 2010 EIP and 2008 PSU awards were made at the February 2011 Committee meeting.

Decisions relating to material elements of compensation are fully deliberated by the Committee at each Committee meeting and, when appropriate, over the course of several Committee meetings. This allows for any follow-up to questions from Committee members in advance of the final decision. In the past, the Committee typically made long-term incentive grants at its February meeting. In 2009, the Committee made long-term incentive grants in March due to Ameren Common Stock price volatility associated with Ameren’s dividend reduction and general economic conditions. The Committee has changed the timing of long-term incentive grants from February of the year the grants were made to December of the year prior to the year the grants are made for 2010 and future years for accounting reasons. The Committee expects to continue to establish base salaries at its December meeting each year, effective in January.

Impact of Prior Compensation

Amounts realizable from prior compensation did not serve to increase or decrease 2010 compensation amounts. The Committee’s primary focus was on achieving market-level compensation opportunities.

Considerations for Changes in Compensation Opportunities

Market data, retention needs, general economic conditions and internal pay equity have been the primary factors considered in decisions to increase or decrease compensation opportunities materially. Corporate and individual performance are the primary factors in determining the ultimate value of those compensation opportunities.

In June 2009, based on a study conducted in October 2008, the Committee performed a comprehensive examination of market information relating to executive benefits. Upon a review of market data relating to peer group companies available in Hewitt’s benefits database, the Committee determined that, while the basic compensation elements of base salary, short-term incentive opportunities and long-term incentive opportunities offered to Executives were at the appropriate level, the retirement benefits payable to Executives were below market. In an effort to more closely align the retirement benefits made available to the Executives to that of the size-adjusted median of peer group companies, the Committee identified certain aspects of retirement benefits that were appropriate for adjustment, including:

•	Ameren 401(k) savings plan benefits identified as being significantly below utility peers, due to:

•	failure of the plan to restore amounts that cannot be provided under the Ameren 401(k) savings plan due to IRC qualified plan limitations; and

•	the exclusion of short-term incentive compensation as eligible pay under the Ameren 401(k) savings plan; and

•	a deferred compensation plan available to Executives that earned above-market interest.

As a result, the Committee, in October 2009, made changes to the deferred compensation plan available to Executives, effective January 1, 2010. The Committee determined that, while the changes resulted in increases in retirement benefits payable to Executives, the total retirement benefits payable to Executives remain below market (see “NONQUALIFIED DEFERRED COMPENSATION” below).

Role of Executive Officers

For 2010, the Chief Executive Officer (Mr. Voss) with the assistance of the Vice President, Human Resources of Ameren Services (Mark C. Lindgren) recommended to the Committee compensation amounts for the other Executives (which recommendation was to maintain all annual base salaries at 2009 year-end levels). Mr. Voss was not involved in determining his own compensation. The Committee subsequently made compensation adjustments for Mr. Voss, effective July 1, 2010, and for Mr. Lyons, effective June 16, 2010, with the assistance of Mr. Lindgren. Neither Mr. Voss nor Mr. Lyons was involved in determining his own compensation adjustment. Messrs. Voss, Sullivan and Lindgren assisted in changes approved by the Committee to the PSUP design for 2010. Messrs. Voss, Lyons and Sullivan had input to the changes approved by the Committee to the Ameren deferred compensation plan effective January 1, 2010.

Company Policy Regarding the Economic Risk of Company Securities Ownership

Our Section 16 Trading Reporting Program prohibits executive officers and directors from engaging in pledges of Company securities or short sales, margin accounts and hedging or derivative transactions with respect to Company securities.

Other Compensation Matters

We do not have any written or unwritten employment agreements with any of our Executives. Each Executive is an employee at the will of the Company and/or its subsidiaries, as specified below.

COMPENSATION TABLES AND NARRATIVE DISCLOSURES

The following table sets forth compensation information for our Executives for services rendered in all capacities to the Company and its subsidiaries in fiscal years 2010, 2009 and 2008. You should refer to the section entitled “COMPENSATION DISCUSSION AND ANALYSIS” above for an explanation of the elements used in setting the compensation for our Executives.

SUMMARY COMPENSATION TABLE

Name and Principal Position at December 31, 2010(1) (a)	Year (b)	Salary(2) ($) (c)	Bonus(2) ($) (d)	Stock Awards(3) ($) (e)	Option Awards(4) ($) (f)	Non-Equity Incentive Plan Compensation(2)(5) ($) (g)	Change in Pension Value and Nonqualified Def. Comp. Earnings(6) ($) (h)	All Other Compensation(7) ($) (i)	Total ($) (j)
T.R. Voss	2010	784,027	–	2,458,739	–	1,093,325	301,220	80,917	4,718,228
Chairman, President and Chief Executive Officer, Ameren	2009	660,733	–	412,584	–	484,604	224,481	25,183	1,807,585
	2008	475,000	–	624,548	–	240,255	216,452	23,971	1,580,226

M.J. Lyons, Jr.	2010	428,164	–	649,432	–	410,136	71,158	32,219	1,591,109
Senior Vice President and Chief Financial Officer, Ameren	2009	364,867	–	174,584	–	191,754	40,604	12,589	784,398
	2008	305,000	–	256,226	–	160,819	44,340	11,321	777,706

W.L. Baxter	2010	575,000	–	1,077,181	–	512,670	153,942	44,831	2,363,624
Chairman, President and Chief Executive Officer, Ameren Missouri	2009	569,600	–	477,724	–	256,623	112,912	14,310	1,431,169
	2008	550,000	–	723,181	–	302,610	132,866	11,982	1,720,639

S.R. Sullivan	2010	415,000	–	777,443	–	370,014	166,398	35,354	1,764,209
Senior Vice President, General Counsel and Secretary, Ameren	2009	417,133	–	360,468	–	215,883	117,133	13,986	1,124,603
	2008	415,000	–	545,654	–	228,333	145,104	10,919	1,345,010

C.D. Naslund	2010	425,000	–	796,164	–	397,877	199,213	38,325	1,856,579
Chairman, President and Chief Executive Officer, Ameren Energy Resources Company, LLC and Chairman and President, AEG	2009	427,267	–	369,159	–	195,585	168,625	20,642	1,181,278
	2008	412,500	–	336,026	–	369,348	171,512	40,262	1,329,648

(1)	Includes compensation received as an officer of Ameren and its subsidiaries, except that Mr. Naslund served as an officer of Ameren Energy Resources Company, LLC and AEG only in fiscal years 2008, 2009 and 2010 and of Ameren Missouri only in fiscal year 2008 and not of Ameren or its other subsidiaries. Mr. Lyons was not an executive officer named in Ameren’s Summary Compensation Table for fiscal year 2008. Information in this table relating to Mr. Lyons in fiscal year 2008 and fiscal year 2009 prior to May 1, 2009 relates to his compensation as Senior Vice President and Chief Accounting Officer of Ameren. Mr. Baxter was the Executive Vice President and Chief Financial Officer of Ameren during 2008 and 2009 until May 1, 2009.

(2)	Cash compensation received by each Executive for fiscal years 2010, 2009 and 2008 is found in either the Salary or
Non-Equity Incentive Plan Compensation column of this Table. The amounts that would generally be considered “bonus” awards are found under the Non-Equity Incentive Plan Compensation column. See “— COMPENSATION DISCUSSION AND ANALYSIS — Base Salary” for information relating to certain base salary adjustments in 2010.

(3)

The amounts in column (e) represent the aggregate grant date fair value computed in accordance with authoritative accounting guidance of PSU awards under our 2006 Omnibus Incentive Compensation Plan without regard to estimated forfeitures related to service-based vesting conditions. For 2010 grants, the calculations reflect an accounting value of 114.5 percent of the target value, for 2009 grants 69.91 percent of target value, and for 2008 grants 73.04 percent of target value. Assumptions used in the calculation of these amounts are described in Note 12 to our audited financial statements for the fiscal year ended December 31, 2010 included in our 2010 Form 10-K.

The amounts reported for PSU award grants in column (e) do not reflect actual compensation realized by the Executives and are not a guarantee of the amount that the Executive will actually receive from the grant of the respective PSU awards. The actual compensation realized by the Executives will be based upon the share price of Ameren’s Common Stock at payout. The PSUP performance periods for the 2009 and 2010 grants will not end until December 31, 2011 and December 31, 2012, respectively, and, as such, the actual value, if any, of the PSU awards will generally depend on the Company’s achievement of certain market performance measures during these periods. For information regarding the terms of the awards, the description of vesting conditions, and the criteria for determining the amounts payable, including 2008 PSU awards granted, see “— COMPENSATION DISCUSSION AND ANALYSIS.”

(4)	None of the Executives received any option awards in 2010, 2009 or 2008.

(5)	Represents payouts for performance under the applicable year’s EIP. See “— COMPENSATION DISCUSSION AND ANALYSIS” for a discussion of how amounts were determined for 2010.

(6)	Amounts shown in column (h) are the sum of (1) the increase in the actuarial present value of each Executive’s accumulated benefit under all defined benefit and actuarial pension plans (including the SRP) from December 31 of the prior fiscal year to December 31 of the applicable fiscal year and (2) the above-market portion of interest determined in accordance with SEC disclosure rules as the difference between the interest credited at the rate in the Company’s deferred compensation plan and interest that would be credited at 120 percent of the AFR published by the Internal Revenue Service (“IRS”) and calculated as of January 1, 2011 for the year ended December 31, 2010, as of January 1, 2010 for the year ended December 31, 2009 and as of January 1, 2009 for the year ended December 31, 2008. The table below shows the allocation of these amounts for each Executive. For 2010, the applicable interest rate for the deferred compensation plan was 7.97 percent for amounts deferred prior to January 1, 2010 and 5.02 percent for amounts deferred on or after January 1, 2010. The above-market earnings are calculated using those applicable interest rates minus 120 percent of the AFR of 4.66 percent published by the IRS and calculated as of January 2011. For 2009, the applicable interest rate was 8.45 percent. The above-market earnings are calculated using that amount minus 120 percent of the AFR of 4.94 percent published by the IRS and calculated as of January 2010. For 2008, the applicable interest rate was 8.34 percent. The above-market earnings are calculated using that amount minus 120 percent of the AFR of 4.30 percent published by the IRS and calculated as of January 2009.

Name	Year	Pension Plan Increase ($)	Deferred Compensation Plan Above-Market Interest ($)
Voss	2010	243,524	57,696
	2009	170,990	53,491
	2008	165,185	51,267
Lyons	2010	71,158	–
	2009	40,604	–
	2008	44,340	–
Baxter	2010	124,397	29,545
	2009	85,712	27,200
	2008	107,967	24,899
Sullivan	2010	119,330	47,068
	2009	73,712	43,421
	2008	103,871	41,233
Naslund	2010	147,150	52,063
	2009	120,772	47,853
	2008	132,415	39,097

For assumptions and methodology regarding the determination of pension values, please refer to the footnotes under the Pension Benefits Table.

(7)	None of the Executives received perquisites and other personal benefits in the aggregate amount of $10,000 or more in 2010.

The amounts in column (i) reflect for each Executive matching contributions allocated by the Company to each Executive pursuant to the Company’s 401(k) savings plan, which is available to all salaried employees, and the cost of insurance premiums paid by the Company with respect to term life insurance, which amount each Executive is responsible for paying income tax. In 2010, the Company’s 401(k) matching contributions, including the 401(k) Restoration Benefit as described in “— NONQUALIFIED DEFERRED COMPENSATION — Executive Deferred Compensation Plan Participation” below, for each of the Executives were as follows: Mr. Voss – $57,076; Mr. Lyons – $27,885; Mr. Baxter – $37,423; Mr. Sullivan – $28,390; and Mr. Naslund – $27,655. In 2010, the Company’s cost of insurance premiums for Mr. Voss was $21,341.

The following table provides additional information with respect to stock-based awards granted in 2010, the value of which was provided in the Stock Awards column of the Summary Compensation Table with respect to 2010 grants, and the potential range of payouts associated with the 2010 EIP.

GRANTS OF PLAN-BASED AWARDS TABLE

Name (a)	Grant Date(1) (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options(4) (#) (j)	Exercise or Base Price of Option Awards(4) ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(5) ($) (l)

		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Voss	EIP: 12/10/09	367,875	735,750	1,471,500	–	–	–	–	–	–	–
	PSUP: 12/10/09	–	–	–	23,049	76,829	153,658	–	–	–	2,458,739
Lyons	EIP: 12/10/09	138,000	276,000	552,000	–	–	–	–	–	–	–
	PSUP: 12/10/09	–	–	–	6,088	20,293	40,586	–	–	–	649,432
Baxter	EIP: 12/10/09	172,500	345,000	690,000	–	–	–	–	–	–	–
	PSUP: 12/10/09	–	–	–	10,098	33,659	67,318	–	–	–	1,077,181
Sullivan	EIP: 12/10/09	124,500	249,000	498,000	–	–	–	–	–	–	–
	PSUP: 12/10/09	–	–	–	7,288	24,293	48,586	–	–	–	777,443
Naslund	EIP: 12/10/09	127,500	255,000	510,000	–	–	–	–	–	–	–
	PSUP: 12/10/09	–	–	–	7,463	24,878	49,756	–	–	–	796,164

(1)	The 2010 EIP target awards (as a percentage of base salary) were approved and the 2010 PSU target awards were granted on December 10, 2009. See “— COMPENSATION DISCUSSION AND ANALYSIS” for a discussion of the timing of various pay decisions.

(2)	The amounts shown in column (c) reflect the threshold payment level under the 2010 EIP which is 50 percent of the target amount shown in column (d). The amount shown in column (e) is 200 percent of such target amount (applicable for 2010). See “— COMPENSATION DISCUSSION AND ANALYSIS” for information regarding the description of performance-based conditions.

(3)	The amounts shown in column (f) reflect the threshold PSU award which is 30 percent of the target amount shown in column (g). The amount shown in column (h) is 200 percent of such target amount. See “— COMPENSATION DISCUSSION AND ANALYSIS” for information regarding the terms of the awards, the description of performance-based vesting conditions, and the criteria for determining the amounts payable.

(4)	None of the Executives received any option awards in 2010.

(5)	Represents the grant date fair value of the PSU awards in 2010 determined in accordance with authoritative accounting guidance, excluding the effect of estimated forfeiture. Assumptions used in the calculation of these amounts are referenced in footnote (3) to the Summary Compensation Table. There is no guarantee that, if and when the 2010 PSU awards vest, they will have this value.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

See “— COMPENSATION DISCUSSION AND ANALYSIS” for further information regarding the terms of awards reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table and for discussions regarding officer stock ownership requirements, dividends paid on equity awards, and allocations between short-term and long-term compensation.

The following table provides information regarding the outstanding equity awards held by each of the Executives as of December 31, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards(1)						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(2) (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(3) ($) (j)
Voss	–	–	–	–	–	–	–	34,201	964,126
Lyons	–	–	–	–	–	–	–	10,515	296,418
Baxter	–	–	–	–	–	–	–	22,038	621,251
Sullivan	–	–	–	–	–	–	–	16,125	454,564
Naslund	–	–	–	–	–	–	–	16,422	462,936

(1)	None of the Executives hold any options to purchase shares of the Company’s Common Stock.

(2)	Represents 2009 and 2010 PSU award grants at threshold and Performance Restricted Stock awards at target, based on historical payout levels.

The following table provides the outstanding shares of Performance Restricted Stock and their potential vesting date (at target performance).

Name	# of Potential Shares Vesting (at Target) at March 1, 2012
Voss	860
Lyons	285
Baxter	1,008
Sullivan	599
Naslund	516

The 2009 and 2010 PSU awards under the 2006 Omnibus Incentive Compensation Plan vest, subject to Ameren achieving the required performance threshold and continued employment of the Executive, as of December 31, 2011 and December 31, 2012, respectively, for all Executives. See “— COMPENSATION DISCUSSION AND ANALYSIS — Long-Term Incentives: Performance Share Unit Program (“PSUP”).”

(3)

The dollar value of the payment of the 2009 and 2010 PSU awards is based on achieving the threshold (minimum) performance goals for such awards. The dollar value of the payout of outstanding Performance Restricted Stock awards is based on achieving target performance goals for such awards. Valuations are based on the closing price of $28.19 per share of Ameren’s Common Stock on the NYSE on December 31, 2010, the last business day of 2010. There is no guarantee that, if and when the 2009 and 2010 PSU awards and Performance Restricted Stock awards vest, they will have this value.

The following table provides the amounts received upon exercise of options or similar instruments or the vesting of stock or similar instruments during the most recent fiscal year.

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards(1)		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting(4) ($) (e)
Voss	—	—	2,469(2)	69,033
			6,949(3)	195,892
Lyons	—	—	940(2)	26,282
			2,851(3)	80,370
Baxter	—	—	3,286(2)	91,877
			8,047(3)	226,845
Sullivan	—	—	1,905(2)	53,264
			6,071(3)	171,141
Naslund	—	—	1,386(2)	38,753
			3,739(3)	105,402

(1)	None of the Executives hold any options to purchase shares of our Common Stock.

(2)	Shares earned and vested under the Performance Restricted Stock awards under the Long-Term Incentive Plan of 1998 due to achievement of specified Ameren EPS hurdles for restricted shares awarded during 2001-2005. The restricted shares were released on March 1, 2011.

(3)	Represents 2008 PSU award grants earned as of December 31, 2010. 2008 PSUs earned will continue to track with Ameren’s Common Stock price until December 31, 2012, at which time the PSUs will be paid in Ameren Common Stock. During the performance period for the 2008 PSU awards ending December 31, 2010, Executives were credited with dividend equivalents on 2008 PSU award grants, which represented the right to receive shares of Ameren Common Stock measured by the dividend payable with respect to the corresponding number of 2008 PSU awards. Dividend equivalents on 2008 PSU awards accrued at target levels and were reinvested into additional 2008 PSU awards throughout the three-year performance period. The number of PSUs ultimately earned by each Executive through dividend reinvestment was as follows: Mr. Voss 1,159 units; Mr. Lyons 476 units; Mr. Baxter 1,343 units; Mr. Sullivan 1,012 units; and Mr. Naslund 624 units. During the two-year period following the three-year performance period for the 2008 PSU awards, dividend equivalents will be paid on earned 2008 PSU awards on a current basis at the end of each calendar quarter.

(4)	The value of the vested Performance Restricted Stock is based on the closing price of $27.96 per share of our Common Stock on the NYSE on February 28, 2011. The value of the vested 2008 PSUs is based on the closing price of $28.19 per share of our Common Stock on the NYSE on December 31, 2010.

PENSION BENEFITS

The table below provides the actuarial present value of the Executive’s accumulated benefits under the Company’s retirement plans and the number of years of service credited to each Executive under these plans.

PENSION BENEFITS TABLE

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit(1)(2) ($) (d)	Payments During Last Fiscal Year(3) ($) (e)
Voss	1) Retirement Plan	41	1,199,706	–
	2) SRP	41	670,361	–
Lyons	1) Retirement Plan	9	170,965	–
	2) SRP	9	148,534	–
Baxter	1) Retirement Plan	15	221,248	–
	2) SRP	15	521,773	–
Sullivan	1) Retirement Plan	21	429,766	–
	2) SRP	21	416,930	–
Naslund	1) Retirement Plan	36	928,084	–
	2) SRP	36	378,480	–

(1)	Represents the actuarial present value of the accumulated benefits relating to the Executives under the Retirement Plan (defined below) and the SRP as of December 31, 2010. See Note 11 to our audited consolidated financial statements for the year ended December 31, 2010 included in our 2010 Form 10-K for an explanation of the valuation method and all material assumptions applied in quantifying the present value of the accumulated benefit. The calculations were based on retirement at the plan normal retirement age of 65, included no pre-retirement decrements in determining the present value, used an 80 percent lump sum/20 percent annuity payment form assumption, and used the plan valuation mortality assumptions after age 65 in the 1994 Group Annuity Reserving Table. Cash balance accounts were projected to age 65 using the 2010 plan interest crediting rate of 5.0 percent.

(2)	The following table provides the Cash Balance Account Lump Sum Value for accumulated benefits relating to the Executives under the cash balance account under the Retirement Plan and the SRP at December 31, 2010 as an alternative to the presentation of the actuarial present value of the accumulated benefits relating to the Executives under the Retirement Plan and the SRP as of December 31, 2010.

Name	Plan Name	Cash Balance Account Lump Sum Value ($)
Voss	1) Retirement Plan	1,147,446
	2) SRP	641,159
Lyons	1) Retirement Plan	157,117
	2) SRP	136,502
Baxter	1) Retirement Plan	206,806
	2) SRP	487,712
Sullivan	1) Retirement Plan	400,173
	2) SRP	388,220
Naslund	1) Retirement Plan	879,306
	2) SRP	358,588

(3)	All Executives are active and were not eligible for payments prior to December 31, 2010.

Ameren Retirement Plan

Retirement benefits for the Executives fall under the Benefits for Salaried Employees (the “Cash Balance Account”). Most salaried employees of Ameren and its subsidiaries, including the Executives, earn benefits in the Cash Balance Account under the Ameren Retirement Plan (the “Retirement Plan”) immediately upon employment. Benefits become vested after three years of service.

On an annual basis a bookkeeping account in a participant’s name is credited with an amount equal to a percentage of the participant’s pensionable earnings for the year. Pensionable earnings include base salary and annual EIP compensation, which are equivalent to amounts shown in columns (c) and (g) in the Summary Compensation Table. The applicable percentage is based on the participant’s age as of December 31 of that year.

Participant’s Age on December 31	Regular Credit for Pensionable Earnings*
Less than 30	3%
30 to 34	4%
35 to 39	4%
40 to 44	5%
45 to 49	6%
50 to 54	7%
55 and over	8%

*	An additional regular credit of three percent is received for pensionable earnings above the Social Security wage base.

These accounts also receive interest credits based on the average yield for one-year U.S. Treasury constant maturity for the previous October, plus one percent. The minimum interest credit is five percent.

Effective January 1, 2001, an enhancement account was added that provides a $500 additional credit at the end of each year.

The normal retirement age under the Cash Balance Account structure and the SRP is 65. Neither the Cash Balance Account structure nor the SRP contain provisions for crediting extra years of service or for early retirement. When a participant terminates employment (including as a result of retirement), the amount credited to the participant’s account is converted to an annuity or paid to the participant in a lump sum. The participant can also choose to defer distribution, in which case the account balance is credited with interest at the applicable rate until the future date of distribution.

Ameren Supplemental Retirement Plan

In certain cases, pension benefits under the Retirement Plan are reduced to comply with maximum limitations imposed by the IRC. The SRP is maintained by Ameren to provide for a supplemental benefit equal to the difference between the benefit that would have been paid if such IRC limitations were not in effect and the reduced benefit payable as a result of such IRC limitations. Any Executive whose pension benefits under the Retirement Plan would exceed IRC limitations or who participates in the deferred compensation plan described below is eligible to participate in the SRP. The SRP is unfunded and is not a qualified plan under the IRC.

There is no offset under either the Retirement Plan or the SRP for Social Security benefits or other offset amounts.

NONQUALIFIED DEFERRED COMPENSATION

The following table discloses contributions, earnings and balances under the nonqualified deferred compensation plan for each Executive.

NONQUALIFIED DEFERRED COMPENSATION TABLE

Name (a)	Executive Contributions in 2010(1) ($) (b)	Company Contributions in 2010(2) ($) (c)	Aggregate Earnings in 2010(3) ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at 12/31/10(4) ($) (f)
Voss	245,592	46,051	135,311	–	2,170,025
Lyons	22,480	16,860	2,878	–	42,218
Baxter	100,057	26,398	69,539	–	1,088,590
Sullivan	159,686	17,365	113,051	–	1,712,092
Naslund	196,383	16,901	128,554	–	1,914,747

(1)	A portion of these amounts are also included in amounts reported for 2010 as “Salary” in column (c) of the Summary Compensation Table. These amounts also include a portion of amounts reported as “Non-Equity Incentive Plan Compensation” in our 2010 proxy statement representing compensation paid in 2010 for performance during 2009.

(2)	All of the Company matching contributions reported for each Executive are included in the amounts reported in column (i) of the Summary Compensation Table.

(3)	The dollar amount of aggregate interest earnings accrued during 2010. The above-market interest component of these amounts earned on deferrals made prior to

January 1, 2010 with respect to plan years commencing prior to January 1, 2010 is included in amounts reported in column
(h) of the Summary Compensation Table. See footnote (6) to the Summary Compensation Table for the amounts of above-market interest.

(4)	The dollar amount of the total balance of the Executive’s account as of December 31, 2010 consists of the following elements:

Name	Executive Contributions ($)	Company Matching Contributions ($)	Interest Earnings ($)	Total ($)	Amount Previously Reported as Compensation in Prior Years(1) ($)
Voss	1,340,541	46,051	783,432	2,170,024	1,003,935
Lyons	22,480	16,860	2,878	42,218	—
Baxter	678,392	26,398	383,799	1,088,590	536,244
Sullivan	1,132,667	17,365	562,059	1,712,092	820,405
Naslund	1,265,896	16,901	631,950	1,914,747	911,880

(1)	Represents amounts previously reported as compensation to the Executive in Ameren’s Summary Compensation Table in previous years.

We made changes to our nonqualified deferred compensation plan in response to changes in tax rules applicable to these type of plans.

Executive Deferred Compensation Plan Participation

Pursuant to an optional deferred compensation plan available to executive officers and certain key employees, Executives may annually choose to defer up to 50 percent (in one percent increments) of their salary and up to 100 percent (in one percent increments or amounts in excess of a threshold) of cash incentive awards. There are no minimum dollar thresholds for deferrals. At the request of a participant, the Company may, in its discretion, waive the 50 percent limitation.

In October 2009, the Board approved an amended and restated Ameren Deferred Compensation Plan effective January 1, 2010, as amended (the “Ameren Deferred Compensation Plan”), to change the interest crediting rates for deferrals made with respect to plan years commencing on and after January 1, 2010 and to add a 401(k) restoration benefit for eligible officers of Ameren whose total salary and short-term incentive award exceeds the limit on compensation in effect under the IRC. In October 2010, the Company adopted an amendment to the Ameren Deferred Compensation Plan for plan years beginning on and after January 1, 2011 to change the measurement period for the applicable interest rates to amounts deferred under such plan prior to January 1, 2010 and to clarify that matching contributions made under the plan are based upon all of a participant’s deferrals under the plan during a plan year. Pursuant to the Ameren Deferred Compensation Plan, amounts deferred (and interest attributable thereto), other than the 401(k) Restoration Benefit (as defined below), accrue interest at the rate to be applied to the participant’s account balance depending on (1) the plan year for which the rate is being calculated and (2) the year in which the deferral was made, as follows:

Calculation for Plan Year	Deferral Date	Rate
Plan Years beginning on or prior to January 1, 2010	Deferrals prior to January 1, 2010	150 percent of the average of the monthly Mergent’s Seasoned AAA Corporate Bond Yield Index rate (the “Officers Deferred Plan Index Rate”) for the calendar year immediately preceding such plan year — for 2010 such interest crediting rate was 7.97 percent

Plan Years beginning on or after January 1, 2011	Deferrals prior to January 1, 2010	Officers Deferred Plan Index Rate for the 12-month period ending on November 30 of the calendar year immediately preceding such plan year — for 2011 such interest crediting rate will be 7.44 percent

Plan Years beginning on or after January 1, 2010	Deferrals on and after January 1, 2010	120 percent of the AFR for the December immediately preceding such plan year (the “Officers Deferred Plan Interest Rate”) — for 2010 such interest crediting rate was 5.02 percent

Under the Ameren Deferred Compensation Plan, upon a participant’s termination of employment with the Company and/or its subsidiaries prior to age 55 and after the occurrence of a Change of Control (as defined under “— OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS — Change of Control Protection — In General — Change of Control Severance Plan” below) the balance in such participant’s deferral account, with interest as described in the table above, shall be distributed in a lump sum within 30 days after the date the participant terminates employment.

The 401(k) Restoration Benefit allows eligible officers of Ameren, including the Executives, to also defer a percentage of salary and/or EIP awards in excess of the limit on compensation then in effect under the IRC (currently $245,000), in one percent increments, up to a maximum of six percent of total salary and EIP awards (a “401(k) Restoration Deferral,” together with Ameren’s 401(k) matching credit described below, the “401(k) Restoration Benefit”). Under the Ameren Deferred Compensation Plan, Ameren credits each participating officer’s deferral account with a matching credit equal to 100 percent of the first three percent of salary and EIP awards and 50 percent of the remaining salary and EIP awards deferred by the participant, including a 401(k) Restoration Deferral. In general, eligible participants, including the Executives, may direct the deemed investment of the 401(k) Restoration Benefit in accordance with the investment options that are generally available under Ameren’s 401(k) savings investment plan, except for the Ameren stock fund.

As a result of the changes described in this section, no preferential or above-market earnings are paid pursuant to the Ameren Deferred Compensation Plan with respect to plan years beginning on or after January 1, 2010 for deferrals made on and after January 1, 2010. The investment returns for the funds elected by Executives under the Ameren Deferred Compensation Plan in 2010 were as follows:

Name of Fund	Percentage Rate of Return	Name of Fund	Percentage Rate of Return
Allianz NFJ Dividend Value Fund- Institutional Class	13.60%	BlackRock LifePath Retirement Portfolio- Class H	10.29%
American Funds EuroPacific Growth Fund- Class R5	9.73%	BlackRock LifePath 2015 Portfolio- Class H	11.07%
American Funds Growth Fund of America- Class R5	12.66%	BlackRock LifePath 2020 Portfolio- Class H	11.78%
BlackRock Equity Index Fund- Class T	15.17%	BlackRock LifePath 2025 Portfolio- Class H	12.53%
BlackRock US Treasury Inflation Protected Securities Non-Lendable Fund-Class F	6.20%	BlackRock LifePath 2030 Portfolio- Class H	12.81%
Northern Trust Stable Asset Fund	4.18%	BlackRock LifePath 2035 Portfolio- Class H	13.31%
NWQ Small/Mid Cap Value Fund- Class J	33.42%	BlackRock LifePath 2040 Portfolio- Class H	13.69%
PIMCO Total Return Fund- Institutional Class	8.80%	BlackRock LifePath 2045 Portfolio- Class H	13.95%
Royce Value Plus Fund- Institutional Class	20.26%	BlackRock LifePath 2050 Portfolio- Class H	14.35%
Vanguard Extended Market Index Fund- Institutional Class	27.50%	BlackRock LifePath 2055 Portfolio- Class H	14.11%

After the participant retires, the deferred amounts (and interest attributable thereto), other than the 401(k) Restoration Benefit, accrue interest as follows:

Calculation for Plan Year	Deferral Date	Rate
Plan Years beginning on or prior to January 1, 2010	Deferrals prior to January 1, 2010	Average monthly Mergent’s Seasoned AAA Corporate Bond Yield Index rate (the “Officers Deferred Plan Base Index Rate”) for the calendar year immediately preceding such plan year — for 2010 such interest crediting rate was 5.31 percent

Plan Years beginning on or after January 1, 2011	Deferrals prior to January 1, 2010	Officers Deferred Plan Base Index Rate for the 12-month period ending on November 30 of the calendar year immediately preceding such plan year — for 2011 such interest crediting rate will be 4.96 percent

Plan Years beginning on or after January 1, 2010	Deferrals on and after January 1, 2010	Officers Deferred Plan Interest Rate — for 2010 such interest crediting rate was 5.02 percent

The plan compounds interest annually and the rate is calculated as of the first day of the plan year.

A participant may choose to receive the deferred amounts at retirement in a lump sum payment or in installments over a set period of up to 15 years. In the event a participant terminates employment with the Company and its subsidiaries prior to age 55, the balance in such participant’s deferral account is distributable in a lump sum to the participant within 30 days of the date the participant terminates employment.

Participants are 100 percent vested at all times in the value of their contributions. A participant’s benefit will be comprised of separate bookkeeping accounts evidencing his or her interest in each of the investment funds in which contributions and applicable matching contributions have been deemed invested. While no actual contributions are made to the funds, earnings or losses are calculated using the valuation methodology employed by the record keeper for each of the corresponding funds. Participants may generally transfer investments among various investment alternatives on a daily basis, subject to the provisions of the Ameren Deferred Compensation Plan.

Distributions from the Ameren Deferred Compensation Plan will be paid in cash. Participants may also elect to receive distributions in a single lump sum or in substantially equal annual or monthly installments over a period of 5, 10 or 15 years.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

Employment Agreements

The Company has no employment agreements with the Executives.

General Severance Plan

Ameren maintains a Severance Plan for Management Employees which provides for severance based on years of service and weeks of pay for all salaried full-time employees on the active payroll. The Executives are covered under this plan in the event of a qualified termination (defined under the plan) and are eligible for severance on the same basis as other full-time salaried employees.

Change of Control Protection

In General

Change of Control Severance Plan. In 2008, Ameren’s Board of Directors adopted a Second Amended and Restated Change of Control Severance Plan, as amended (the “Change of Control Plan”). Other Company plans also carry change of control provisions.

Severance and PSUP provisions pursuant to a Change of Control (as defined below) were redesigned or designed by the Committee in 2006 and subsequent changes to the Change of Control Plan have been made in response to various changes in tax laws. The Change of Control Plan was amended in October 2009 to eliminate reimbursement and gross-up payments in connection with any excise taxes that may be imposed on benefits received by any officers who first become designated as entitled to receive benefits under the Change of Control Plan on or after October 1, 2009.

Under the Change of Control Plan, designated officers of Ameren and its subsidiaries, including the Executives, are entitled to receive severance benefits if their employment is terminated without Cause (as defined below) or by the Executive for Good Reason (as defined below) within two years after a Change of Control.

Definitions of Change of Control, Cause and Good Reason

A change of control (“Change of Control”) occurs under the Change of Control Plan, in general, upon:

(i) the acquisition of 20 percent or more of the outstanding Common Stock of Ameren or of the combined voting power of the outstanding voting securities of Ameren;

(ii) a majority change in composition of the board of directors;

(iii) a reorganization, merger or consolidation, sale or other disposition of all or substantially all of the assets of Ameren, unless current shareholders continue to own 60 percent or more of the surviving entity immediately following the transaction; or

(iv) approval by Ameren shareholders of a complete liquidation or dissolution of Ameren.

“Cause” is defined as follows:

(i) the participant’s willful failure to substantially perform his or her duties with Ameren (other than any such failure resulting from the participant’s disability), after notice and opportunity to remedy;

(ii) gross negligence in the performance of the participant’s duties which results in material financial harm to Ameren;

(iii) the participant’s conviction of, or plea of guilty or nolo contendere to, any felony or any other crime involving the personal enrichment of the participant at the expense of Ameren or shareholders of Ameren; or

(iv) the participant’s willful engagement in conduct that is demonstrably and materially injurious to Ameren, monetarily or otherwise.

“Good Reason” is defined as follows:

(i) a net reduction of the participant’s authorities, duties, or responsibilities as an executive and/or officer of Ameren;

(ii) required relocation of more than 50 miles;

(iii) any material reduction of the participant’s base salary or target bonus opportunity;

(iv) reduction in grant-date value of long-term incentive opportunity;

(v) failure to provide the same aggregate value of employee benefit or retirement plans in effect prior to a Change of Control;

(vi) failure of a successor to assume the Change of Control Plan agreements; or

(vii) a material breach of the Change of Control Plan.

If an Executive’s employment is terminated without Cause or by the Executive for Good Reason within two years after a Change of Control, the Executive will receive a cash lump sum equal to the following:

(i) salary and unpaid vacation pay through the date of termination;

(ii) pro rata EIP compensation for the year of termination;

(iii) three years’ worth of each of base salary, target EIP compensation and additional pension credit;

(iv) up to $30,000 for the cost of outplacement services (not available for a Good Reason termination); and

(v) reimbursement and gross-up for any excise tax imposed on benefits received by the Executive from Ameren, assuming such payments (as defined by the IRS) are at least 110 percent of the imposed cap under the IRC; provided that officers who first become designated as entitled to receive benefits under the Change of Control Plan on or after October 1, 2009, are not eligible to receive reimbursement and gross-up for any such excise tax.

In addition to the cash lump sum payment, any such Executive shall continue to be eligible for welfare benefits during the three-year severance period provided that if the Executive becomes reemployed with another employer and is eligible to receive such welfare benefits under such other employer’s plan, the Company’s health and welfare benefits will be secondary to those provided under such other plan during the severance period.

Following are details of how the above items are calculated.

•

Retirement Plan Benefit Assumptions. Amount equal to the difference between (a) the account balance under the Retirement Plan and SRP which the participant would receive if his or her employment continued during the three-year period upon which severance is received (assuming the participant’s compensation during such period would have been equal to his or her compensation as in effect immediately prior to termination), and (b) the actual account balance (paid or payable) under such plans as of the date of termination.

•

Welfare Benefit Payment Assumptions. Continued coverage for the Executive’s family with medical, dental, life insurance and executive life insurance benefits as if employment had not been terminated during the three-year period upon which severance is received. The calculation and the corresponding amounts set forth in the Estimated Potential Post-Employment Payments tables below assume full cost of benefits over the three-year period. In addition, the Executive’s family receives additional retiree medical benefits (if applicable) as if employment had not been terminated during the three-year period upon which severance is received. All retiree medical benefits are payable only in their normal form as monthly premium payments. The actuarial present value of the additional retiree medical benefits is included, calculated based on retirement at the end of the three-year severance period, a graded discount rate assumption of 0.38 percent for payment duration of three years or less, 1.83 percent for payment duration of over three but not more than nine years and 4.24 percent for payment duration over nine years, and post-retirement mortality according to the RP-2000 (generational) table. (No pre-retirement mortality.)

Ability to Amend or Terminate Change of Control Plan

The Board may amend or terminate the Change of Control Plan at any time, including designating any other event as a Change of Control, provided that the Change of Control Plan may not be amended or terminated (i) following a Change of Control, (ii) at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (iii) otherwise in connection with or in anticipation of a Change of Control in any manner that could adversely affect the rights of any officer covered by the Change of Control Plan.

Change of Control Provisions Relating to PSU Awards and Performance Restricted Stock Awards

Below is a summary of protections provided upon a Change of Control with respect to the PSU awards under the 2006 Omnibus Incentive Compensation Plan and Performance Restricted Stock under the Long-Term Incentive Plan of 1998. In brief, the goal of these protections is to avoid acceleration of PSU vesting and payment in situations where a Change of Control occurs but the Company continues to exist and the Executive retains his or her position. In the table below, the term “qualifying termination” means the participant is involuntarily terminated other than for Cause or has a voluntary termination for Good Reason before the second anniversary of the date of the Change of Control. Other definitions of capitalized terms may be found in the Change of Control Plan.

Change of Control Event	Termination Event	Unvested PSU Awards	Unvested Performance Restricted Stock
Change of Control which occurs on or before the end of the applicable performance period after which the Company continues in existence and remains a publicly traded company on the NYSE or NASDAQ	No qualifying termination

Payable upon the earliest to occur of the following:

•   for PSU awards granted through December 31, 2008, two years after the performance period has ended and for PSU awards granted in 2009 or thereafter, after the performance period has ended;

•   the participant’s death; or

•   if the participant becomes disabled or retires during the performance period, immediately following the performance period and if the participant becomes disabled or retires after the performance period but before earned amounts have been paid out, upon such disability or death.

All awards vest
Qualifying termination during the performance period

The PSUs the participant would have earned if such participant remained employed until the vesting date, at actual performance, will vest on the last day of the performance period and be paid in shares of the Company’s Common Stock immediately.

All awards vest

Change of Control which occurs on or before the end of the applicable performance period in which the Company ceases to exist or is no longer publicly traded on the NYSE or NASDAQ	Automatic Upon Change of Control

The target number of PSU awards granted, together with dividends accrued thereon, will be converted to nonqualified deferred compensation. Interest on the nonqualified deferred compensation will accrue based on the prime rate, computed as provided in the award agreement.

All awards vest
	Continued employment until the end of the three-year performance period	Lump sum payout of the nonqualified deferred compensation plus interest immediately following the performance period.	All awards vest
	Continued employment until death or disability which occurs before the end of the three-year performance period	Immediate lump sum payout of the nonqualified deferred compensation, plus interest.	All awards vest
Qualifying termination during the three-year performance period

Immediate lump sum payout of the nonqualified deferred compensation, plus interest; provided that such distribution shall be deferred until the date which is six months following the participant’s termination of employment to the extent required by IRC Section 409A.

All awards vest
	Other termination of employment before the end of the three-year performance period	Forfeiture of the nonqualified deferred compensation, plus interest.	All awards vest

Termination of PSU Awards and Performance Restricted Stock Awards Other Than for Change of Control

The following table summarizes the impact of certain employment events that may result in the payment of unvested PSU and unvested Performance Restricted Stock awards.

Type of Termination	Additional Termination Details	Unvested PSU Awards	Unvested Performance Restricted Stock

Voluntary termination	N/A	Forfeited

A prorated award is earned through the termination date and paid on or after March 1 following the performance period (based on actual performance during the entire year of the termination). All other unvested restricted shares are forfeited.

Involuntary termination not for Cause	Prior to age 62	Forfeited

A prorated award is earned through the termination date and paid on or after March 1 following the performance period (based on actual performance during the entire year of the termination). All other unvested restricted shares are forfeited.

	Age 62+		Continued vesting in accordance with the terms of the awards.

Death	Prior to age 62	All awards pay out at target (plus accrual of dividends), pro rata for the number of days worked in each performance period.	A prorated award is earned through the termination date and paid on or after March 1 following the performance period (based on actual performance during the entire year of the termination). All other unvested restricted shares are forfeited.
	Age 62+		Continued vesting in accordance with the terms of the awards.

Disability	Prior to age 62	All outstanding awards are earned at the same time and to the same extent that they are earned by other participants, and are paid out by March 15 after the performance period ends.

A prorated award is earned through the termination date and paid on or after March 1 following the performance period (based on actual performance during the entire year of the termination). All other unvested restricted shares are forfeited.

	Age 62+		Continued vesting in accordance with the terms of the awards.

Retirement (Termination at or after age 55) During Performance Period	Prior to age 62

Only if the participant has at least five years of service, a prorated award is earned at the end of the three-year performance period (based on actual performance) and paid immediately following the performance period.

A prorated award is earned through the termination date and paid on or after March 1 following the performance period (based on actual performance during the entire year of the termination). All other unvested restricted shares are forfeited.

Age 62+

Only if the participant has at least five years of service, a full award is earned at the end of the three-year performance period (based on actual performance) and paid immediately following the performance period.

Continued vesting in accordance with the terms of the awards.

Retirement (Termination at or after age 55) Following Performance Period	PSU awards prior to 2009 incorporate a two-year holding period after a three-year performance vesting period.	This scenario occurs when awards have already vested. In this situation, payout is made immediately.	N/A

Estimated Potential Post-Employment Payments

The tables below reflect the payments and benefits payable to each of the Executives in the event of a termination of the Executive’s employment under several different circumstances. The amounts shown assume that termination was effective as of December 31, 2010, at the Executive’s compensation and service levels as of that date, and are estimates of the amounts that would be payable to the Executive in each scenario. Excise tax and gross-up payments are estimated using a stock price of $28.19 per share (the closing price of Ameren’s Common Stock on the NYSE on December 31, 2010, the last business day of 2010). In addition, the amounts shown do not include benefits paid by insurance providers under life and disability policies or payments and benefits provided on a non-discriminatory basis to employees upon a termination of employment. The actual amounts to be paid out can only be determined at the time of the Executive’s actual separation from the Company. Factors that could affect the nature and amount of the payments on termination of employment, among others, include the timing of event, compensation level, the market price of our Common Stock and the Executive’s age.

VOSS

Component of Pay	Death ($)	Disability ($)	Retirement at Age at 12/31/10 ($)		Involuntary Termination not for Cause ($)	Change of Control ($)(1)
Cash Severance (Three years’ Base Salary and Target EIP, Plus Prorata EIP)	N/A	N/A	N/A			5,395,500
PSU Vesting, Assuming Termination of Employment	1,522,752	1,230,034	1,230,034	(2)		3,333,306
Performance Restricted Stock Vesting	93,845	93,845	93,845			92,491
Three Years’ Pension Credit	N/A	N/A	N/A			713,238
Three Years’ Welfare Benefits(3)	N/A	N/A	N/A			94,563
Outplacement at Maximum	N/A	N/A	N/A			30,000
Excise Tax and Gross-up (to IRS)	N/A	N/A	N/A			4,718,772
Total	1,616,597	1,323,879	1,323,879			14,377,870

LYONS
Component of Pay	Death ($)	Disability ($)	Retirement at Age at 12/31/10(4) ($)		Involuntary Termination not for Cause ($)	Change of Control ($)(1)
Cash Severance (Three years’ Base Salary and Target EIP, Plus Prorata EIP)	N/A	N/A			N/A	2,484,000
PSU Vesting, Assuming Termination of Employment	520,221	395,979			0	1,043,139
Performance Restricted Stock Vesting	26,499	26,499			26,499	34,082
Three Years’ Pension Credit	N/A	N/A			N/A	213,573
Three Years’ Welfare Benefits(3)	N/A	N/A			N/A	45,414
Outplacement at Maximum	N/A	N/A			N/A	30,000
Excise Tax and Gross-up (to IRS)	N/A	N/A			N/A	1,799,410
Total	546,720	422,478			26,499	5,649,618

BAXTER

Component of Pay	Death ($)	Disability ($)	Retirement at Age at 12/31/10(4) ($)	Involuntary Termination not for Cause ($)	Change of Control ($)(1)
Cash Severance (Three years’ Base Salary and Target EIP, Plus Prorata EIP)	N/A	N/A		N/A	3,105,000
PSU Vesting, Assuming Termination of Employment	1,212,739	872,094		0	2,208,244
Performance Restricted Stock Vesting	92,632	92,632		92,632	119,469
Three Years’ Pension Credit	N/A	N/A		N/A	363,118
Three Years’ Welfare Benefits(3)	N/A	N/A		N/A	56,829
Outplacement at Maximum	N/A	N/A		N/A	30,000
Excise Tax and Gross-up (to IRS)	N/A	N/A		N/A	2,617,671
Total	1,305,371	964,726		92,632	8,500,331

SULLIVAN
Component of Pay	Death ($)	Disability ($)	Retirement at Age at 12/31/10(4) ($)	Involuntary Termination not for Cause ($)	Change of Control ($)(1)
Cash Severance (Three years’ Base Salary and Target EIP, Plus Prorata EIP)	N/A	N/A		N/A	2,241,000
PSU Vesting, Assuming Termination of Employment	904,059	646,989		0	1,633,233
Performance Restricted Stock Vesting	53,702	53,702		53,702	69,629
Three Years’ Pension Credit	N/A	N/A		N/A	314,631
Three Years’ Welfare Benefits(3)	N/A	N/A		N/A	50,619
Outplacement at Maximum	N/A	N/A		N/A	30,000
Excise Tax and Gross-up (to IRS)	N/A	N/A		N/A	1,833,981
Total	957,761	700,691		53,702	6,173,093

NASLUND

Component of Pay	Death ($)	Disability ($)	Retirement at Age at 12/31/10 ($)		Involuntary Termination not for Cause ($)	Change of Control ($)(1)
Cash Severance (Three years’ Base Salary and Target EIP, Plus Prorata EIP)	N/A	N/A	N/A			2,295,000
PSU Vesting, Assuming Termination of Employment	855,984	592,716	330,577	(2)		1,602,725
Performance Restricted Stock Vesting	39,071	39,071	39,071			52,800
Three Years’ Pension Credit	N/A	N/A	N/A			401,801
Three Years’ Welfare Benefits(3)	N/A	N/A	N/A			71,715
Outplacement at Maximum	N/A	N/A	N/A			30,000
Excise Tax and Gross-up (to IRS)	N/A	N/A	N/A			2,090,421
Total	895,055	631,787	369,648			6,544,462

(1)	Change of Control figures assume that the Company ceases to exist or is no longer publicly traded on the NYSE or NASDAQ after the Change of Control.

(2)	The estimated number of PSUs that would be payable upon retirement at December 31, 2010 for Messrs. Voss and Naslund is calculated according to the schedule following “— Change of Control Provisions Relating to PSU Awards and Performance Restricted Stock Awards” above, depending on their respective ages at December 31, 2010. Where performance was estimated, it was estimated at 30 percent payout for PSU awards and 100 percent payout for Performance Restricted Stock awards based upon historical payouts.

(3)	Welfare benefits figures reflect the estimated lump-sum present value of all future premiums which will be paid on behalf of or to the Executives under our welfare benefit plans. These amounts, however, would not actually be paid as a cash lump sum upon a Change of Control and termination of employment.

(4)	Messrs. Lyons, Baxter and Sullivan are not retirement-eligible. Therefore, no PSU or Performance Restricted Stock vesting is shown upon retirement for them.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings with the SEC, including this proxy statement, in whole or in part, the following Audit and Risk Committee Report shall not be deemed to be incorporated by reference into any such filings.

AUDIT AND RISK COMMITTEE REPORT

The Audit and Risk Committee reviews Ameren’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements to be included in the 2010 Form 10-K with Ameren’s management and the independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, as well as maintaining effective internal control over financial reporting and assessing such effectiveness. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on whether Ameren maintained effective internal control over financial reporting.

The Audit and Risk Committee has discussed with the independent registered public accounting firm, the matters required to be discussed by the rules of the Public Company Accounting Oversight Board (“PCAOB”), including U.S. Auditing Standard Section 380. In addition, the Audit and Risk Committee has discussed with the independent registered public accounting firm, the accounting firm’s independence with respect to Ameren and its management, including the matters in the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit and Risk Committee concerning independence, received from the independent registered public accounting firm. To ensure the independence of the registered public accounting firm, Ameren has instituted monitoring processes at both the internal management level and the Audit and Risk Committee level. At the management level, the chief financial officer or the chief accounting officer is required to review and pre-approve all engagements of the independent registered public accounting firm for any category of services, subject to the pre-approval of the Audit and Risk Committee described below. In addition, the chief financial officer or the chief accounting officer is required to provide to the Audit and Risk Committee at each of its meetings (except meetings held exclusively to review earnings press releases and quarterly reports on SEC Form 10-Q) a written description of all services to be performed by the independent registered public accounting firm and the corresponding estimated fees. The monitoring process at the Audit and Risk Committee level includes a requirement that the Committee pre-approve the use of the independent registered public accounting firm to perform any category of services. At each Audit and Risk Committee meeting (except meetings held exclusively to review earnings press releases and quarterly reports on SEC Form 10-Q), the Committee receives a joint report from the independent registered public accounting firm and the chief financial officer or the chief accounting officer concerning audit fees and fees paid to the independent registered public accounting firm for all other services rendered, with a description of the services performed. The Audit and Risk Committee has considered whether the independent registered public accounting firm’s provision of the services covered under the captions “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM — FEES FOR FISCAL YEARS 2010 AND 2009 — Audit-Related Fees,” “— Tax Fees” and “— All Other Fees” in this proxy statement is compatible with maintaining the registered public accounting firm’s independence and has concluded that the registered public accounting firm’s independence has not been impaired by their engagement to perform these services.

In reliance on the reviews and discussions referred to above, the Audit and Risk Committee recommended to the Board of Directors that the audited financial statements be included in Ameren’s 2010 Form 10-K, for filing with the SEC.

Audit and Risk Committee:

Walter J. Galvin, Chairman

Stephen F. Brauer

Ellen M. Fitzsimmons

Stephen R. Wilson

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PwC served as the independent registered public accounting firm for Ameren and its subsidiaries in 2010. PwC is an independent registered public accounting firm with the PCAOB. Representatives of the firm are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

FEES FOR FISCAL YEARS 2010 AND 2009

Audit Fees

The aggregate fees for professional services rendered by PwC for (i) the audits of the consolidated annual financial statements of Ameren included in the combined 2010 Form 10-K of Ameren and its registered subsidiaries, the annual financial statements of its subsidiaries included in the combined 2010 Form 10-K of Ameren and its registered subsidiaries and the annual financial statements of certain non-registered subsidiaries; (ii) the audit of Ameren’s internal control over financial reporting; (iii) the reviews of the quarterly financial statements included in the combined Forms 10-Q of Ameren and its subsidiaries for the 2010 fiscal year; (iv) services provided in connection with debt and equity offerings; (v) certain accounting and reporting consultations; and (vi) certain regulatory required audits for the 2010 fiscal year, were $3,535,296.

Fees billed by PwC for audit services rendered to Ameren and its subsidiaries during the 2009 fiscal year totaled $2,662,000.

Audit-Related Fees

The aggregate fees for audit-related services rendered by PwC to Ameren and its subsidiaries during the 2010 fiscal year totaled $478,252. Such services consisted of: (i) due diligence — $194,000; (ii) employee benefit plan audits — $173,500; (iii) assessment of the business risk management process — $105,252; and (iv) stock transfer/registrar review — $5,500.

Fees billed by PwC for audit-related services rendered to Ameren and its subsidiaries during the 2009 fiscal year totaled $815,279.

Tax Fees

The aggregate fees for tax services rendered by PwC to Ameren and its subsidiaries during the 2010 fiscal year totaled $634,776 for tax compliance and advice.

Fees billed by PwC for tax services rendered to Ameren and its subsidiaries during the 2009 fiscal year totaled $236,866.

All Other Fees

The aggregate fees billed to Ameren by PwC during the 2010 fiscal year for all other services rendered to Ameren and its subsidiaries totaled $175,700 for process review and assessment, accounting and reporting reference software, and workforce benchmarking services.

Fees billed by PwC for all other services rendered to Ameren and its subsidiaries during the 2009 fiscal year totaled $16,000.

POLICY REGARDING THE PRE-APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM PROVISION OF AUDIT, AUDIT-RELATED AND NON-AUDIT SERVICES

The Audit and Risk Committee has adopted a policy to pre-approve all audit, audit-related and permissible non-audit services provided by the independent registered public accounting firm to Ameren and its subsidiaries, except that in accordance with the Committee’s charter, pre-approvals of non-audit services may be delegated to a single member of the Audit and Risk Committee. The Audit and Risk Committee pre-approved under that policy 100 percent of the fees for services covered under the above captions “— Audit Fees,” “— Audit-Related Fees” and “— All Other Fees” for fiscal years 2010 and 2009.

SHAREHOLDER PROPOSALS

Under the rules of the SEC, any shareholder proposal intended for inclusion in the proxy material for the Company’s 2012 annual meeting of shareholders must be received by the Secretary of the Company on or before November 10, 2011. We expect that the 2012 annual meeting of shareholders will be held on April 24, 2012.

In addition, under the Company’s By-Laws, shareholders who intend to submit a proposal in person at an annual meeting, or who intend to nominate a director at an annual meeting, must provide advance written notice along with other prescribed information. In general, such notice must be received by the Secretary of the Company at the principal executive offices of the Company not later than 60 or earlier than 90 days prior to the anniversary of the previous year’s annual meeting. The specific procedures to be used by shareholders to recommend nominees for director are set forth in the Company’s Director Nomination Policy, a copy of which is attached hereto as Appendix A. The specific procedures to be used by shareholders to submit a proposal in person at an annual meeting are set forth in the Company’s By-Laws, a copy of which may be obtained upon written request to the Secretary of the Company. The chairman of the meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the procedures set forth in the Company’s By-Laws and, in the case of nominations, the Director Nomination Policy.

PROXY SOLICITATION

In addition to the use of the mails, proxies may be solicited by personal interview, or by telephone or other means, and banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of our Common Stock. Proxies may be solicited by our directors, officers and key employees on a voluntary basis without compensation. We will bear the cost of soliciting proxies on our behalf. Furthermore, we have retained Laurel Hill Advisory Group, LLC, a proxy solicitation firm, to assist with the solicitation of proxies for the Annual Meeting at an anticipated cost to the Company of approximately $7,250, plus the reimbursement of reasonable out-of-pocket expenses.

FORM 10-K

Our 2010 Form 10-K, including consolidated financial statements for the year ended December 31, 2010, accompanies this proxy statement. The 2010 Form 10-K is also available on the Company’s website at http://www.ameren.com. If requested, we will provide you copies of any exhibits to the 2010 Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the 2010 Form 10-K by writing to the Office of the Secretary, Ameren Corporation, P.O. Box 66149, St. Louis, Missouri 63166-6149.

FOR INFORMATION ABOUT THE COMPANY, INCLUDING THE COMPANY’S ANNUAL, QUARTERLY AND CURRENT REPORTS ON SEC FORMS 10-K, 10-Q AND 8-K, RESPECTIVELY, PLEASE VISIT THE INVESTORS’ SECTION OF AMEREN’S HOME PAGE ON THE INTERNET — HTTP://WWW.AMEREN.COM. INFORMATION CONTAINED ON THE COMPANY’S WEBSITE IS NOT INCORPORATED INTO THIS PROXY STATEMENT OR OTHER SECURITIES FILINGS.

APPENDIX A

Policy Regarding Nominations of Directors

The Nominating and Corporate Governance Committee (the “Committee”) has adopted the following policy (the “Director Nomination Policy”) to assist it in fulfilling its duties and responsibilities as provided in its charter (the “Charter”). This Director Nomination Policy may be amended and/or restated from time to time by the Committee in accordance with the Charter and as provided herein.

1.     Recommended Candidates.  The Committee shall consider any and all candidates recommended as nominees for directors to the Committee by any directors, officers, shareholders of the Company, third party search firms and other sources. Under the terms of the Company’s By-Laws, the Committee will consider director nominations from shareholders of record who provide timely written notice along with prescribed information to the Secretary of the Company. To be timely, the notice must be received by the Secretary at the principal executive offices of the Company not later than 60 or earlier than 90 days prior to the anniversary of the previous year’s annual meeting, except in the case of candidates recommended by shareholders of more than 5% of the Company’s Common Stock who may also submit recommendations for nominations to the Committee in accordance with the procedures in Section 2 under “5% Shareholder Recommendations” and except as otherwise provided in the Company’s By-Laws. To be in proper form, such shareholder’s notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, (i) all information relating to such person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such provision and the nominee were a director or executive officer of such registrant; (b) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner, (ii) (A) the class or series and number of shares of the Company which are, directly or indirectly, owned beneficially and of record by such shareholder and such beneficial owner, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such shareholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder has a right to vote any shares of any security of the Company, (D) any short interest in any security of the Company (for purposes of this Director Nomination Policy a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the Company owned beneficially by such shareholder that are separated or separable from the underlying shares of the Company, (F) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (G) any performance-related fees (other than an asset-based fee) that such shareholder is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such shareholder’s immediate family sharing the same household (which information shall be supplemented by such shareholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date); and (iii) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (c) a signed statement by the nominee agreeing that, if elected, such nominee will (i) represent all Company shareholders in accordance with applicable law and the Company’s By-Laws, and (ii) comply with the Company’s Corporate Compliance Policy and this Director Nomination Policy. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee. Notwithstanding anything to the contrary contained in this Director Nomination Policy, the Committee shall not consider or recommend as a nominee for director any person who fails to meet the Director Qualification Standards set forth in the Company’s Corporate Governance Guidelines.

2.    5% Shareholder Recommendations.  For purposes of facilitating disclosure required in the proxy statement, the Committee and the Corporate Secretary shall identify any candidates recommended by shareholders owning more than 5% of the Company’s Common Stock, and identify the shareholder making such recommendation, as provided in and to the extent required by the federal securities laws. In addition to the procedures for shareholders to recommend nominees described in Section 1 above, shareholders or a group of shareholders who have owned more than 5% of the Company’s Common Stock for at least one year as of the date the recommendation was made, may recommend nominees for director who meet the Director Qualification Standards set forth in the Company’s Corporate Governance Guidelines to the Committee provided that written notice from the shareholder(s) must be received by the Secretary of the Company at the principal executive offices of the Company not later than 120 days prior to the anniversary of the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting, except as otherwise provided in the Company’s By-Laws. To be in proper form, such shareholder’s(s’) notice shall set forth the information required in Sections 1(a) and 1(b), include a signed statement as required in Section 1(c) and include the written consent of the shareholder’s(s’) recommending the nominee to being identified in the Company’s proxy statement. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

3.    Desired Qualifications, Qualities and Skills.  The Committee shall endeavor to find individuals of high integrity who have a solid record of accomplishment in their chosen fields and who possess the qualifications, qualities and skills to effectively represent the best interests of all shareholders. Candidates will be selected for their ability to exercise good judgment, and to provide practical insights and diverse perspectives. Candidates also will be assessed in the context of the then-current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of all shareholders. In conducting this assessment, the Committee will, in connection with its assessment and recommendation of candidates for director, consider diversity (including, but not limited to, gender, race, ethnicity, age, experience and skills) and such other factors as it deems appropriate given the then-current and anticipated future needs of the Board and the Company, and to maintain a balance of perspectives, qualifications, qualities and skills on the Board.

The Committee considers the following qualifications at a minimum to be required of any Board members in recommending to the Board of Directors potential new Board members, or the continued service of existing members:

•	the highest professional and personal ethics;

•	broad experience in business, government, education or technology;

•	ability to provide insights and practical wisdom based on their experience and expertise;

•	commitment to enhancing shareholder value;

•	sufficient time to effectively carry out their duties; their service on other boards of public companies should be limited to a reasonable number;

•	compliance with legal and regulatory requirements;

•	ability to develop a good working relationship with other Board members and contribute to the Board’s working relationship with senior management of the Company; and

•	independence; a majority of the Board shall consist of independent directors, as defined in this Director Nomination Policy.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules.

The Company is committed to maintaining its tradition of inclusion and diversity within the Board, and confirms that its policy of non-discrimination based on race, color, religion, sex, national origin, ethnicity, age, disability, veteran status, pregnancy, marital status, sexual orientation or any other reason prohibited by law applies in the assessment and selection of all candidates.

4.    Independence.  The Committee believes and it is the policy of the Company that a majority of the members of the Board meet the definition of “independent director” set forth in this Director Nomination Policy. The Committee shall annually assess each nominee for director by reviewing any potential conflicts of interest and outside affiliations, based on the criteria for independence set out below.

An independent director is one who:

(1)    has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company;

(2)    is not an employee of the Company and no member of his or her immediate family is an executive officer of the Company;

(3)    has not been employed by the Company and no member of his or her immediate family has been an executive officer of the Company during the past three years;

(4)    has not received and no member of his or her immediate family has received more than $120,000 per year in direct compensation from the Company in any capacity other than as a director or as a pension for prior service during the past three years;

(5)    (A) is not a current partner or employee of a firm that is the Company’s internal or external auditor; (B) does not have an immediate family member who is a current partner of the Company’s internal or external auditor; (C) does not have an immediate family member who is a current employee of the Company’s internal or external auditor and who personally works on the Company’s audit; and (D) within the last three years was not and no member of his or her immediate family was a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time;

(6)    is not and no member of his or her immediate family is currently, and for the past three years has not been, and no member of his or her immediate family has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director or an immediate family member of the director;

(7)    is not an executive officer or an employee, and no member of his or her immediate family is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single year, exceeds the greater of $1 million, or 2% of such other company’s consolidated revenues during any of the past three years;

(8)    is free of any relationships with the Company that may impair, or appear to impair, his or her ability to make independent judgments; and

(9)    is not and no member of his or her immediate family is employed as an executive officer of a charitable organization that receives contributions from the Company or a Company charitable trust, in an amount which exceeds the greater of $1 million or 2% of such charitable organization’s total annual receipts.

This policy may be modified temporarily if, due to unforeseen circumstances, strict adherence would be detrimental to the Board’s performance.

For purposes of determining a “material relationship,” the Committee shall utilize the following standards:

1.    Any payments by the Company to a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

2.    The aggregate amount of such payments must not exceed 2% of the Company’s consolidated gross revenues; provided, however, there may be excluded from this 2% standard payments arising from (a) competitive bids which determined the rates or charges for the services and (b) transactions involving services at rates or charges fixed by law or governmental authority.

For purposes of these independence standards, (i) immediate family members of a director include the director’s spouse, parents, stepparents, children, stepchildren, siblings, mother- and father-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares the director’s home and (ii) the term “primary business affiliation” means an entity of which the director is a principal/executive officer or in which the director holds at least a 5% equity interest.

5.    Nominee Evaluation Process.  The Committee will consider as a candidate any director of the Company who has indicated to the Committee that he or she is willing to stand for re-election as well as any other person who is recommended by any shareholders of the Company in accordance with the procedures described under “Recommended Candidates” in Section 1 and under “5% Shareholder Recommendations” in Section 2. The Committee may also undertake its own search process for candidates and may retain the services of professional search firms or other third parties to assist in identifying and evaluating potential nominees and, if fees are paid to such persons in any year, such fees shall be disclosed in the next annual proxy statement relating to such year. The Committee may use any process it deems appropriate for the purpose of evaluating candidates which is consistent with the policies set forth in the Charter, Corporate Governance Guidelines and this Director Nomination Policy, which process may include, without limitation, personal interviews, background checks, written submissions by the candidates and third party references. Although the Committee may seek candidates that have different qualities and experiences at different times in order to maximize the aggregate experience, qualities and strengths of the Board members, nominees for each election or appointment of directors shall be evaluated using a substantially similar process and under no circumstances shall the Committee evaluate nominees recommended by a shareholder of the Company pursuant to a process substantially different than that used for other nominees for the same election or appointment of directors.

6.    Categorize Recommendations.  For purposes of facilitating disclosure required in the proxy statement, the Committee and the Corporate Secretary shall identify and organize the recommendations for nominees received by the Committee (other than nominees who are executive officers or who are directors standing for re-election) in accordance with one or more of the following categories of persons or entities that recommended that nominee:

(1)    a shareholder, a 5% shareholder, independent director, chief executive officer, or other executive officer of the Company;

(2)    a third-party search firm used by or on behalf of the Company; and

(3)    any other specified source.

7.    Voting for Directors.  Each director and each nominee for election as director shall agree, by serving as a director or by accepting nomination for election as a director, that if while serving as a director such director is a nominee for re-election as a director at an annual meeting of the shareholders and fails to obtain the necessary shareholder vote, as provided in the Company’s By-Laws, to be re-elected as a director at the annual meeting, he or she shall tender his or her resignation as a director for consideration by the Committee. The Committee shall evaluate the best interests of the Company and its shareholders and shall recommend to the Board the action to be taken with respect to such tendered resignation.

8.    Material Changes to Nomination Procedures.  For purposes of facilitating disclosure required in Form 10-K and Form 10-Q, the Committee and the Corporate Secretary shall identify any material changes to the procedures for shareholder nominations of directors for the reporting period in which such material changes occur.

9.    Posting of Policy.  This Director Nomination Policy shall be posted to the Company’s website in accordance with the Company’s Corporate Governance Guidelines.

10.    Amendments to This Policy.  Any amendments to this Director Nomination Policy must be approved by the Committee and ratified by the Board.

11.    Applicability to Registered Companies.  This Director Nomination Policy shall apply to all Company subsidiaries which are registered companies under the Exchange Act and that are required to file a proxy or information statement pursuant thereto, provided that the independence requirements contained herein shall not apply to such registered companies which constitute “controlled companies” within the meaning of NYSE listing requirements pursuant to an election by each controlled company, as permitted under NYSE listing requirements.

Dated: February 12, 2010

AMEREN CORPORATION 1901 CHOUTEAU AVENUE ST. LOUIS, MO 63103

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 19, 2011. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Ameren Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 19, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Ameren Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M29079-TBD                                         KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMEREN CORPORATION				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
Vote on Directors				☐	☐	☐
ITEM 1
ELECTION OF DIRECTORS—NOMINEES FOR DIRECTOR							The Board of Directors recommends an advisory vote EVERY YEAR:	1 Year	2 Years	3 Years	Abstain
01)	STEPHEN F. BRAUER	06)	STEVEN H. LIPSTEIN				ITEM 5 –	ADVISORY APPROVAL ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY: ☐	☐	☐	☐
02)	ELLEN M. FITZSIMMONS	07)	PATRICK T. STOKES
03)	WALTER J. GALVIN	08)	THOMAS R. VOSS
04)	GAYLE P.W. JACKSON	09)	STEPHEN R. WILSON
05)	JAMES C. JOHNSON	10)	JACK D. WOODARD				The Board of Directors recommends you vote		For	Against	Abstain
Vote on Proposals							FOR the following proposal:
The Board of Directors recommends you vote FOR the following proposals:				For	Against	Abstain	ITEM 6 –	RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.	☐	☐	☐
ITEM 2 –	AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION TO LIMIT THE LIABILITY OF DIRECTORS.			☐	☐	☐
ITEM 3 –	RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE 2006 OMNIBUS INCENTIVE COMPENSATION PLAN.			☐	☐	☐	The Board of Directors recommends you vote AGAINST the following proposal:		For	Against	Abstain
ITEM 4 –	ADVISORY APPROVAL OF THE COMPENSATION OF THE EXECUTIVES DISCLOSED IN THE PROXY STATEMENT.			☐	☐	☐	ITEM 7 –	SHAREHOLDER PROPOSAL RELATING TO REPORT ON COAL COMBUSTION WASTE.	☐	☐	☐
Please indicate if you plan to attend this meeting.				☐	☐		NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.
				Yes	No		Each of the foregoing proposals is more fully described in the accompanying proxy statement.
							This proxy will be voted as specified above. If no direction is made, this proxy will be voted FOR all nominees listed above and as recommended by the Board on the other items listed above.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET (Not Transferable) AMEREN CORPORATION ANNUAL MEETING OF SHAREHOLDERS Thursday, April 21, 2011 9:00 a.m. CDT Powell Symphony Hall 718 North Grand Boulevard St. Louis, MO

Please present this admission ticket in order to gain admittance to the meeting. This ticket admits only the shareholder listed on the reverse side and is not transferable.

FREE PARKING WILL BE AVAILABLE IN THE PARKING LOT(S) NEAR POWELL SYMPHONY HALL. YOUR PARKING TICKET WILL BE VALIDATED AT THE REGISTRATION STATION PRIOR TO YOUR ENTRANCE INTO THE MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting on April 21, 2011:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M29080-TBD

AMEREN CORPORATION
P.O. BOX 66149, ST. LOUIS, MISSOURI 63166-6149	PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 21, 2011

The undersigned hereby appoints THOMAS R. VOSS, MARTIN J. LYONS, JR. and STEVEN R. SULLIVAN, and any of them, each with the power of substitution, as proxy for the undersigned, to vote all shares of capital stock of Ameren Corporation represented hereby at the Annual Meeting of Shareholders to be held at Powell Symphony Hall, 718 North Grand Boulevard, St. Louis, Missouri, on April 21, 2011 at 9:00 a.m., and at any adjournment thereof, upon all matters that may properly be submitted to a vote of shareholders including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this proxy card and in their discretion on any other matter that may be submitted to a vote of shareholders. This proxy card also provides voting instructions, if applicable, for shares held in the DRPlus Plan and the various employee stock purchase and benefit plans as described in the proxy statement.

Please vote, date and sign on the reverse side hereof and return this proxy card promptly in the enclosed envelope. If you attend the meeting and wish to change your vote, you may do so automatically by casting your ballot at the meeting.

SEE REVERSE SIDE